     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1999
                     REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM S-4
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ISMIE HOLDINGS INC.
            (Exact Name of registrant as specified in its charter)

           DELAWARE                      6719                  36-4293113
(State or other jurisdiction (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or       Classification Code Number) Identification Number)
       organization)

                           20 North Michigan Avenue
                                  Suite 700
                           Chicago, Illinois 60602
                                (312) 782-2749
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ------------------

                              Alexander R. Lerner
                    President and Chief Executive Officer
                           20 North Michigan Avenue
                                  Suite 700
                           Chicago, Illinois 60602
                                (312) 782-2749
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ------------------

                                  copies to:
                             John S. Chapman, Esq.
                          Richard A. Hemmings, Esq.
                            Lord, Bissell & Brook
                           115 South LaSalle Street
                           Chicago, Illinois 60603
                                (312) 443-0700

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.


     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
         TITLE OF EACH CLASS OF           AMOUNT TO          PROPOSED MAXIMUM             PROPOSED MAXIMUM           AMOUNT OF
      SECURITIES TO BE REGISTERED       BE REGISTERED    OFFERING PRICE PER UNIT(1)   AGGREGATE OFFERING PRICE   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.01            10,100,000              $23.13                    $233,677,000             $ 64,962
 per share
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                ILLINOIS STATE MEDICAL INTER-INSURANCE EXCHANGE
                            20 NORTH MICHIGAN AVENUE
                                   SUITE 700
                            CHICAGO, ILLINOIS  60602

                           NOTICE OF SPECIAL MEETING

     A special meeting of the members of Illinois State Medical
Inter-Insurance Exchange, an Illinois reciprocal insurance exchange (the "Exchange"), will take place at ____________, Chicago, Illinois at _______ p.m., Central time, on ________, 1999, for the following purpose:

     To consider and vote upon a proposal to approve a Plan and Agreement of Merger, dated as of May 5, 1999, pursuant to which the Exchange will merge with and into ISMIE Indemnity Company, an Illinois stock insurance company and the surviving corporation in the merger.

     The purpose of the merger is to effect the conversion of the Exchange from an Illinois reciprocal insurance exchange to an Illinois stock insurance company.

     Pursuant to the Exchange's Rules and Regulations, no other business may be transacted at the special meeting.

     Persons who were members of the Exchange at the close of business on May 5, 1999 are entitled to notice of, and eligible to vote at, the special meeting. Each member is requested to complete, date and sign the enclosed proxy card and Taxpayer Identification Card and return them promptly in the enclosed pre-paid envelope whether or not you intend to attend the special meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the special meeting.

     Approval of the Agreement and Plan of Merger requires the affirmative vote of two-thirds of the eligible members voting in person or by proxy at the special meeting. Your vote is important!

                                 By Order of the Board of Governors of
                                 Illinois State Medical Inter-Insurance Exchange


                                 [LOGO]

                                 Irwin A. Smith, M.D.
                                 Secretary

Chicago, Illinois
_________ , 1999

     PLEASE PROMPTLY EXECUTE THE ENCLOSED PROXY CARD AND TAXPAYER
IDENTIFICATION CARD AND RETURN THEM TO THE EXCHANGE IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

                             SUBJECT TO COMPLETION
                             DATED __________, 1999


                                  [ISMIE LOGO]

              CONVERSION PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Illinois State Medical Inter-Insurance Exchange is converting from a reciprocal insurance exchange to a stock insurance company. The Conversion will be accomplished by a merger of the Exchange with and into ISMIE Indemnity Company, a newly formed stock insurance company. Before we can complete the Conversion, the merger must be approved by the Eligible Members of the Exchange. We are sending you this Proxy Statement/Prospectus to ask you to approve the Conversion by voting in favor of the merger.

     In the Conversion, your membership interest in the Exchange will be converted into the right to receive shares of stock of ISMIE Holdings Inc., a newly formed company that will be the publicly held holding company for ISMIE Indemnity. Your current insurance policy and coverage will not be affected by the Conversion or your vote on the Conversion. The box below describes how the shares of stock of ISMIE Holdings Inc. will be allocated among Eligible Members:

-------------------------------------------------------------------------------
                 ALLOCATION OF COMMON STOCK TO ELIGIBLE MEMBERS
                               IN THE CONVERSION

- 9,000,000 shares of common stock will be allocated pro rata among Eligible Members based on the ratio of each Eligible Member's Earned Premiums to the total Earned Premiums of all Eligible Members from July 1, 1995 through May 5, 1999.

- 1,000,000 shares of common stock will be allocated evenly among Eligible Members.

     THE ENCLOSED GREEN RECORD CARD CONTAINS YOUR NAME AND SHOWS THE
ESTIMATED NUMBER OF SHARES OF COMMON STOCK YOU WILL RECEIVE IF THE CONVERSION IS APPROVED AND CONSUMMATED.
-------------------------------------------------------------------------------

     ISMIE Holdings intends to list ISMIE Holdings common stock on the Nasdaq National Market under the symbol "ISME."

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting in person, we urge you to review carefully the enclosed materials, then please sign, date and mail the enclosed proxy card promptly in the postage-paid envelope that has been provided to you for your convenience.

     The date, time and place of the special meeting is:

                               ___________, 1999
                           _______ p.m. Central Time
                          __________Chicago, Illinois

     We believe that the Conversion will enhance our ability to achieve our strategic goals by providing us greater operating flexibility, access to the capital markets and opportunities to utilize our stock for acquisitions, and a form of organization which offers a higher degree of regulatory certainty than that afforded to a reciprocal insurance exchange. We therefore urge you to approve the Conversion by voting FOR the merger.

     THE BOARD OF GOVERNORS HAS DETERMINED THAT THE CONVERSION IS IN THE BEST INTERESTS OF THE EXCHANGE AND ITS MEMBERS AND HAS APPROVED THE MERGER AGREEMENT ON BEHALF OF THE EXCHANGE. THE BOARD OF GOVERNORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     If you have any questions or need help in completing the proxy card or the taxpayer identification card, please call our conversion information center at 1-888-__________ (toll free).

                                       /s/ Harold L. Jensen

                                       Harold L. Jensen
                                       Chairman of the Board

                              --------------------

      THIS PROXY STATEMENT/PROSPECTUS PROVIDES YOU DETAILED INFORMATION ABOUT THE CONVERSION AND THE SPECIAL MEETING. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING IN PARTICULAR THE "RISK FACTORS" SECTION BEGINNING ON PAGE __.

                              --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THIS PROXY STATEMENT/PROSPECTUS IS DATED __________, 1999 AND WAS FIRST MAILED TO MEMBERS ON OR ABOUT _______, 1999

     If you date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR the Conversion.

                              --------------------

     Illinois Insurance laws and regulations provide that no person may acquire control of ISMIE Holdings, and thus indirect control of its insurance subsidiary, ISMIE Indemnity Company, unless such person has obtained the prior approval of the Illinois Director of Insurance. Under Illinois law, any purchaser of 10% or more of the voting stock of an insurance holding company is presumed to have acquired control of affiliated or subsidiary insurers and must obtain the approval of the Illinois Director of Insurance before completing the purchase.


                              --------------------


                      WHERE YOU CAN FIND MORE INFORMATION

     ISMIE Holdings Inc. (the "Company") has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (Registration
No. 333-________) under the Securities Act of 1933, as amended, with respect to the shares of Common Stock to be issued pursuant to the Plan and Agreement of Merger. As permitted by the rules and regulations of the Securities and Exchange Commission, this Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, incorporates important business and financial information about the Exchange that is not included in or delivered with this Proxy Statement/Prospectus.

     ANY DOCUMENTS FILED BY THE EXCHANGE WITH THE COMMISSION AND INCORPORATED BY REFERENCE (EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO RONI PRESSLER, ASSISTANT VICE PRESIDENT OF CLAIMS, ILLINOIS STATE MEDICAL INTER-INSURANCE EXCHANGE, 20 NORTH MICHIGAN AVENUE, SUITE 700, CHICAGO, ILLINOIS 60602. TELEPHONE REQUESTS MAY BE DIRECTED TO RONI PRESSLER,
ASSISTANT VICE PRESIDENT OF CLAIMS AT (800) 632-7478. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ________, 1999.

     For further information about us and the Common Stock offered hereby, please refer to the Registration Statement, including the exhibits thereto. The Registration Statement can be inspected and copied at the Securities and Exchange Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can be obtained from the Commission at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, material filed by the Company can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New

York 10005. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Statements contained in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the Registration Statement and each statement is qualified in its entirety by that reference.

     No person is authorized to give any information or to make any representation with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein and, if given or made, the information or representation should not be relied upon as having been authorized by the Company or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or make a solicitation of a proxy, in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities hereunder shall under any circumstances be deemed to imply that there has been no change in the assets, properties or affairs of the Company since the date hereof or that the information set forth herein is correct as of any time subsequent to the date hereof.

                              --------------------

     As a result of the issuance of Common Stock pursuant to the Conversion, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended. The Company will fulfill these requirements by filing periodic reports and other information with the Securities and Exchange Commission. The Company intends to furnish its stockholders with annual reports containing audited financial statements reported upon by our independent auditors and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                               TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE CONVERSION. . . . . . . . . . . . . . . . . . . . . . . .1

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Overview of the Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     Actions to Be Taken by Eligible Members. . . . . . . . . . . . . . . . . . . . . . .8
     The Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Conversion to Stock Insurance Company. . . . . . . . . . . . . . . . . . . . . . . 10
     Certain Federal Income Tax Considerations. . . . . . . . . . . . . . . . . . . . . 10
     Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Possible Initial Public Offering . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Summary Financial and Operating Data . . . . . . . . . . . . . . . . . . . . . . . 11

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     We Earn Almost All of Our Revenues from Medical Malpractice Insurance Policies
          Issued in Illinois. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     We Must Develop New Products and Enter New Markets in Order to Keep Up with
          Changes in the Medical Malpractice Insurance Industry . . . . . . . . . . . . 14
     The Success of our Business is Tied to Many Factors Which Affect Our Industry
          and Are Beyond Our Control. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     The Advent of "Managed Care" and Proposed Healthcare Reforms Could Lessen the
          Demand for our Products and Reduce our Revenues . . . . . . . . . . . . . . . 15
     The Market in Which We Operate is Highly Competitive . . . . . . . . . . . . . . . 16
     A Decrease in Our Ratings Could Hurt our Business; Other Companies Have Higher
          Ratings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     The Conversion May Not Go Forward Even If Two-Thirds of the Eligible Members
          Voting In Person or By Proxy Vote in Favor of the Conversion. . . . . . . . . 17
     We Must Retain Key Executives and Personnel. . . . . . . . . . . . . . . . . . . . 17
     If We Do Not Correctly Estimate Loss and LAE Reserves Our Results of Operations
          and Financial Condition Could Be Adversely Affected . . . . . . . . . . . . . 17
     Fluctuations in Interest Rates Could Have Adverse Effects on the Market Value of
          Our Investment Portfolio and Our Financial Condition. . . . . . . . . . . . . 18
     If Our Computer Systems or Those of Our Vendors and Suppliers Do Not Work
          Properly after December 31, 1999, Our Operations Will Be Disrupted. . . . . . 18
     Our Ability to Remain Competitive Partly Depends on an Effective Reinsurance
          Program; We Have Recently Made Changes to Our Reinsurance Strategy. . . . . . 19
     Regulation of Insurance Companies is Primarily Concerned with Protecting the
          Interests of Policyholders, Not Stockholders. . . . . . . . . . . . . . . . . 20
     Our Financial Success Depends Primarily on the Ability of ISMIE Indemnity to Pay
          Dividends to Us . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Antitakeover Provisions Could Affect the Price of Our Common Stock . . . . . . . . 20
     Sales of Substantial Amounts of Common Stock Following the Conversion Could
          Lower the Market Price of the Common Stock. . . . . . . . . . . . . . . . . . 21

                                       iii

     An Active or Orderly Trading Market for the Common Stock May Not Develop;
          Our Stock Price May Be Volatile . . . . . . . . . . . . . . . . . . . . . . . 21

INFORMATION CONCERNING THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . 22
     Time, Date and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Record Date, Quorum and Vote Required. . . . . . . . . . . . . . . . . . . . . . . 22
     Recommendation of the Board of Governors . . . . . . . . . . . . . . . . . . . . . 22
     Interests of the Board of Governors in the Conversion. . . . . . . . . . . . . . . 23
     Proxies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     Proxy Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     Questions Regarding the Conversion . . . . . . . . . . . . . . . . . . . . . . . . 23

THE CONVERSION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     Overview of the Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     Background of the Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     History; Structure of the Conversion . . . . . . . . . . . . . . . . . . . . . . . 27
     Determination of Eligible Members. . . . . . . . . . . . . . . . . . . . . . . . . 28
     Conversion of Membership Interests . . . . . . . . . . . . . . . . . . . . . . . . 29
     Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     Opinion of the Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Recommendation of the Board of Governors . . . . . . . . . . . . . . . . . . . . . 33
     Description of the Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . . 37
     Conditions to Effectiveness of the Merger. . . . . . . . . . . . . . . . . . . . . 38
     Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     Additional Aspects of the Merger Agreement and the Conversion. . . . . . . . . . . 39

COMPARISON OF CERTAIN RIGHTS OF MEMBERS
     BEFORE AND AFTER THE CONVERSION. . . . . . . . . . . . . . . . . . . . . . . . . . 40

MARKET FOR COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE CONVERSION . . . . . . . . . . . . . . . 55
     General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     Eligible Members . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     The Exchange and ISMIE Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . 57
     Consequence of a Taxable Exchange  . . . . . . . . . . . . . . . . . . . . . . . . 57
     Issuance of Rules Dealing with Inversions. . . . . . . . . . . . . . . . . . . . . 57
     Possible Policyholder Dividend Treatment . . . . . . . . . . . . . . . . . . . . . 58
     Taxpayer Identification Number . . . . . . . . . . . . . . . . . . . . . . . . . . 58

SELECTED FINANCIAL AND OPERATING DATA . . . . . . . . . . . . . . . . . . . . . . . . . 59

                                       iv

MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . 62
     Liquidity and Capital Resources. . . . . . . . . . . . . . . . . . . . . . . . . . 64
     Effect of Inflation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     Year 2000 Issues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     Recent Accounting Pronouncement Not Yet Adopted. . . . . . . . . . . . . . . . . . 67

BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
     Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
     Business Strategy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
     Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
     Marketing and Policyholder Services. . . . . . . . . . . . . . . . . . . . . . . . 74
     Premium Rates and Discount Programs. . . . . . . . . . . . . . . . . . . . . . . . 76
     Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
     Risk Management Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
     Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
     Loss Reserves. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
     Reinsurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
     Investment Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
     Market Risk. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
     Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
     Relationship with the Medical Society. . . . . . . . . . . . . . . . . . . . . . . 91
     Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 91
     Ratings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94
     Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
     Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95

MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
     Directors and Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . 96
     Committees of the ISMIE Holdings Board . . . . . . . . . . . . . . . . . . . . . . 98
     Director Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 99
     Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 99
     Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .100
     Compensation Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .101
     Certain Relationships and Related Transactions . . . . . . . . . . . . . . . . . .102

OWNERSHIP OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .103

DESCRIPTION OF CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .104
     General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .104
     Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .105
     Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .105
     Certain Statutory, Charter and Bylaw Provisions
         Which Could Have an Anti-Takeover Effect . . . . . . . . . . . . . . . . . . .106

                                       v

     Transfer Agent and Registrar . . . . . . . . . . . . . . . . . . . . . . . . . . .108

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .108

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .108

GLOSSARY OF SELECTED INSURANCE TERMS. . . . . . . . . . . . . . . . . . . . . . . . . .109

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-1

ANNEX   I      PLAN AND AGREEMENT OF MERGER
ANNEX  II      OPINION OF THE FINANCIAL ADVISOR

                   QUESTIONS AND ANSWERS ABOUT THE CONVERSION


Q:   WHAT IS "CONVERSION"?

A: Conversion is a change in the legal form of organization. ISMIE is currently organized as a reciprocal insurance company with no stockholders. Through the Conversion, ISMIE will become a stock insurance company and its stock will be owned by the eligible members of ISMIE. The Conversion will be accomplished through the merger of ISMIE into ISMIE Indemnity Company, a newly formed stock insurance company.

Q.   WHY IS ISMIE UNDERTAKING THE CONVERSION?

A. We believe that the growth in managed healthcare and the emergence of multi-state integrated healthcare providers will lead to major changes in the medical malpractice industry. We have adopted a business strategy that we believe will allow us to compete effectively in this changing market. The Conversion is part of our strategy. We believe that the Conversion will enhance our ability to achieve our strategic goals by providing us greater operating flexibility, access to the capital markets and opportunities to use our stock for acquisitions, and a higher degree of regulatory certainty as a stock company than we have as an insurance exchange.

Q.   WHO ARE THE ELIGIBLE MEMBERS?

A. Every person who was a member of ISMIE at the close of business on May 5, 1999 is an eligible member. Only eligible members are entitled to vote on the Conversion. In the Conversion, all of the common stock of ISMIE Holdings Inc., a newly formed company that will be the publicly held holding company for ISMIE Indemnity, will be issued to eligible members of ISMIE.

Q.   HOW MUCH STOCK WILL ELIGIBLE MEMBERS RECEIVE?

A. A total of 10 million shares of ISMIE Holdings Inc. will be issued to eligible members in the Conversion as follows:

     - 9 million shares of stock will be allocated pro rata among eligible members based on the ratio of each eligible member's earned premiums (net of discounts, surcharges and premiums paid for reporting endorsements) to the total earned premiums of all eligible members from July 1, 1995 through May 5, 1999, and

     - 1 million shares of stock will be allocated evenly among all eligible members.

Q.   WILL THE CONVERSION AFFECT MY INSURANCE POLICY OR COVERAGE?

A.   No.  Your current insurance policy will not be affected by the Conversion.

Q.   WHAT DO I NEED TO DO NOW?

A. Please carefully review all of the materials we have sent to you. After doing so, please mail your completed, signed and dated BLUE proxy card and YELLOW Taxpayer Identification Card in the enclosed return envelope as soon as possible so that your vote may be counted at the ________, 1999 ISMIE special meeting. If you have any questions or need help in completing the proxy card or the Taxpayer Identification Card, please call our conversion information center at 1-888-__________.

Q.   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card.
      Third, you can attend the special meeting and vote in person. Your attendance alone will not, however, revoke your proxy.

Q. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE CONVERSION TO ELIGIBLE MEMBERS?

A. The exchange of membership interests in ISMIE for shares of common stock of ISMIE Holdings Inc. in connection with the Conversion is intended to be tax-free to eligible members for federal income tax purposes. Your tax basis in the common stock of ISMIE Holdings Inc. that you will receive in the Conversion will be zero for federal income tax purposes.

Q.   WHEN DO YOU EXPECT THE CONVERSION TO BE COMPLETED?

A. We hope to complete the Conversion in the third quarter of 1999. We are working toward completing the Conversion as quickly as possible.

Q.   WHERE CAN I FIND MORE INFORMATION ABOUT THE CONVERSION?

     A. This Proxy Statement/Prospectus describes the Conversion process in detail.

                                       SUMMARY

     SEE "GLOSSARY OF SELECTED INSURANCE TERMS" FOR DEFINITIONS OF TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES, IN ITS ENTIRETY. FOR PURPOSES OF THIS PROXY STATEMENT/PROSPECTUS, THE TERMS "ISMIE," THE "EXCHANGE," THE "COMPANY," "WE," "OUR" AND "US" REFER, PRIOR TO THE EFFECTIVE DATE, TO THE ILLINOIS STATE MEDICAL INTER-INSURANCE EXCHANGE, AN ILLINOIS RECIPROCAL INSURANCE EXCHANGE, AND ITS SUBSIDIARIES, COLLECTIVELY, AND ON AND AFTER THE EFFECTIVE DATE, TO ISMIE HOLDINGS INC. AND ITS SUBSIDIARIES; THE TERM "ISMIE HOLDINGS" REFERS TO ISMIE HOLDINGS INC., EXCLUDING ITS SUBSIDIARIES; THE TERM "ISMIE INDEMNITY" REFERS TO ISMIE INDEMNITY COMPANY; THE TERM "ELIGIBLE MEMBER" MEANS A PERSON WHO WAS A MEMBER OF THE EXCHANGE AT THE CLOSE OF BUSINESS ON MAY 5, 1999 (THE "ADOPTION DATE").

     HISTORICAL FINANCIAL DATA PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS INCLUDE THE EXCHANGE AND THE CORPORATIONS THAT HAVE ACTED AS ITS ATTORNEY-IN-FACT UNDER THE ILLINOIS INSURANCE CODE. FINANCIAL DATA AND RATIOS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS HAVE BEEN PRESENTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"), UNLESS OTHERWISE INDICATED.

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROXY
STATEMENT/PROSPECTUS.

OVERVIEW OF THE CONVERSION

     At the Special Meeting, each Eligible Member of the Exchange will be asked to consider and vote upon a proposal to approve the conversion of the Exchange from an Illinois reciprocal insurance exchange to an Illinois stock insurance company. The conversion will be accomplished through a Plan and Agreement of Merger dated as of May 5, 1999 (the "Merger Agreement"), in which the Exchange will merge with and into ISMIE Indemnity, a newly formed Illinois stock insurance company and the surviving corporation of the merger (the "Conversion"). Following the Conversion, ISMIE Indemnity will be a wholly owned subsidiary of ISMIE Holdings Inc., a newly formed company that will be the publicly held holding company for ISMIE Indemnity. As part of the Conversion, the Common Stock, par value $0.01 per share, of ISMIE Holdings Inc. (the "Common Stock") will be issued to Eligible Members of the Exchange. The following box describes how the Common Stock issuable in the Conversion will be allocated among Eligible Members:

   -----------------------------------------------------------------------------
                    ALLOCATION OF COMMON STOCK TO ELIGIBLE MEMBERS
                                 IN THE CONVERSION

     - 9,000,000 shares of Common Stock will be allocated pro rata among Eligible Members based on the ratio of each Eligible Member's Earned Premiums to the total Earned Premiums of all Eligible Members from July 1, 1995 through May 5, 1999.

     - 1,000,000 shares of Common Stock will be allocated evenly among Eligible Members.

     Upon completion of the Conversion, all Membership Interests in the Exchange will be extinguished. Eligible Members may have certain dissenters' rights by law.
   -----------------------------------------------------------------------------


THE COMPANY

     Founded by the Illinois State Medical Society (the "Medical Society") in 1976, ISMIE is the largest provider of medical malpractice insurance in Illinois and one of the ten largest providers of medical malpractice insurance in the United States based on direct premiums written. We currently insure approximately 8,700 Illinois physicians who practice alone or in medical groups, clinics or other healthcare organizations. In addition, we offer protection to approximately 775 corporate and partnership entities as well as a variety of other healthcare providers.

     For the year ended December 31, 1998, our total revenue was $182.4 million and our net income was $12.7 million. As of December 31, 1998, we had $1.21 billion of total assets, no debt outstanding and $242.7 million of total equity. In 1998, A.M. Best Company ("A.M. Best") upgraded its insurer financial strength rating of the Exchange to "B++ (Very Good)."

     Medical malpractice insurance, or medical professional liability insurance, insures the physician or other healthcare provider against liabilities arising from the rendering of, or failure to render, professional medical services. Under the typical medical malpractice insurance policy, the insurer also defends the insured against potentially covered claims. Based on data compiled by A.M. Best, total medical malpractice premiums in the United States in 1997 exceeded $5.7 billion. In Illinois, the fourth largest market for medical malpractice insurance based on premiums written, approximately $393.0 million of medical malpractice premiums were written in 1997 by licensed insurance companies. Our share of the medical malpractice premiums written in Illinois in 1997 by licensed insurance companies was approximately 50%. For the same period, our share of the national market was approximately 3.4%.

     We believe that our leading market share for medical malpractice insurance in Illinois is due in large part to the loyalty of our insured physicians. Over the last five years, on average, we have had a policyholder retention rate in excess of 90%. We attribute this loyalty to:

     -    the high quality, personalized "Physician-First Service" we provide;

     -    our traditional focus on the physician marketplace;

     - our commitment to protecting the reputation of our insureds and our aggressive defense of claims;

     -    our financial stability;

     - our ability to customize product features and programs to fit the needs of different customers; and

     - our close relationship with the medical community, including our longstanding relationship with the Illinois State Medical Society.

     We believe that the growth in managed healthcare and the emergence of multi-state integrated healthcare providers and delivery systems will lead to major changes in the medical malpractice insurance industry. We have adopted a strategy which we believe will enable us to compete effectively, enhance profitability and create long-term growth, while maintaining competitive rates and market presence. The Company's strategy is to:

     - maintain the Company's strong relationship with its policyholders and continue to provide superior service;

     - expand geographically by increasing the number of states in which the Company writes policies;

     - enhance product offerings to include hospital coverage, our "Physician Business Practice Liability (E&O/D&O)" insurance, workers compensation insurance and employment practices liability insurance;

     - respond to market changes, including strengthening our relationships with independent brokers and agents in order to expand our Clinic Option program, while continuing to expand our direct relationships with individual policyholders;

     - maintain underwriting discipline in order to emphasize profitability rather than premium volume;

     -    maintain operating expenses below the industry average;

     -    continue to improve our financial ratings; and

     - pursue acquisition and consolidation opportunities relating to the Company's core insurance business.

     As part of this strategy, we have undertaken the Conversion. We believe that the Conversion will enhance our ability to achieve our strategic goals by providing us (i) greater operating flexibility, (ii) access to the capital markets and opportunities to use our stock for acquisitions, and (iii) a form of organization which offers a higher degree of regulatory certainty than that afforded to a reciprocal insurance exchange. See "The Conversion" and "Business -- Business Strategy".

     HISTORY AND STRUCTURE. ISMIE is an Illinois reciprocal insurance exchange organized in 1976 by the Medical Society to provide medical malpractice insurance to its physician and other healthcare provider members. The business of ISMIE is managed by its Board of Governors and by its attorney-in-fact, Illinois State Medical Insurance Services, Inc. (the "Attorney-in-Fact" or "ISMIS"), which is a wholly owned subsidiary of ISMIE. Prior to July 1998, ISMIE's attorney-in-fact was a wholly owned subsidiary of the Medical Society. In July 1998, the function of attorney-in-fact for ISMIE was transferred from a wholly owned subsidiary of the Medical Society to ISMIS, a new corporation of the same name formed as a wholly owned subsidiary of the Exchange. Immediately preceding the Conversion, the Exchange plans to contribute the stock of ISMIS to ISMIE Holdings. After the Conversion, ISMIS will continue to perform service functions for ISMIE as a wholly owned subsidiary of ISMIE Holdings.

     ISMIE Holdings is a newly formed Delaware corporation which was formed to be the publicly held holding company for ISMIE Indemnity. ISMIE Holdings has no historical operations and was organized in April, 1999. ISMIE Indemnity, a wholly owned subsidiary of ISMIE Holdings, is an Illinois stock insurance corporation licensed to write property and casualty insurance in the State of Illinois. It will have conducted no business prior to the merger in which ISMIE will be merged into and become part of ISMIE Indemnity. Our principal executive and business offices are located at 20 North Michigan Avenue, Suite 700, Chicago, Illinois 60602-4890, and our telephone number is (312) 782-2749.

     The following diagram summarizes the Company's structure immediately after the Conversion:



                           -------------------------

                                 Stockholders*

                           -------------------------


                     ---------------------------------------

                               ISMIE Holding Inc.
                                   (Delaware)

                     ---------------------------------------


                     ---------------------------------------

                             ISMIE Indemnity Company
                                    (Illinois)

                     ---------------------------------------

* Approximately 1% of the shares of Common Stock issued in the Conversion will be issued to ISMIE Indemnity so that the merger will have the tax consequences set forth in "Certain Federal Income Tax Consequences of the Conversion -- The Exchange and ISMIE Indemnity."

THE SPECIAL MEETING

     TIME, DATE AND PLACE.  The Special Meeting will be held at _______ p.m.,
Central time, on        _____________, 1999 at __________________, Chicago,
Illinois.

     RECORD DATE. The Board of Governors has set the close of business on May 5, 1999 as the record date for determining the members entitled to vote at the Special Meeting.

     QUORUM. The presence, either in person or by proxy, of one-hundred Eligible Members entitled to vote at the Special Meeting is necessary to constitute a quorum.

     VOTE REQUIRED. The affirmative vote of two-thirds of all Eligible Members present in person or by proxy at the Special Meeting is required to approve the Merger Agreement on behalf of the Exchange. Each Eligible Member is entitled to one vote at the Special Meeting.

ACTIONS TO BE TAKEN BY ELIGIBLE MEMBERS

     This Proxy Statement/Prospectus is part of a package designed to enable you to understand and evaluate our plan to convert from a reciprocal insurance exchange to a stock insurance company through a merger with ISMIE Indemnity. In addition to the Proxy Statement/Prospectus, this package contains:

     - a blue PROXY CARD which you may use to vote for or against approval of the Merger Agreement.

     - a yellow TAXPAYER IDENTIFICATION CARD which shows your social security number (or identification number), if known to ISMIE, and which is required by the Internal Revenue Service.

     - a green RECORD CARD showing the estimated whole number of shares of Common Stock that you are entitled to receive pursuant to the Merger Agreement.

PLEASE CAREFULLY REVIEW ALL OF THE MATERIALS WE HAVE SENT TO YOU. AFTER DOING SO, PLEASE:

     -    Complete, date and sign the enclosed blue PROXY CARD.

     - Fill out and sign the enclosed yellow TAXPAYER IDENTIFICATION CARD by including your taxpayer identification number (for most individuals, your taxpayer identification number is your social security number).

     - Return the completed blue PROXY CARD and yellow TAXPAYER IDENTIFICATION CARD in the enclosed postage-paid envelope. THE PROXY CARD MUST BE RECEIVED BY THE ATTORNEY-IN-FACT NO LATER THAN ______ P.M., CENTRAL TIME, ON ____________, 1999 (TEN DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING). YOU HAVE THE RIGHT TO APPEAR AT THE SPECIAL MEETING AND VOTE IN PERSON.

     IF YOU HAVE ANY QUESTIONS OR NEED HELP IN COMPLETING THE PROXY CARD OR THE TAXPAYER IDENTIFICATION CARD, PLEASE CALL OUR CONVERSION INFORMATION CENTER AT 1-888-__________ (TOLL FREE).

THE CONVERSION

     BACKGROUND OF AND REASONS FOR THE CONVERSION. Your Board of Governors has determined that the Conversion of the Exchange into a stock insurance company which is a wholly owned subsidiary of a publicly held holding company will enhance our ability to achieve our strategic goals. We believe that the Conversion will provide us greater operating flexibility, access to the capital markets and opportunities to use our stock for acquisitions, as well as a form of organization that offers a higher degree of regulatory certainty than that afforded to a reciprocal insurance exchange. See "The Conversion -- Background of the Conversion."

     OPINION OF FINANCIAL ADVISOR. On July 29, 1998, we retained Salomon Smith Barney Inc. (the "Financial Advisor") to assist us in investigating the possible conversion of the Exchange from an Illinois reciprocal insurance exchange to a stockholder-owned company, or some other transaction involving the issuance of debt and/or equity securities, in order to secure and strengthen our position and growth in the future.

     On May 5, 1999, the Financial Advisor delivered to us an opinion (which was subsequently confirmed in writing by delivery of a written opinion dated May 5,
1999) with respect to the Conversion. The Financial Advisor's written opinion, which is subject to certain limitations and assumptions, is set forth fully as Annex II to this Proxy Statement/Prospectus, and you should read it in its entirety. Any description of or reference to the Financial Advisor's opinion is subject, and qualified in its entirety by reference, to the full text of the opinion. See "The Conversion -- Opinion of Financial Advisor" and Annex II.

     RECOMMENDATIONS OF THE EXCHANGE'S BOARD OF GOVERNORS. Your Board of Governors has determined that the Conversion is in the best interests of the Exchange and its members and has approved the Merger Agreement on behalf of the Exchange. Your Board of Governors recommends that you vote for approval of the Conversion. The ISMIE Holdings Board and the ISMIE Indemnity Board, based upon the approval of the Board of Governors, have each approved the Conversion. In making these determinations, the Board of Governors, among other things, had access to the analysis and advice referred to in "The Conversion -- Background of and Reasons for the Conversion" and relied on the advice of the Financial Advisor regarding the fairness, from a financial point of view, of the aggregate consideration to be paid in the Conversion to Eligible Members as a group.

     EFFECTIVE TIME. The Conversion will become effective at the time (the "Effective Time") that the Illinois Director of Insurance issues a certificate of merger as provided for in Section 163 of the Insurance Code of the State of Illinois (the "Illinois Insurance Code") relating to the merger of the Exchange with and into ISMIE Indemnity. If the merger of the Exchange with and into ISMIE Indemnity has not been consummated by December 31, 1999, the Merger Agreement shall, unless extended in accordance with its terms, automatically terminate.

     DISSENTERS' RIGHTS. The merger of the Exchange with and into ISMIE Indemnity is subject to the provisions of the Illinois Insurance Code relating to rights of dissenting policyholders. No shares of Common Stock issuable in the Conversion will be delivered to Eligible Members until the thirty-day period for filing a dissenters' rights petition, if any, has expired and certain other conditions have been satisfied. See "The Conversion -- Dissenters' Rights."

     ACCOUNTING TREATMENT. The Conversion involves a reorganization of entities under common control, and the assets and liabilities transferred to effect the Conversion will be accounted for at historical cost in a manner similar to that in pooling of interests accounting. See "The Conversion -- Additional Aspects of the Merger Agreement and the Conversion -- Accounting Treatment."

     REGULATORY APPROVALS. Except for the approval of the Merger Agreement by the Illinois Director of Insurance, and compliance with federal and state securities laws, the Company is not aware of any material federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the Conversion. See "Risk Factors -- Regulation of Insurance Companies is Primarily Concerned with Protecting the Interests of Policyholders, Not Stockholders."

     INTERESTS OF CERTAIN PERSONS IN THE CONVERSION. Except for the Common Stock allocated to members of the Board of Governors in their capacity as members of ISMIE, no compensation or other benefits will be paid to the Board of Governors or officers of ISMIE in connection with the Conversion. See "Information Concerning the Special Meeting -- Interests of the Board of Governors in the Conversion." For information regarding management incentives following the Conversion, see "Management -- Compensation Plans."

CONVERSION TO STOCK INSURANCE COMPANY

     In the Conversion, ISMIE will convert from an Illinois reciprocal insurance exchange to an Illinois stock insurance company. An Illinois reciprocal insurance exchange is an organization or group of subscribers, including individuals, partnerships and corporations, who may insure each other by "exchanging" insurance contracts through their commonly appointed attorney-in-fact. All insurance contracts so exchanged are executed by their designated attorney-in-fact on behalf of the subscribers through a power of attorney. A stock insurance company is an insurance company organized as a corporation that has capital stock divided into shares and is owned by its stockholders. The capital stock of ISMIE Indemnity will be held by ISMIE Holdings. Immediately following the Conversion, all of the Common Stock of ISMIE Holdings will be owned by Eligible Members except for approximately 1% of the Common Stock that will be owned by ISMIE Indemnity. Your current insurance policy and coverage will not be affected by the Conversion. See "Comparison of Certain Rights of Members Before and After the Conversion."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     You should carefully review the more detailed discussion under "Certain Federal Income Tax Consequences of the Conversion" and are urged to consult your personal tax advisors with respect to the federal income tax impact of the receipt of Common Stock upon consummation of the Conversion.

RISK FACTORS

     You should carefully consider the matters set forth herein under "Risk Factors" commencing on page ___, as well as the other information contained in this Proxy Statement/Prospectus.

POSSIBLE INITIAL PUBLIC OFFERING

     We have considered, and may continue to consider, an initial public offering of the Common Stock concurrent with or following completion of the Conversion. As of the date hereof, we have made no determination as to whether we will proceed with an initial public offering in the future. Whether or not we undertake an initial public offering could have certain effects on you. See "Market for Common Stock."

SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth selected financial data for ISMIE and the Attorney-in-Fact. The selected income statement data (other than direct and assumed premiums written) set forth below for each of the three years in the three-year period ended December 31, 1998 and the selected balance sheet data as of December 31, 1998 and 1997 are derived from the consolidated financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere herein and should be read in conjunction with, and are qualified by reference to those statements and the notes related to those statements. The selected income statement data (other than direct and assumed premiums written) for the years ended December 31, 1995 and 1994 and the selected balance sheet data as of December 31, 1996, 1995 and 1994 are derived from audited financial statements of ISMIE and the Attorney-in-Fact which management believes incorporate all of the adjustments necessary for the fair presentation of the financial condition and results of operations for such periods. All summary income statement and balance sheet data are presented in accordance with GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                       As of or for the Year Ended December 31,

                                                             1998         1997            1996            1995           1994
                                                             ----         ----            ----            ----           ----
 Income Statement Data:                                        (in thousands, except per share, ratios and percentage data)
 Premiums written

           Direct and assumed premiums written             $179,668      $196,152       $207,578        $197,241       $203,756
                                                           --------      --------       --------        --------       --------
                                                           --------      --------       --------        --------       --------
           Net premiums written                             134,215       104,953         85,532          96,809        140,504

 Direct and assumed premiums earned                         177,451       188,866        207,857         221,491        200,285

 Reinsurance premiums ceded                                (45,453)      (91,199)      (122,040)       (100,432)        (63,252)
                                                           --------      --------       --------        --------       --------
 Net premiums earned                                        131,998        97,667         85,817         121,059        137,033

 Net investment income                                       45,361        46,663         46,436          50,927         49,140

 Other income                                                 5,095             0              0               0              0

 Realized investment gains (losses)                           (104)         (401)          2,406             322         12,141
                                                           --------      --------       --------        --------       --------
      Total revenues                                        182,350       143,929        134,659         172,308        198,314
                                                           --------      --------       --------        --------       --------
 Losses and loss adjustment expenses                        153,660       117,816        105,403         177,273        210,046

 Other operating expenses                                    16,222        10,878          6,296           8,793         11,870
                                                           --------      --------       --------        --------       --------
      Total expenses                                        169,882       128,694        111,699         186,066        221,916
                                                           --------      --------       --------        --------       --------
 Income (loss) before income taxes                           12,468        15,235         22,960        (13,758)        (23,602)

 Income taxes (benefit)                                       (257)       (3,206)         19,541           6,007         (8,564)
                                                           --------      --------       --------        --------       --------
      Net income (loss)                                     $12,725       $18,441         $3,419       ($19,765)       ($15,038)
                                                           --------      --------       --------        --------       --------
                                                           --------      --------       --------        --------       --------
 Balance Sheet Data:

 Total investments and invested cash                       $887,661      $787,333       $780,209        $861,428       $780,362

 Total assets                                             1,211,428     1,246,506      1,287,514       1,362,798      1,263,586

 Members' Equity (1)                                        242,690       220,169        193,336         200,969        175,200


 Additional Data:

 Pro forma earnings (loss) per share (2)                      $1.27         $1.84          $0.34          ($1.98)        ($1.50)

 Pro forma book value per share                               24.27         22.02          19.33           20.10          17.52

 Pro forma book value per share, net of FAS 115 (1)           22.77         21.50          19.65           19.31          21.29

 Retention rate (3)                                            86.0%         90.1%          90.8%           92.4%          93.4%

 Investment yield (4)                                          5.60%         6.07%          5.77%           6.10%          6.00%

 Direct ratios (GAAP) (5):

      Loss & LAE                                               94.5%         95.1%          77.4%          128.6%         142.0%

      Expense                                                  10.1%          8.8%           7.4%            6.4%           6.2%

      Combined                                                104.6%        103.9%          84.8%          135.0%         148.2%

 Net ratios (GAAP) (6):

      Loss & LAE                                              116.4%        120.6%         122.8%          146.4%         153.3%

      Expense                                                  12.3%         11.1%           7.3%            7.3%           8.7%

      Combined                                                128.7%        131.8%         130.2%          153.7%         161.9%

 Statutory combined ratio                                     128.5%        131.0%         130.2%          155.5%         161.9%

 Statutory surplus                                         $187,224      $172,713       $158,622        $134,432       $135,339

(1) The Company has designated its entire fixed maturity and equity security investment portfolio as "available for sale". Under FAS 115, the Company's members' equity reflects unrealized market appreciation or depreciation on these investments, net of deferred taxes thereon. For purposes of this calculation, the unrealized market appreciation or depreciation, net of deferred taxes, has been removed from members' equity.

(2) Gives effect in all periods to the issuance of approximately 10,000,000 shares of Common Stock to Eligible Members. The 100,000 shares of Common Stock to be issued to ISMIE Indemnity are not considered outstanding for purposes of determining the per share amounts.

(3) Represents the percentage of policyholders insured by the Company at the beginning of the year that continued to be insured by the Company at the end of the year.

(4) Represents the yield as determined for statutory reporting purposes which, for any period, equals annualized investment income, excluding realized capital gains or losses and net of expenses, divided by the average of beginning and ending cash and investments at statement value plus accrued investment income.

(5) Direct ratios represent the ratios of losses and expenses, before deducting reinsurance recoverables, to direct and assumed premiums earned, before reinsurance premiums ceded.

(6) Net ratios represent the ratios of losses and expenses, after deducting reinsurance recoverables, to net premiums earned, after reinsurance premiums ceded.

                                    RISK FACTORS

     IN CONSIDERING THE MATTERS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE SIGNIFICANT FACTORS DESCRIBED BELOW AND UNDER "COMPARISON OF CERTAIN RIGHTS OF MEMBERS BEFORE AND AFTER THE CONVERSION" THAT MAY ADVERSELY AFFECT YOU IF THE CONVERSION IS APPROVED OR THAT MAY GENERALLY ADVERSELY AFFECT THE VALUE OF AN INVESTMENT IN COMMON STOCK.

     SOME OF THE STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS THAT ARE NOT HISTORICAL FACT CONSTITUTE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM HISTORICAL RESULTS OR FROM ANY RESULTS EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "SEEKS," "PRO FORMA," OR "ANTICIPATES," AND SIMILAR EXPRESSIONS. THESE RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING RISKS:

WE EARN ALMOST ALL OF OUR REVENUES FROM MEDICAL MALPRACTICE INSURANCE POLICIES ISSUED IN ILLINOIS

     Over 95% of ISMIE's premiums written are generated from medical malpractice insurance policies issued to physicians, medical groups and allied health professionals. As a result, negative developments in the economic, competitive or regulatory conditions affecting the medical malpractice insurance industry, particularly as those developments might affect medical malpractice insurance for physicians, could have a material adverse effect on our results of operations.

     Over 95% of our direct premiums written are generated in Illinois. The revenues and profitability of the Company are therefore subject to prevailing regulatory, economic and other conditions in Illinois. Management believes that medical malpractice jury awards in Illinois, particularly in the counties of Cook, Madison and St. Clair, are significantly higher than those in a number of other states. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

WE MUST DEVELOP NEW PRODUCTS AND ENTER NEW MARKETS IN ORDER TO KEEP UP WITH CHANGES IN THE MEDICAL MALPRACTICE INSURANCE INDUSTRY

     Our strategy is to expand and diversify our products and operations to meet the insurance needs of large healthcare organizations, while maintaining our traditional personalized service for physicians and medical groups, both large and small. We have recently introduced Physician Business Practice Liability (E&O/D&O) insurance for healthcare organizations. In addition, we have an arrangement with NAS Insurance Services to provide employment practices liability insurance for physicians, physician organizations and hospitals. ISMIE has also entered into a reinsurance arrangement in the hospital workers compensation liability market. There is no assurance, however, that our diversification efforts will be successful.

     Another aspect of our strategy is to expand our market by offering a variety of healthcare related liability insurance products to clinics, large medical groups and other healthcare systems outside Illinois. After the Conversion, we will continue to be licensed to write property and casualty insurance only in Illinois. Until we become licensed in other states, we plan to market certain of our policies through licensed "fronting" insurers under arrangements whereby we would reinsure all or substantially all of the policy risks under the policies. There is no assurance that these arrangements can be successfully implemented. Also, the regulatory, litigation and political environment of each state varies. We will need to adapt our operations to take into account these differences and there is no assurance that this adjustment will be successful. As we expand and diversify our products and markets into areas where we are inexperienced, we will be required to retain qualified personnel with the requisite experience in those areas. Competition for such personnel may be intense, and there can be no assurance that we will be able to attract and retain qualified personnel. In addition, we will have to develop distribution channels for our new products and in our new markets, which may increase our dependence on insurance brokers and other intermediaries. There can be no assurance that we will be able to develop such distribution channels or maintain satisfactory relationships with insurance brokers and other intermediaries.

THE SUCCESS OF OUR BUSINESS IS TIED TO MANY FACTORS WHICH AFFECT OUR INDUSTRY AND ARE BEYOND OUR CONTROL

     The financial results for medical malpractice insurers are influenced by a number of factors, many of which are beyond our control. These factors include, among other things, changes in frequency and severity of claims, changes in tort laws (tort reform), judicial decisions and changes in general economic conditions.

     The availability of medical malpractice insurance and the industry's underwriting capacity are determined principally by the industry's level of capitalization, historical underwriting results, returns on investment and perceived premium rate adequacy. Historically, the financial performance of medical malpractice insurers has tended to fluctuate in cyclical patterns characterized by periods of greater competition in pricing and underwriting terms and conditions (called a "soft insurance market") followed by periods of capital shortage and lesser competition. In a soft insurance market, competitive conditions result in premium rates and underwriting terms and conditions which may be below profitable levels. For a number of years, the medical malpractice insurance industry in Illinois has faced a soft insurance market. There can be no assurance as to whether or when industry conditions will improve or the extent to which any improvement in industry conditions may improve our results of operations.

THE ADVENT OF "MANAGED CARE" AND PROPOSED HEALTHCARE REFORMS COULD LESSEN THE DEMAND FOR OUR PRODUCTS AND REDUCE OUR REVENUES

     In recent years, a number of factors related to the emergence of "managed care" have negatively affected or threatened to affect the medical practice and economic independence of physicians. Physicians have found it more difficult to conduct a traditional fee for service practice, and many have been driven to join or contractually affiliate with organizations, healthcare delivery systems or practice management organizations. This consolidation could result in the elimination or significant decrease of physician input in the medical professional liability insurance purchasing decision. In addition, this consolidation could reduce primary medical malpractice insurance premiums paid by healthcare systems. Larger healthcare systems generally retain more risk by accepting higher deductibles and self-insured retentions or by forming their own captive insurance companies.

     Significant attention has recently been focused on reforming the healthcare system at both the federal and state levels. A broad range of healthcare reform measures has been suggested, and public discussion of these measures will likely continue in the future. Proposals have included, among other things, spending limits, price controls, limits on increases in insurance premiums, limits on the liability of doctors and hospitals for tort claims and changes in the healthcare insurance system. We cannot predict which, if any, reform proposals will be adopted, when they may be adopted or what impact they may have on us. While some of these proposals could be beneficial to us, the adoption of others could have a material adverse effect on the Company's financial condition or results of operations.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE

     We compete with numerous insurance companies in the Illinois market. Our principal competitors for physicians and medical groups consist of a number of commercial companies and, increasingly, programs of self-insurance offered by hospitals that have acquired physician practices. Each competes for the medical malpractice insurance business of larger medical groups, hospitals and other healthcare providers. Several of these competitors have greater financial resources and higher ratings than ISMIE. In addition to pricing, competitive factors include financial stability, ratings, breadth and flexibility of coverage, the quality and level of services provided and policyholder loyalty. The competitive environment could also result in lower premium rates and fees, reduced profitability and loss of market share. As we expand into new product lines and new geographic markets, we will need to compete with established companies in these markets, many of which will have existing relationships with the doctors and medical groups that we will be seeking to insure. See "Business -- Competition."

A DECREASE IN OUR RATINGS COULD HURT OUR BUSINESS; OTHER COMPANIES HAVE HIGHER RATINGS

     Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. ISMIE is rated "B++ (Very Good)" by A.M. Best and "BBB (Good)" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's"). Ratings assigned by A. M. Best to solvent insurance companies currently range from "A++ (Superior)" to "D (Poor)," and ratings assigned by Standard & Poor's to solvent insurance companies currently range from "AAA (Extremely Strong)" to "CC (Extremely Weak)." A.M. Best's and Standard & Poor's ratings reflect their opinion of an insurance company's financial strength, operating performance and ability to meet its obligations to policyholders, and are not evaluations directed to purchasers of an insurance company's securities. Other insurance companies with which we compete currently have higher insurance ratings. Our ability to maintain or improve our rating by A.M. Best or Standard & Poor's may depend on our ability to implement successfully our business strategy. See "Business -- Ratings." If ISMIE's ratings are materially reduced from their current level, the Company's business could be adversely affected.

THE CONVERSION MAY NOT GO FORWARD EVEN IF TWO-THIRDS OF THE ELIGIBLE MEMBERS VOTING IN PERSON OR BY PROXY VOTE IN FAVOR OF THE CONVERSION

     Under Section 168 of the Illinois Insurance Code, if five percent or more of all Eligible Members who do not vote in favor of the Merger Agreement at the Special Meeting file a petition with the Illinois Director of Insurance within thirty days after the Effective Date for a hearing upon the Merger Agreement, the Illinois Director of Insurance is required to order a hearing and give fifteen days' written notice thereof. If the Illinois Director of Insurance finds that the interests of the members of the Exchange are not properly protected, or if he finds that any reasonable objection exists to the Merger Agreement, he will enter an order revoking the approval already given. The merger of the Exchange with and into ISMIE Indemnity would then become null and void, the Conversion would not be completed and Eligible Members would not receive any Common Stock or have any further rights under the Merger Agreement.

     The Common Stock issuable in the Conversion will be delivered on the thirty-first day after the Effective Date, or as soon as reasonably practicable thereafter, unless such a petition has been filed with the Illinois Director of Insurance in accordance with Section 168 of the Illinois Insurance Code. If such a petition has been filed, the Common Stock shall be delivered only upon the issuance of an order of the Illinois Director of Insurance in accordance with Section 168 of the Illinois Insurance Code. There can be no assurance if or when the Common Stock would be delivered to Eligible Members if such a petition is filed. See "Dissenters' Rights."

WE MUST RETAIN KEY EXECUTIVES AND PERSONNEL

     The operations of the Company are significantly dependent on existing management. The loss of one or more of our existing executive officers could have a material adverse effect on the Company's business and results of operations. In addition, we believe that our future success will depend in part on our ability to attract and retain additional highly skilled professional, managerial, sales and marketing personnel. Competition for qualified personnel is intense. The Company has entered into employment agreements with its executive officers. However, there can be no assurance that the Company will be successful in attracting and retaining the personnel that we require for our business and planned growth.

IF WE DO NOT CORRECTLY ESTIMATE LOSS AND LAE RESERVES OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED

     The reserves established for losses and loss adjustment expenses ("LAE") are estimates of amounts needed to pay reported and unreported claims and related LAE. The estimates are based on assumptions related to the ultimate cost of settling the claims based on facts and interpretation of circumstances then known, predictions of future events, estimates of future trends in claims frequency and severity and judicial theories of liability, legislative activity and other factors. However, establishment of appropriate reserves is an inherently uncertain process involving estimates of future losses and we cannot assure that currently established reserves will prove adequate in light of subsequent actual experience. The inherent uncertainty is greater for certain types of insurance, such as medical malpractice, where a longer period may elapse before a definite determination of ultimate liability is made, and where the judicial, political and regulatory climates are changing. Medical malpractice claims and expenses may be paid over a period of ten or more years, which is longer than most property and casualty claims. Trends in losses on "long-tail" lines of business such as medical malpractice may be slow to appear and, accordingly, our reaction in terms of modifying underwriting practices and changing premium rates may lag behind underlying loss trends. In addition, emerging changes in the practice of medicine, such as the emergence of new, larger medical groups that do not have an established claims history and additional claims resulting from restrictions on treatment by organizations, may require us to adjust our underwriting and reserving practices.

     If our reserves should prove inadequate, we would be required to increase reserves, which could have a material adverse effect on our financial condition or results of operations. To the extent that reserves prove to be inadequate in the future, we would have to increase these reserves and incur a charge to earnings in the period that these reserves are increased, which could have a material adverse effect on our financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Loss and LAE Reserves" and "-- Results of Operations" and "Business -- Loss Reserves."

FLUCTUATIONS IN INTEREST RATES COULD HAVE ADVERSE EFFECTS ON THE MARKET VALUE OF OUR INVESTMENT PORTFOLIO AND OUR FINANCIAL CONDITION

     Our investment portfolio consists substantially of fixed maturity securities. The fair value of these assets fluctuates depending on general economic and market conditions. The market value of our fixed maturity securities generally increases when interest rates fall and generally decreases when interest rates rise. Because we classify our entire investment portfolio as available for sale, changes in the market or fair value of our securities are reflected in our financial statements. If interest rates rise, this will cause our GAAP equity and total comprehensive income to be adversely affected.

IF OUR COMPUTER SYSTEMS OR THOSE OF OUR VENDORS AND SUPPLIERS DO NOT WORK PROPERLY AFTER DECEMBER 31, 1999, OUR OPERATIONS WILL BE DISRUPTED

     The "Year 2000" issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may interpret a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, an inability to process transactions, send invoices or engage in similar normal business activities. We are highly dependent upon our computer processing systems. Our principal computer applications cover three broad areas of its operations: (i) policy processing; (ii) claims processing; and (iii) our financial and accounting systems. We have substantially completed our assessment of all internal information technology systems that we believe could be significantly affected by the Year 2000 issue. As a result of our assessment, we have identified certain systems that will need to be reprogrammed or replaced in order to bring them into year 2000 compliance.
We expect to complete software reprogramming and replacement by June 30, 1999.

     There can be no assurance that the foregoing compliance schedule will be met or that any software or systems of our vendors and suppliers, on which our business is dependent, will be corrected in a timely manner. We are not aware of any vendor or supplier with a Year 2000 compliance problem that would materially impact the Company's business operations. However, we have no means of ensuring that those vendors or suppliers will be Year 2000 compliant. The inability of vendors or suppliers to complete their Year 2000 resolution process in a timely fashion could disrupt our business operations and materially and adversely impact our results of operations, liquidity or capital resources.

     Our failure to complete our Year 2000 compliance project successfully could result in the disruption of our normal operations and in the inability or unwillingness of our policyholders to utilize our services. In a worst case scenario, any such failure or disruption could have a material adverse effect on our business, financial condition and results of operations and could result in litigation against the Company based upon any such disruption or failure. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The amount of potential liability and lost revenue cannot be reasonably estimated at this time. The Company may also be adversely affected if Year 2000 issues result in additional claims being made against our insureds.

     We plan to evaluate the status of our Year 2000 efforts, including the preparation of any contingency plans, in June 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

OUR ABILITY TO REMAIN COMPETITIVE PARTLY DEPENDS ON AN EFFECTIVE REINSURANCE PROGRAM; WE HAVE RECENTLY MADE CHANGES TO OUR REINSURANCE STRATEGY

     The amount and cost of reinsurance available to companies specializing in medical professional liability insurance are subject, in large part, to prevailing market conditions beyond our control. Our ability to provide professional liability insurance at competitive premium rates and coverage limits on a continuing basis will depend in part upon our ability to secure adequate reinsurance in amounts and at rates that are commercially reasonable. Although we anticipate that we will continue to be able to obtain reinsurance, we cannot assure that this will be the case.

     Further, the Company is subject to credit risk with respect to its reinsurers because reinsurance does not relieve us of liability to our insureds for the risks ceded to reinsurers. Although we place our reinsurance with reinsurers we believe to be financially stable, a significant reinsurer's inability to make payment under the terms of a reinsurance treaty could have a material adverse effect on the Company.

     Finally, due to the favorable trends in claims reported since mid-1995, we have recently modified our reinsurance strategy to increase the Company's retention and decrease premiums and risk ceded to reinsurers. Though we believe these changes to be prudent, we cannot assure that they will not have a material adverse effect on the Company. See "Business -- Reinsurance."

REGULATION OF INSURANCE COMPANIES IS PRIMARILY CONCERNED WITH PROTECTING THE INTERESTS OF POLICYHOLDERS, NOT STOCKHOLDERS

     Insurance companies are subject to supervision and regulation by the state insurance authority in each state in which they transact business. ISMIE is domiciled and licensed only in the State of Illinois. Supervision and regulation relate to numerous aspects of an insurance company's business and financial condition, including limitations on lines of business, underwriting limitations, the setting of premium rates, the establishment of standards of solvency, statutory surplus requirements, the licensing of insurers and agents, concentration of investments, levels of reserves, the payment of dividends, transactions with affiliates, changes of control and the approval of policy forms. Regulation is concerned primarily with the protection of policyholders' interests rather than stockholders' interests. See "Business -- Regulation."

     State regulatory oversight and various proposals at the federal level may in the future adversely affect the Company's results of operations. In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. Further, the National Association of Insurance Commissioners (the "NAIC") and state insurance regulators are reexamining existing laws and regulations, which in many states has resulted in the adoption of laws that specifically focus on insurance company investments, issues relating to the solvency of insurance companies, risk-based capital guidelines, interpretations of existing laws, the development of new laws and the definition of extraordinary dividends. See "Business -- Regulation -- Regulation of Dividends from Insurance Subsidiaries," "-- Risk-Based Capital" and "-- Regulation of Investments."

OUR FINANCIAL SUCCESS DEPENDS PRIMARILY ON THE ABILITY OF ISMIE INDEMNITY TO PAY DIVIDENDS TO US

     Following the Effective Date, ISMIE Holdings will be an insurance holding company which will hold all of the outstanding capital stock of ISMIE Indemnity. As an insurance holding company, ISMIE Holdings' ability to meet its obligations and to pay dividends, if any, depend upon the receipt of sufficient funds from its subsidiaries. The payment of dividends to ISMIE Holdings by ISMIE Indemnity is subject to general limitations imposed by applicable insurance laws. See "Management's Discussion and Analysis of Financial Data and Results of Operations" and "Business -- Regulation -- Regulation of Dividends from ISMIE Indemnity."

ANTITAKEOVER PROVISIONS COULD AFFECT THE PRICE OF OUR COMMON STOCK

     ISMIE Holdings' certificate of incorporation (the "Certificate of Incorporation") and bylaws (the "Bylaws") include provisions that may be considered to have anti-takeover effects and may delay, defer or prevent a takeover attempt that you may consider to be in your best interests. These provisions include a board of directors consisting of three classes; authorization to issue up to 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), in one or more series with such rights, obligations, powers and preferences as the ISMIE Holdings Board may provide; a limitation which permits a special meeting of stockholders to be called only by the President or Secretary at the request of a majority of the ISMIE Holdings

Board, or by the Chairman; a prohibition against stockholders acting by written consent; provisions which provide that directors may be removed only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting securities; provisions that the ISMIE Holdings Board may increase the size of the board and may fill vacancies and newly created directorships; and certain advance notice procedures for nominating candidates for election to the ISMIE Holdings Board and for proposing business before a meeting of stockholders. In addition, Illinois law prohibits a person from acquiring more than 10% of the Common Stock of ISMIE Holdings without the prior approval of the Illinois Director of Insurance. In the future, we may also be subject to insurance holding company laws in other states that contain similar regulatory approval requirements. See "Management" and "Description of Capital Stock -- Certain Statutory, Charter and Bylaw Provisions Which Could Have an Anti-Takeover Effect."

SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK FOLLOWING THE CONVERSION COULD LOWER THE MARKET PRICE OF THE COMMON STOCK

     Shares of Common Stock issued to Eligible Members pursuant to the Conversion, will be eligible for immediate sale in the public market. We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following effectiveness of the Conversion, or the perception that sales could occur, could adversely affect the market price of the Common Stock and impair our future ability to raise capital through an offering of our equity securities.

AN ACTIVE OR ORDERLY TRADING MARKET FOR THE COMMON STOCK MAY NOT DEVELOP; OUR STOCK PRICE MAY BE VOLATILE

     Prior to the Conversion, there has been no public market for the Common Stock and there can be no assurance that an active or orderly trading market will develop or be sustained. Application will be made to have the Common Stock approved for listing, subject to official notice of issuance, on the Nasdaq National Market. However, there can be no assurance as to the price at which the Common Stock will trade on the Nasdaq National Market.

     The trading price of the Common Stock may be subject to wide fluctuations and the bid and ask price of the Common Stock might vary significantly. Additionally, factors such as variations in our financial results or other developments affecting us could cause the market price of the Common Stock to fluctuate significantly. See "Market for Common Stock."

     We have considered, and may consider in the future, an initial public offering of our Common Stock. However, there is no assurance that an initial public offering will occur. If an initial public offering does occur, sales of substantial amounts of Common Stock in the public market or the perception that sales might occur could adversely affect the market price of the Common Stock. If an initial public offering does not occur, it is less likely that an active or orderly trading market will develop for the Common Stock. If an active market does not develop, you may not be able to sell your shares promptly or at the desired price.

                      INFORMATION CONCERNING THE SPECIAL MEETING

     This Proxy Statement/Prospectus is furnished to you in connection with the solicitation by the Board of Governors of proxies in the accompanying form to be used at the Special Meeting and any adjournment or postponement thereof.

TIME, DATE AND PLACE

     The Special Meeting will be held at _______ p.m., Central time, on __________, 1999 at __________________, Chicago, Illinois. At the Special
Meeting, including any adjournment or postponement, all Eligible Members will consider and vote upon a proposal to approve the Merger Agreement.

RECORD DATE, QUORUM AND VOTE REQUIRED

     All persons who were members of record of the Exchange on the Adoption Date (also referred to herein as "Eligible Members") are entitled to notice of, and to vote at, the Special Meeting. The presence, either in person or by proxy, of one hundred Eligible Members at the Special Meeting is necessary to constitute a quorum. The affirmative vote of two-thirds of Eligible Members voting in person or by proxy at the Special Meeting is required to approve the Merger Agreement on behalf of ISMIE. The ISMIE Holdings Board and the ISMIE Indemnity Board, based upon the approval of the Board of Governors, each approved the Merger Agreement on May 5, 1999.

     There are approximately 9,434 Eligible Members of the Exchange. You are entitled to one vote at the Special Meeting regardless of the size of the policy which you own or hold.

RECOMMENDATION OF THE BOARD OF GOVERNORS

     The Board of Governors has determined that the Conversion is in the best interests of the Exchange and its members and has approved the Merger Agreement on behalf of the Exchange. The Board of Governors recommends that you vote for approval of the Conversion. In making this determination, the Board of Governors, among other things, had access to the analysis and advice referred to in "The Conversion -- Background of the Conversion" and relied on the fairness opinion of the Financial Advisor with respect to the Conversion. The Board of Governors also considered, among other things, the proposed terms and conditions of the merger, its fiduciary responsibilities, possible alternatives to the Conversion and information with respect to the financial condition, assets, liabilities, businesses, results of operations and prospects of the Company on a historical, prospective and current value basis.

     The Board of Governors believes that the Conversion is in the best interests of the Exchange and its members. ACCORDINGLY, THE BOARD OF GOVERNORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE CONVERSION.

INTERESTS OF THE BOARD OF GOVERNORS IN THE CONVERSION

     Pursuant to ISMIE's Rules and Regulations, members of the Board of Governors must be physician members of the Exchange in order to serve on the Board of Governors. Accordingly, each present member of the Board of Governors is an Eligible Member of ISMIE who will be entitled to vote upon the Merger Agreement and to receive Common Stock pursuant to the Conversion. The estimated number of shares of Common Stock to be allocated to members of the Board of Governors is set forth under "Ownership of Common Stock." Common Stock will be allocated to members of the Board of Governors on the same basis as all other Eligible Members and no additional shares of Common Stock will be allocated in the Conversion to members of the Board of Governors or to management. Management and members of the Board of Governors will be eligible to participate in the Company's equity incentive plan. See "Management -- Compensation Plans."

PROXIES

     Each Eligible Member will be entitled to one vote at the Special Meeting in connection with the approval of the Merger Agreement as well as any other matter which may properly come before the Special Meeting. Eligible Members may vote in person or by proxy. Duly executed proxies, will, unless revoked, be voted in accordance with the instructions indicated on those proxies. If no contrary instructions are indicated, each duly executed proxy will be voted in favor of approval of the Merger Agreement. An Eligible Member who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering to the Attorney-in-Fact an instrument of revocation or a duly executed proxy bearing a later date (provided such later dated proxy is delivered to the Attorney-in-Fact at least ten days prior to the Special Meeting) or by attending the Special Meeting and voting in person.

PROXY SOLICITATION

     The Exchange will bear the cost of soliciting proxies from its Eligible Members. In addition to solicitation by mail, proxies may be solicited by the directors, officers and certain employees of the Exchange, who will not be specifically compensated for those services, by personal interview, telephone or other telecommunication. In addition, the Exchange has retained _______________ to assist in soliciting proxies for the Special Meeting at a fee of approximately $_________ plus out-of-pocket expenses.

QUESTIONS REGARDING THE CONVERSION

     If you have questions regarding the Conversion or need help with any of the accompanying materials you may call the Exchange's conversion information center at 1-888-_________ (toll-free).

     Persons wishing to comment to the Department of Insurance of the State of Illinois (the "Illinois Insurance Department") regarding the merger of the Exchange with and into ISMIE Indemnity may write to: Department of Insurance, 320 West Washington Street, Fourth Floor, Springfield, Illinois 62767-0001 or may send comments to the Illinois Insurance Department via facsimile at
(217) 782-5020.

                                   THE CONVERSION

INTRODUCTION

     This general information section describes certain aspects of the Merger Agreement and the proposed Conversion. A copy of the Merger Agreement is included in this Proxy Statement/Prospectus as Annex I. This Proxy Statement/Prospectus contains information about us and our business, including financial statements, certain considerations relevant to the ownership of Common Stock and additional information about the Conversion and other matters. You are urged to read this Proxy Statement/Prospectus in its entirety.

OVERVIEW OF THE CONVERSION

     The Board of Governors approved the Conversion on May 5, 1999. The principal purpose of the Conversion is to enable the Company to obtain increased financial and structural flexibility and provide greater access to capital resources than are currently available to the Exchange as a reciprocal insurance exchange and thus to help position it for long-term growth. If the Merger Agreement is approved by Eligible Members, the Exchange will merge with and into ISMIE Indemnity. As a result of the merger, ISMIE Indemnity will be the surviving corporation, membership rights in the Exchange will end and Eligible Members will be entitled to receive shares of Common Stock in ISMIE Holdings. See "Comparison of Certain Rights of Members Before and After the Conversion." Your current insurance policy and coverage will not be affected by the Conversion or your vote on the Conversion. After the Conversion, ISMIE Indemnity will remain a wholly owned subsidiary of ISMIE Holdings, and ISMIE Indemnity will have access to capital markets through ISMIE Holdings.

     If the conditions to the merger of the Exchange with and into ISMIE Indemnity are fulfilled, the Effective Date of the Merger Agreement is expected to occur during the third quarter of 1999. No shares of Common Stock issuable in the Conversion will be delivered to Eligible Members until the thirty day period for filing a dissenters' rights petition, if any, has expired and certain other conditions have been satisfied. For further details about these conditions, see "-- Conditions to Effectiveness of the Merger."

BACKGROUND OF THE CONVERSION

     As a result of intense competition throughout the 1980's and 1990's, premium rate increases in the medical malpractice industry generally have not kept pace with increases in the severity of claims. Financially strong companies with comparatively better financial strength ratings are benefitting from a highly competitive market. We believe that these market conditions have created a competitive environment that favors larger, well-capitalized companies with multi-state operations and broad distribution systems that offer a variety of products. In light of this competitive environment, in the summer of 1998, ISMIE engaged Salomon Smith Barney to serve as its Financial Advisor to investigate the possible conversion of ISMIE from a reciprocal insurance exchange to a stockholder-owned company or some other transaction involving the issuance of debt or equity securities in order to secure and strengthen our market position and prospects for growth in the future.

     At a meeting of the Board of Governors on June 26, 1998, the Financial Advisor reviewed in detail with the Board of Governors several capital raising alternatives for the Exchange. The purpose of the Financial Advisor's review was to analyze the financial position and operations of the Exchange and alternative sources for raising capital for a reciprocal insurance exchange, including the feasibility of a public securities offering by the Exchange in the event it were restructured and reorganized as a stock corporation. The Financial Advisor discussed the following matters with the Board of Governors: (i) trends in the insurance industry, including acquisitions of malpractice insurance companies and the strategic environment for medical malpractice insurers; (ii) projections of operating income for the Exchange; (iii) capital raising alternatives available to reciprocal insurance companies, including financial reinsurance, the sale of surplus note securities, the long-term utilization of a downstream holding company and the conversion to a corporate structure; and (iv) constraints inherent in a single state, single line of business insurance company.

     The Financial Advisor emphasized the need for financial flexibility to effect strategic initiatives identified by management, even though additional capital is not an immediate need of the Exchange. The Financial Advisor also presented an analysis of the feasibility of a public stock offering if the Exchange converted to a corporate form. The Financial Advisor concluded that it would be feasible for the Exchange to change its corporate structure in order to gain access to the public markets and to proceed as a publicly held company. The Financial Advisor also expressed its view that a holding company structure (under which the Exchange would become a wholly owned subsidiary of a publicly held holding company) would better serve the Company going forward.

     Based on the Board of Governors' conclusion that it is in the best interests of the Exchange and its members that the Exchange be reorganized as a stock corporation, the Board of Governors instructed management, in conjunction with the Exchange's professional advisors, to develop and prepare a plan of conversion pursuant to which the Exchange would become a stock corporation, and to present the plan to the Board of Governors for its consideration at a future meeting.

     On July 29, 1998, a representative of the Exchange, together with legal counsel, met informally with the staff of the Illinois Insurance Department to discuss in general terms the Exchange's reasons for the proposed Conversion and possible terms, including share allocation. Management of the Exchange and its legal counsel then prepared a plan and agreement of merger incorporating the essential provisions of the Conversion, including the method of allocating Common Stock to be issued in the Conversion, which was presented to the Board of Governors at its meeting on September 2, 1998. At that meeting, which was also attended by the Financial Advisor and legal counsel for the Exchange and the Financial Advisor, the Board of Governors discussed in detail the proposed terms of the Conversion and approved in principle the plan and agreement of merger as presented.

     Following the September 2, 1998 meeting of the Board of Governors, management of the Exchange and legal counsel reviewed and revised the proposed plan and agreement of merger. The Board of Governors next met on October 9, 1998, and further discussed the terms of the proposed Conversion and timing of implementation of the Conversion. No action regarding the proposed Conversion was taken at that meeting. Thereafter management of the Exchange and its advisors continued to work on the terms of the Merger Agreement, including the method of allocating Common Stock to be issued in the Conversion. On January 29, 1999, a representative of the Exchange, together with legal counsel, met again with the staff of the Illinois Insurance Department to discuss the terms of the proposed merger of the Exchange with and into ISMIE Indemnity.

     At a regular meeting of the Board of Governors held on February 5, 1999, the Board of Governors met with management, the Financial Advisor and legal counsel to consider the Conversion and discuss the proposed Merger Agreement. No action regarding the proposed Conversion was taken at that meeting.

     On May 5, 1999, another regular meeting of the Board of Governors was held. All but one of the twenty one members of the Board of Governors were present at the meeting. At this meeting, the Board of Governors again met with management, the Financial Advisor and legal counsel to consider the Conversion and the proposed Merger Agreement. The Financial Advisor advised the Board of Governors that, based upon the current structure of the Conversion, the Financial Advisor was of the opinion that the exchange of the aggregate Membership Interests for shares of Common Stock pursuant to the Merger Agreement, was fair, from a financial point of view, to Eligible Members as a group. See " -- Opinion of Financial Advisor." After discussion and consideration of various factors relating to the proposed Conversion, the members of the Board of Governors present at the meeting unanimously determined the Conversion to be in the best interests of the Exchange and its members and approved the Merger Agreement on behalf of ISMIE. See "Recommendations of the Board of Governors." The Board of Governors then directed that the Merger Agreement be submitted to a vote of the Members at a special meeting of members called for that purpose. The Board set May 5, 1999 as the record date for determining members eligible to vote at the special meeting and to participate in the Conversion. The Financial Advisor subsequently delivered to the Board of Governors its written opinion, dated May 5, 1999, a copy of which is attached hereto as Annex II.

HISTORY; STRUCTURE OF THE CONVERSION

     ISMIE is an Illinois reciprocal insurance exchange organized in 1976 by the Medical Society to provide medical malpractice insurance to its physician and other healthcare provider members. The business of ISMIE is managed by its Board of Governors and by its attorney-in-fact, the Illinois State Medical Insurance Services, Inc. (the "Attorney-in-Fact" or "ISMIS"), which is a wholly owned subsidiary of ISMIE. Prior to July 1998, ISMIE's attorney-in-fact was a wholly owned subsidiary of the Medical Society. In July 1998, the function of attorney-in-fact for ISMIE was transferred from a wholly owned subsidiary of the Medical Society to ISMIS, a new corporation of the same name formed as a wholly owned subsidiary of the Exchange. Immediately preceding the Conversion, the Exchange plans to contribute the stock of ISMIS to ISMIE Holdings. After the Conversion, ISMIS will continue to perform service functions for ISMIE as a wholly owned subsidiary of ISMIE Holdings.

     ISMIE Holdings is a newly formed Delaware corporation which was formed to be the publicly held holding company for ISMIE Indemnity. ISMIE Holdings has no historical operations and was organized in April, 1999. ISMIE Indemnity, a wholly owned subsidiary of ISMIE Holdings, is an Illinois stock insurance corporation licensed to write property and casualty insurance in the State of Illinois. It will have conducted no business prior to the merger in which ISMIE will be merged into and become part of ISMIE Indemnity.


     The following diagram summarizes the Company's structure immediately after the Conversion:

                                STOCKHOLDERS*


                             ISMIE HOLDINGS INC.
                                  (DELAWARE)


                           ISMIE INDEMNITY COMPANY
                                 (ILLINOIS)


* Approximately 1% of the shares of Common Stock to be issued in the Conversion will be issued to ISMIE Indemnity so that the Conversion will have the tax consequences set forth in "Certain Federal Income Tax Consequences of the Conversion -- The Exchange and ISMIE Indemnity."

 DETERMINATION OF ELIGIBLE MEMBERS

     Your right to vote on the proposal to approve the Merger Agreement is based on whether you were a member on May 5, 1999, the date the Board of Governors adopted the Merger Agreement (the "Adoption Date"). The Board of Governors set the Adoption Date as the record date for determining members eligible to vote at the Special Meeting. Members entitled to vote at the Special Meeting and to receive consideration in the Conversion are referred to herein as "Eligible Members."

     DETERMINATION OF MEMBERSHIP. An Exchange member is a person or organization who is a "named insured" or "additional named insured" under a Policy. A "Policy" is an insurance policy issued by the Exchange but does not include (i) any agreement pursuant to which the Company has ceded or assumed reinsurance or (ii) a reporting endorsement. "Named insured" or "additional named insured" means any person who is specifically identified by name in the declarations page of a Policy as a "named insured" or as an "additional named insured" on any endorsement attached thereto other than a reporting endorsement. The identity of the "named insured" or "additional named insured" in a Policy will be determined by the Company without giving effect to any interest of any other person in such Policy and such determination shall be binding. A "named insured" or "additional named insured" ceases to be a Member when the Policy terminates.

     Whether or not you are an Eligible Member for purposes of voting or for purposes of receiving consideration is determined solely from the Exchange's books and records.

CONVERSION OF MEMBERSHIP INTERESTS

     Members have certain rights which for purposes of the Conversion are called "Membership Interests." Membership Interests consist of the rights arising under the Exchange's Subscription Agreements and Rules and Regulations, the Illinois Insurance Code and otherwise, including, without limitation, the right to vote for the election of members of the Board of Governors and on other matters, any right and title to assets, and to participate in any distribution of surplus upon liquidation, but not including claim obligations of the Exchange arising under Policies. Upon completion of the Conversion, all Membership Interests in ISMIE will be canceled and extinguished, and the Membership Interests of Eligible Members will be converted into the right to receive consideration to be distributed in the Conversion, as described in "-- Consideration" below. See "Comparison of Certain Rights of Members Before and After the Conversion."

CONSIDERATION

     If the Conversion becomes effective, Eligible Members will receive consideration in the form of Common Stock.

     ALLOCATION OF SHARES. The amount of consideration received by Eligible Members pursuant to the Merger Agreement will be based on the following allocation of Common Stock.

               (i) Each Eligible Member will be allocated a number of shares of Common Stock equal to the product of x and y, where "x" equals 9,000,000 shares of Common Stock and "y" equals the ratio of the Earned Premiums of that Eligible Member to the total Earned Premiums of all Eligible Members during the period beginning on July 1, 1995 and ending on and including the Adoption Date, plus

               (ii) Each Eligible Member will also be allocated a number of shares of Common Stock equal to 1,000,000 shares of Common Stock divided by the total number of Eligible Members.

     As used herein, the term "Earned Premiums" means earned premiums (exclusive of any premium surcharges) in respect of a Policy covering an Eligible Member at any time during the period beginning on July 1, 1995 and ending on and including Adoption Date. The term Earned Premiums refers to the gross premiums paid to the Exchange as earned over the period of coverage provided under a Policy and is, therefore, net of return premiums due to cancellations or applications not accepted. Earned Premiums are not reduced by reinsurance premiums ceded or certain other reductions made in calculating "net premiums earned" as presented in the financial statements contained herein. The total amount of Earned Premiums of all Eligible Members for the period July 1, 1995 through the Adoption Date is approximately $582.1 million, or $64.68 of Earned Premiums for each of the 9,000,000 shares of Common Stock to be allocated based on Earned Premiums.

     There are approximately 9,434 Eligible Members who will participate in the allocation of the 1,000,000 shares of Common Stock distributed to those members. Based upon the foregoing allocation formula, if you were a member on the Adoption Date and joined the Exchange prior to July 1, 1995 and paid average annual premiums since that date of $16,026, you would be allocated approximately 1,060 shares of Common Stock. Of that Common Stock, 954 would be allocable based on your Earned Premiums and 106 would be allocable because you are an Eligible Member. See "-- Recommendation of the Board of Governors --Determining the Allocation Among Eligible Members."

     For more information about the allocation of the Common Stock among Eligible Members, see Section 2.3 of the Merger Agreement, a copy of which is included in this Proxy Statement/Prospectus as Annex I.

     For more information about the number of shares of Common Stock that will be allocated to you, see the green RECORD CARD distributed with this Proxy Statement/Prospectus and "-- Estimated Allocation of Shares."

     FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued to any Eligible Member in the Conversion. Fractional shares will be rounded up or down to the nearest integral number of shares (with one-half being rounded upward). Rounding may cause the aggregate number of shares of Common Stock issued to Eligible Members in the Conversion to be, in the aggregate, slightly less or more than 10,000,000.

     ESTIMATED ALLOCATION OF SHARES. Your green RECORD CARD indicates the estimated whole number of shares of Common Stock that you would be entitled to receive pursuant to the Merger Agreement.

     ISSUANCE OF SHARES. Eligible Members will be sent stock certificates for their shares of Common Stock no earlier than 30 days after the Effective Date. See "-- Dissenters' Rights."

OPINION OF THE FINANCIAL ADVISOR

     The Exchange retained the Financial Advisor to assist the Exchange in evaluating the possible conversion of the Exchange from an Illinois reciprocal insurance exchange to a stockholder-owned company in order to secure and strengthen the Exchange's market position and growth in the future. See "--Background of the Conversion." In connection with the engagement, the Exchange instructed the Financial Advisor to evaluate the fairness, from a financial point of view, to the Eligible Members, as a group, of the exchange of the aggregate Membership Interests for shares of Common Stock of ISMIE Holdings, pursuant to the Merger Agreement. The Company imposed no limitations on the Financial Advisor with respect to the investigation to be made, or the procedures to be followed, by it in rendering its opinion. The Exchange selected the Financial Advisor because of its reputation and expertise as a nationally recognized investment banking firm. The Financial Advisor, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with stock repurchases, mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     The Financial Advisor has delivered its written opinion, dated May 5, 1999, to the Board of Governors stating that, on and as of the date of such opinion, and based upon the procedures and subject to the assumptions and qualifications described in its opinion, the exchange of the aggregate Membership Interests for shares of Common Stock of ISMIE Holdings pursuant to the Merger Agreement is fair, from a financial point of view, to the Eligible Members as a group.

     THE FULL TEXT OF THE FINANCIAL ADVISOR'S OPINION, DATED MAY 5, 1999, WHICH SETS FORTH THE MATTERS REVIEWED, ASSUMPTIONS MADE, FACTORS CONSIDERED, RELIANCE UPON OTHERS AND LIMITATIONS AS TO THE REVIEW UNDERTAKEN BY IT, IS ATTACHED HERETO AS ANNEX II AND IS INCORPORATED BY REFERENCE HEREIN. YOU ARE URGED TO READ CAREFULLY THE OPINION OF THE FINANCIAL ADVISOR IN ITS ENTIRETY. ANY DESCRIPTION OF OR REFERENCE TO THE FINANCIAL ADVISOR'S OPINION IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE PREPARATION OF A FAIRNESS OPINION IS A COMPLEX PROCESS AND IS NOT NECESSARILY SUBJECT TO PARTIAL ANALYSIS OR SUMMARY DESCRIPTION. THE FINANCIAL ADVISOR'S OPINION IS DIRECTED TO THE BOARD OF GOVERNORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD VOTE TO APPROVE THE CONVERSION.

     The Financial Advisor was not requested to opine as to, and its opinion does not address, the underlying business decision of the Board of Governors to proceed with or effect the Conversion. In addition, the Financial Advisor's opinion expressly excludes any opinion as to: (1) which of the Company's policyholders are to be included among the Eligible Members; (2) the fairness of the proposed consideration to be paid to any Eligible Member or to any class of Eligible Members in connection with the Conversion, including any provisions of the Merger Agreement relating to which members receive Common Stock of ISMIE Holdings, the allocation of such Common Stock among Eligible Members and other provisions of the Merger Agreement which distinguish among Eligible Members; and (3) the fair market value of any shares of Common Stock of ISMIE Holdings to be issued pursuant to the Merger Agreement, the price at which the Common Stock of ISMIE Holdings could be sold in an initial public offering, (the "Initial Public Offering," and such price is referred to as the "IPO Price"), or the price at which the Common Stock of ISMIE Holdings issued in connection with the Merger Agreement or pursuant to an Initial Public Offering would trade. The Financial Advisor noted that the IPO Price, if an Initial Public Offering were consummated, would be a function of market conditions and the recent performance of and outlook for the Company at that time. Further, the Financial Advisor noted its belief that trading in the Common Stock of ISMIE Holdings for a period following the completion of a distribution of the Common Stock of ISMIE Holdings, including an Initial Public Offering, would be characterized by a redistribution of the Common Stock of ISMIE Holdings among Eligible Members that were issued shares of Common Stock and other investors. The Financial Advisor also noted that it is possible that during these periods of redistribution the Common Stock of ISMIE Holdings may trade below the prices at which it would trade on a fully distributed basis.

     In arriving at its opinion, the Financial Advisor reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of the Company and material prepared in connection with the Merger Agreement and the Conversion, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following: (1) the statutory annual statements provided by the Company for the years 1993 through 1998; (2) certain GAAP financial data provided by the Company, including the audited income statements for each year of the five year period ending December 31, 1998 and the audited balance sheets for each year of the five year period ending December

31, 1998; (3) certain consolidated financial projections for ISMIE Holdings and its subsidiaries after the Conversion provided to the Financial Advisor by the Company; (4) the draft Registration Statement on Form S-4 of ISMIE Holdings, dated April 28,1999; (5) a copy of the Plan and Agreement of Merger dated May 5, 1999; (6) certain financial data of the Company which the Financial Advisor compared with publicly available financial information and market data of other companies which it believed to be comparable; and (7) the financial terms of the transactions contemplated by the Merger Agreement which it compared with the financial terms of other transactions it deemed to be relevant. The Financial Advisor also conducted discussions with management and advisors of the Company relating to the business of the Company and certain financial and other aspects of the Merger Agreement and the Conversion and such other matters it believed to be relevant to its inquiry. In addition, the Financial Advisor took into account its assessment of general economic, market and financial conditions, its experience in securities valuation and its knowledge of the insurance industry generally.

     In preparing its opinion, the Financial Advisor assumed, at the Company's instruction, that: (1) the Conversion will meet all applicable legal and regulatory requirements and that all necessary action will have been taken to comply with all applicable laws and requirements, including the receipt of all required approvals by policyholders, regulators and otherwise; and (2) the terms of an Initial Public Offering (which have not yet been determined) would not affect the legal or tax treatment of the Merger Agreement or the Conversion. The Financial Advisor also assumed that, as of the date of its opinion, the Conversion will be completed on the basis described in the Merger Agreement. The Financial Advisor has been advised as to certain legal and tax matters by counsel to the Company and, with respect to such matters, it relied upon such counsel.

     The Financial Advisor has assumed that the Company will receive, prior to the Effective Date, a private letter ruling from the Internal Revenue Service or an opinion from its tax counsel as to certain matters as described in Section 7.1(d) of the Merger Agreement. For purposes of its opinion, the Financial Advisor has assumed that, if an opinion from tax counsel is delivered, then such opinion of tax counsel is correct and will be confirmed as of the Effective Date with no changes or exceptions whatsoever.

     In preparing its opinion, the Financial Advisor considered a number of factors including, but not limited to, the following (in no particular order): (1) the fact that the Company has advised the Financial Advisor that growth is extremely important to remain an effective and competitive insurer in the future; (2) the fact that the Company has advised the Financial Advisor that it is of significant strategic importance that the Company have broader access to external capital to finance this growth; (3) the Company's financial strength ratings and the considerations on which such ratings are based; (4) in its present form as a reciprocal insurance exchange, the Company has limited access to the capital markets for new capital; (5) following the Conversion, the Exchange will have a capital structure potentially enabling it to access the capital markets for new capital; and
(6) the non-transferability of Membership Interests.

     In conducting its review and arriving at its opinion, the Financial Advisor relied upon and assumed the accuracy and completeness of the financial and other information that was provided to it or was publicly available and has not attempted to independently verify that information.

With respect to financial forecasts, the Financial Advisor has assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and it expressed no opinion with respect to the forecasts or the assumptions on which they are based. In addition, the Financial Advisor did not make or obtain any evaluations or appraisals of the properties, assets, liabilities, reserves or surplus of the Company. The Financial Advisor's opinion as expressed therein is limited to the fairness, from a financial point of view, to the Eligible Members, as a group, of the exchange of the aggregate membership interests for shares of Common Stock of ISMIE Holdings, pursuant to the Merger Agreement, and does not address the Company's underlying business decision to participate in the Merger Agreement and Conversion, and does not constitute a recommendation to any Eligible Member as to how such Eligible Member should vote with respect to the Merger Agreement. The Financial Advisor's opinion is necessarily based upon conditions as they exist and can be evaluated on the date of its opinion and the information made available to it through the date of its opinion.

     The Exchange retained the Financial Advisor pursuant to an engagement letter dated July 29, 1998. The Exchange will pay the Financial Advisor an aggregate fee of up to $500,000 pursuant to the engagement letter. The Exchange also agreed to reimburse the Financial Advisor for all reasonable out-of-pocket expenses, including fees and expenses of counsel, in connection with the rendering of services contemplated in the engagement letter. These fees and expenses were payable whether or not the Financial Advisor gave the Exchange a favorable fairness opinion. The Company has agreed to indemnify the Financial Advisor and its affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons against certain costs, expenses and liabilities to which they may become subject arising out of or in connection with their engagement. The Exchange also has agreed to retain the Financial Advisor to act as lead underwriter in connection with an Initial Public Offering, and the Financial Advisor will receive fees in connection with that transaction when and if completed.

RECOMMENDATION OF THE BOARD OF GOVERNORS

     The Board of Governors believes that the terms of the Conversion are in the best interests of the Exchange and its members and recommends that you vote FOR the approval of the Merger Agreement at the Special Meeting.

     The terms of the Merger Agreement were approved by the Board of Governors at a meeting held on May 5,1999. At that meeting and at previous meetings of the Board of Governors held on September 2, 1998 and February 5, 1999, members of the Exchange's senior management, together with its legal and financial advisors, reviewed with the Board of Governors the background of the proposed Conversion, the potential benefits of the Conversion and the terms of the proposed Merger Agreement. On May 5, 1999, the Financial Advisor provided its opinion as to the fairness, from a financial point of view, to Eligible Members as a group, of the exchange of Membership Interests for shares of Common Stock to be allocated in the Conversion. A summary of the opinion and the procedures followed in preparing the opinion are set forth in "-- Opinion of Financial Advisor."

     DETERMINATION THAT THE CONVERSION IS IN THE BEST INTERESTS OF THE EXCHANGE AND ITS MEMBERS. In reaching its determination at the May 5, 1999 meeting that the Conversion is in the best interests of the Exchange and its members, the Board of Governors consulted with the Exchange's management and its legal and financial advisors, and considered the following factors:

          1. The competitive forces affecting the medical malpractice market in Illinois, which in the view of the Board of Governors require the Exchange to grow and diversify its business in order to remain an effective and competitive insurer in the future. The Board of Governors has concluded that growth and diversification can best be accomplished in a corporate form.

          2. The strategic importance of the Exchange having broader access to external capital to achieve this growth, and the Board of Governors' belief that in its present form as a reciprocal insurance exchange, the Exchange has limited access to the capital markets for new capital.

          3. Negative comments from A.M. Best and Standard & Poor's relating to the Exchange's narrow product line and geographic concentration.

          4.   The intense competition in the medical malpractice industry.

          5. The business, operations, earnings, assets, liabilities and financial condition of the Exchange, on both an historical and prospective basis, and the benefits to the Exchange that the Board of Governors believes could be realized by pursuing its business strategy of growth and diversification of which the Conversion and related transactions are a principal part.

          6. The conversion of other professional liability insurance companies, including Southern California Physicians Insurance Exchange and the pending conversion of the Medical Inter-Insurance Exchange of New Jersey, to publicly held companies, and the greater access to capital resources and increased financial and structural flexibility that such a structure affords.

          7. The opinion of the Financial Advisor (subject to the limitations contained therein) that the exchange of the aggregate Membership Interests for shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to Eligible Members as a group.

          8. That the merger of the Exchange with and into ISMIE Indemnity will be a tax-free reorganization and that Eligible Members, the Exchange, ISMIE Holdings and ISMIE Indemnity will not recognize gain or loss for federal income tax purposes in the merger.

          9. That Membership Interests in ISMIE are not transferable, and that the Common Stock, in contrast, will be freely tradable and will be listed on the Nasdaq Stock Market.

          10. That as a result of the Conversion, Eligible Members will become stockholders of ISMIE Holdings, a Delaware corporation. Delaware corporate law is widely regarded as the most extensive and well defined body of corporate law in the United States, and a substantial body of case law and public policies have developed with respect to Delaware corporations.

     DETERMINING THE ALLOCATION AMONG ELIGIBLE MEMBERS. In determining which members would be eligible to participate in the Conversion and receive Shares of Common Stock, and the apportionment of consideration among Eligible Members, the Board of Governors further considered the terms of other insurance company conversion transactions (such as the conversion of the Southern California Physicians Insurance Exchange and the pending conversion of the Medical Inter-Insurance Exchange of New Jersey), the provisions of applicable Illinois statutes, the nature and value of the Membership Interests being exchanged, the financial results for recent years, and certain analyses prepared by management. These factors are described in more detail below. The Board of Governors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determinations.

     With respect to the allocation of Common Stock among Eligible Members, there is no Illinois statutory provision for the guidance of the Board of Governors. The Board of Governors was of the view that two components of value should be given consideration when allocating the Common Stock to be issued in the Conversion: (1) the relative contribution of members to the surplus of the Exchange, and (2) the intangible Membership Interest itself, E.G., the right to vote on significant transactions and for election of the governing board, irrespective of the contribution to the assets and surplus of the Exchange.

     The Board of Governors considered the Earned Premiums from the respective Eligible Members to be the predominant factor in determining contribution to surplus. Earned Premiums may contribute to the surplus of the Exchange in two ways. First, pending the payment of expenses and claims, premiums are invested and generate investment income to increase the Exchange's earnings. Second, to the extent the losses and expenses are ultimately less than the aggregate premiums, some underwriting profit is realized to further increase earnings and surplus. The Board of Governors did not believe that an analysis of contributions to surplus on an individual policy basis would be meaningful because the Exchange offers the same coverage forms to all of its members and attempts to establish rates that are neither excessive nor inadequate among any class of insureds. The Board of Governors intends that all classes of Exchange insureds contribute to surplus in proportion to the premiums they pay. The Board of Governors concluded that the respective Earned Premiums themselves were the predominant indicator of contribution to the Exchange. This approach has been used by other property and casualty companies in allocating interests in connection with conversion to stock companies including the Southern California Physicians Insurance Exchange and the Medical Inter-Insurance Exchange of New Jersey.

     The Board of Governors therefore concluded that the allocation formula should be based principally on the respective Earned Premiums paid by an Eligible Member in proportion to the Earned Premiums paid by all Eligible Members during a specified period. Consistent with this approach, the Board of Governors further concluded that premiums should be "net" of any discounts and should not include any surcharges or any premiums paid for reporting endorsements.

     The Exchange considered various measurement periods for determining the amount of premiums to be included in the allocation formula, including measurement periods used by other companies in similar conversions, including the conversion of the Southern California Physicians Insurance Exchange and the pending conversion of the Medical Inter-Insurance Exchange of New Jersey.
 The Exchange concluded that periods of three to five years were the most common measurement periods in similar conversions and in the demutualization laws of other states that address allocation procedures. The Exchange selected a measurement period for Earned Premiums beginning on July 1, 1995 and continuing through the Adoption date, a measurement period of approximately 3 3/4 years. The Exchange also determined that a period of approximately 3 3/4 years provided an appropriate weighing of the interests of both long-time and newer members.

     The Board of Governors also considered the "intangible" Membership Interest itself and what value should be attributed to this interest independent of premiums paid by Eligible Members. The intangible value, independent of premiums, was deemed to be the right to vote and any right to share in the assets of the Exchange in the event of the Exchange's liquidation. The Rules and Regulations of the Exchange give one vote to each member regardless of longevity with or premiums paid to the Exchange. See "Comparison of Certain Rights of Members Before and After the Conversion -- Description of Certain Rights of Members of the Exchange -- Distributions." Since the Conversion could not be effected under Illinois law and under the Rules and Regulations of the Exchange without the vote of Eligible Members, the Exchange concluded that there is value to the intangible Membership Interests that should be recognized in the formula.

     In considering a value for the Membership Interest, the Board of Governors concluded that no value should be attributable to the Membership Interest for those members who joined after the Board of Governors approved the Conversion, as this could encourage healthcare providers to seek a windfall by joining the Exchange primarily for the purpose of obtaining stock ownership attributable to the Membership Interest. The Exchange therefore adopted the date of adoption of the Merger Agreement as the record date for receiving any stock distribution attributable to the Membership Interest itself.

     The Board of Governors considered what portion of the stock distribution should be attributable to the "intangible" Membership Interests. The Exchange reviewed other transactions and considered the measurement periods used for the Earned Premium component of the distribution and the absence of any independent value attributed to the Membership Interest in such transactions. Because, as discussed above, the Board of Governors concluded that there is value to the intangible Membership Interests, the Board of Governors determined that it would be appropriate to allocate some value represented by the Common Stock to be issued in the Conversion to the Membership Interests. The Exchange analyzed various allocations based upon the Membership Interests and considered the effect that those allocations would have on the distribution of consideration to Eligible Members. The Board of Governors concluded that the allocation formula should provide those persons who were members of the Exchange at the time the Conversion was approved by the Board of Governors with a meaningful ownership interest in ISMIE. Accordingly, the Board of Governors determined that an allocation of 10% of the Common Stock to be issued in the Conversion was an appropriate measure of value to be attributed to the "intangible" Membership Interests.

     Based on all of the factors described above, the Board of Governors believes that the Conversion is in the best interests of the Exchange and its members. Accordingly, the Board of Governors has approved the Merger Agreement and recommends that Eligible Members vote in favor of the proposal to approve the Merger Agreement.

DESCRIPTION OF THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Annex I and incorporated by reference herein. The summary is qualified in its entirety by reference to the full text of the Merger Agreement. You should read the Merger Agreement.
 Approval of the Merger Agreement by the Eligible Members is a condition to the consummation of the Conversion.

     The Merger Agreement was approved by the respective Boards of the Exchange, ISMIE Holdings and ISMIE Indemnity on May 5, 1999 and provides that, following the satisfaction or waiver of certain conditions, in accordance with and subject to the provisions of the Merger Agreement and the Illinois Insurance Code, the Exchange will be merged with and into ISMIE Indemnity. See "-- Conditions to Effectiveness of the Merger." At and after the Effective Date, the separate existence of the Exchange will cease, and ISMIE Indemnity will continue as the surviving corporation. The Merger Agreement further provides that the merger of the Exchange with and into ISMIE Indemnity will have the effect set forth in the Illinois Insurance Code.

     The Merger Agreement provides that at the Effective Date, by virtue of the merger and without any further action on the part of the Exchange, ISMIE Indemnity, ISMIE Holdings or any other Person, and subject to applicable dissenters' rights discussed below, (i) the Membership Interests of all members will end, (ii) each Eligible Member will be allocated and will receive Common Stock in accordance with the provisions of Section 2.3 thereof. (see "--Consideration -- Allocation of Shares") and (iii) ISMIE Indemnity will receive 100,000 shares of Common Stock or such other number as provided in Section 2.3 of the Merger Agreement.

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to it; provided, however, that after approval of the Merger Agreement by Eligible Members at the Special Meeting, no amendment may be made without the further approval of Eligible Members which under applicable law requires their further approval.

     The Merger Agreement may be terminated and the merger of the Exchange with and into ISMIE Indemnity may be abandoned, at any time prior to the Effective Date, whether prior to or after approval of the Merger Agreement by Eligible Members at the Special Meeting: (i) by mutual written consent of the parties thereto, (ii) if any party breaches in any material respect any of its covenants or agreements contained in the Merger Agreement; or (iii) if:
(a) the merger has not been consummated prior to December 31, 1999; or (b) any court of competent jurisdiction or any other governmental body shall have taken any action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action, shall have become final and non-appealable.

CONDITIONS TO EFFECTIVENESS OF THE MERGER

     In order for the merger of the Exchange with and into ISMIE Indemnity to become effective, and for the Conversion to occur, the Merger Agreement must be approved by two-thirds of the Eligible Members voting at the Special Meeting and by the Illinois Director of Insurance and the required opinion of tax counsel must be received.

     APPROVAL BY ELIGIBLE MEMBERS. One of the conditions for the merger to become effective is that the Merger Agreement must be approved by a vote of Eligible Members at the Special Meeting. The affirmative vote of two-thirds of Eligible Members present at the meeting, either in person or by proxy, is required to approve the Merger Agreement on behalf of the Exchange. The presence, either in person or by proxy, of one hundred of Eligible Members is necessary to constitute a quorum. For more information about the requirements to be entitled to vote at the Special Meeting, see "-- Determination of Eligible Members." For more information about the Special Meeting, see "Information Concerning the Special Meeting -- Time, Date and Place" and "-- Record Date, Quorum and Vote Required."

     APPROVAL BY THE ILLINOIS DIRECTOR OF INSURANCE. Pursuant to the Illinois Insurance Code, the Merger Agreement must be approved by the Illinois Director of Insurance after approval by Eligible Members at the Special Meeting. Approval by the Illinois Director of Insurance is a condition to the effectiveness of the merger. See "-- Dissenters' Rights." In addition to approval of the merger, the transfer of control of ISMIE Holdings from the Exchange to Eligible Members as shareholders will be subject to the review and approval of the Illinois Director of Insurance.

     TAX OPINION. Under the Merger Agreement, an opinion of tax counsel regarding certain federal income tax consequences of the merger is required to be received in order for the merger to become effective. As more fully discussed in "Certain Federal Income Tax Consequences of the Conversion," an opinion of tax counsel has been received regarding these matters (although the opinion of tax counsel covering certain of these matters must be reconfirmed on or before the Effective Date).

     EFFECTIVE DATE. The Effective Time occurs when the Illinois Director of Insurance issues a certificate of merger as provided in the Illinois Insurance Code. The Effective Date will be the day on which the Effective Time occurs. If the merger has not been completed by December 31, 1999, the Merger Agreement will, unless extended in accordance with its terms, automatically terminate.

     ISSUANCE AND DELIVERY OF COMMON STOCK TO ELIGIBLE MEMBERS. The Common Stock allocated to Eligible Members and ISMIE Indemnity will be deemed to have been issued at the Effective Time. The Common Stock will be delivered to the recipients thereof on the thirty-first day after the Effective Date, or as soon as reasonably practicable thereafter, unless a petition has been filed with the Illinois Director of Insurance in accordance with Section 168 of the Illinois Insurance Code. If such a petition has been filed, the Common Stock will be delivered only upon the issuance of an order of the Illinois Director of Insurance in accordance with Section 168 of the Illinois Insurance Code. See "-- Dissenters' Rights."

DISSENTERS' RIGHTS

     Under Section 168 of the Illinois Insurance Code, if five percent or more of all Eligible Members who do not vote in favor of the Merger Agreement at the Special Meeting file a petition with the Illinois Director of Insurance within thirty days after the Effective Date for a hearing upon the Merger Agreement, the Illinois Director of Insurance is required to order a hearing and provide at least fifteen days notice thereof. Any petitioning Eligible Member may appear before the Illinois Director of Insurance at the hearing. If the Illinois Director of Insurance finds that the interests of the members of the Exchange are not properly protected, or if he finds that any reasonable objection exists to the Merger Agreement, he will enter an order revoking the approval already given. The merger of the Exchange with and into ISMIE Indemnity would then become null and void, the Conversion would not occur, and no Eligible Member would receive Common Stock as proposed or have any further rights under the Merger Agreement. The Illinois Director of Insurance also has the power to revoke any approval of the merger of the Exchange with and into ISMIE Indemnity if any officer, director or employee of any party to the Merger Agreement fails or refuses without reasonable cause to attend and testify at the hearing, or to produce any books or papers called for by the Illinois Director of Insurance.

ADDITIONAL ASPECTS OF THE MERGER AGREEMENT AND THE CONVERSION

     ACCOUNTING TREATMENT. The Conversion and related transactions involve a reorganization of entities under common control, and the assets and liabilities transferred to effect the Conversion and related transactions will be accounted for at historical cost in a manner similar to that in pooling of interests accounting.

     EXPENSES OF THE CONVERSION. All reasonable costs related to the Conversion will be borne by the Exchange.

     REGULATORY APPROVALS. Except for approval by the Illinois Director of Insurance, and compliance with federal and state securities laws, we are not aware of any material federal or state regulatory requirement necessary to be complied with or approval that must be obtained in connection with the Conversion. See "Risk Factors -- Regulation of Insurance Companies is Primarily Concerned with Protecting the Interests of Policyholders, Not Stockholders ."

     INSURANCE COVERAGE. The Conversion will not affect any member's policy coverage. By virtue of the Conversion, each member will become a policyholder of ISMIE Indemnity and ISMIE Indemnity will assume all policy and other obligations of the Exchange.

     ISSUANCE OF SHARES TO ISMIE INDEMNITY. The Merger Agreement provides that ISMIE Holdings will issue to ISMIE Indemnity 100,000 shares of Common Stock in consideration of the cancellation of the outstanding shares of Common Stock of ISMIE Holdings currently held by the Exchange. The Board of Governors and the ISMIE Holdings Board may adjust the number of shares of Common Stock issuable to ISMIE Indemnity in the merger of the Exchange with and into ISMIE Indemnity in order to ensure that the Common Stock issued to ISMIE Indemnity has a fair market value equivalent to the fair market value of the Common Stock currently held by the Exchange which is to be canceled in the merger.

     The shares of Common Stock will be issued to ISMIE Indemnity so that the merger of the Exchange with and into ISMIE Indemnity will have the tax consequences set forth in "Certain Federal Income Tax Consequences of the Conversion -- The Exchange and ISMIE Indemnity." Pursuant to the Delaware General Corporation Law (the "DGCL"), ISMIE Indemnity will not be entitled to vote the shares of Common Stock issued to it in the Conversion, but those shares will be entitled to receive dividends. Under GAAP those shares will be treated as issued but not outstanding. See "Capitalization."

                       COMPARISON OF CERTAIN RIGHTS OF MEMBERS
                           BEFORE AND AFTER THE CONVERSION

     You have certain rights as a member of the Exchange which are described herein as "Membership Interests." Membership Interests consist of the rights arising under the Exchange's Subscription Agreements and the Rules and Regulations of the Exchange, the Illinois Insurance Code and otherwise, including, without limitation, the right to vote for the election of the Board of Governors and on other matters; rights in the assets of the Exchange; and the right to participate in any distribution of surplus upon liquidation, but not including claim obligations of the Company under policies. Upon completion of the Conversion and expiration or termination of dissenters' rights (see "--Dissenters' Rights"), your Membership Interests will be canceled and extinguished and converted into the right to receive Common Stock, and you will become a stockholder of ISMIE Holdings.

     The following is a comparison of certain rights of Eligible Members of the Exchange and holders of ISMIE Holdings Common Stock. This comparison is not intended to be complete and is qualified in its entirety by reference to the Exchange's Rules and Regulations and ISMIE Holdings' Certificate of Incorporation and Bylaws, copies of which are available for inspection at the executive offices of the Exchange and will be sent to you upon request.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     GENERAL. Membership in the Exchange is limited to and composed of those persons who are "named insureds" or "additional named insureds" in the Exchange. "Named insured" or "additional named insured" means any person who is specifically identified by name in the declarations page of a Policy as a "named insured" or as an "additional named insured" on any endorsement attached thereto other than a reporting endorsement. Each "named insured" or "additional named insured" under a policy of insurance issued by the Exchange becomes a member when the policy is issued and the period of coverage commences under the policy.

     Membership Interests in the Exchange have no preemptive or conversion rights, redemption rights, or sinking fund provisions.

DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDING STOCK AFTER THE CONVERSION

     GENERAL. The authorized capital stock of ISMIE Holdings consists of (i) 40,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share. Immediately after the consummation of the Conversion, it is expected that there will be approximately 10,100,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

     Shares of Common Stock have no preemptive rights, conversion rights, or redemption rights. No shares of Preferred stock will be issued or outstanding immediately following the Conversion. When and if issued, the Preferred Stock will have such rights, powers and preferences as may be established by the ISMIE Holdings Board. See "Description of Capital Stock -- Preferred Stock."

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     LIQUIDITY/MARKETABILITY. A Membership Interest is not transferable and ceases when the coverage period or certificate period of the member under the policy issued by the Exchange terminates.

     DISTRIBUTIONS. The Board of Governors may declare dividends to qualifying members of the Exchange. The qualifications of members to receive dividends declared may be determined by the Board of Governors, except that a dividend may only be paid to a member who has been insured during four (4) continuous policy periods.

     If the Exchange is liquidated, any assets remaining after payment of all liabilities would be distributed to members in accordance with the provisions of Article 13 of the Illinois Insurance Code.

     INCOME TAXATION. The Exchange, as a reciprocal insurance exchange, is taxable under the Internal Revenue Code as a "mutual insurance company." A holder of a Membership Interest is not taxed with respect to the Exchange's income, but may realize taxable income to the extent that the Exchange makes actual distributions (in the form of premium credits or other dividends) to the holder out of current or accumulated earnings and profits of the Exchange. As a "mutual insurance company" for federal income tax purposes, the Exchange will receive a deduction in the amount of such distributions when accrued.

DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK
AFTER THE CONVERSION

     LIQUIDITY/MARKETABILITY. ISMIE Holdings intends to apply for listing of the shares of Common Stock on the Nasdaq National Market. As a result, ISMIE Holdings anticipates that there will be a public market for the shares of Common Stock, although there can be no assurance as to the price at which the Common Stock will trade. See "Risk Factors -- Sales of Substantial Amounts of Common Stock Following the Conversion Could Lower the Market Price of the Common Stock."

     DISTRIBUTIONS. Subject to the rights of holders of Preferred Stock, if any, holders of Common Stock will be entitled to participate equally in dividends if, as and when declared by the ISMIE Holdings Board, and in the distribution of assets in the event of dissolution. See "Dividend Policy."

     The Company has not made any determination as to whether it will pay dividends on the Common Stock in the foreseeable future. There can be no assurance that dividends will be paid or, if paid initially, that they would continue to be paid in the future. See "Dividend Policy."

     INCOME TAXATION. ISMIE Holdings is a taxable entity. A holder of Common Stock or Preferred Stock will not be taxed with respect to ISMIE Holdings' income, but will realize taxable income to the extent that ISMIE Holdings pays dividends to the holder out of current or accumulated earnings and profits. As a stock corporation, ISMIE Holdings will not receive a deduction for such dividends. Accordingly, to the extent distributed, earnings and profits of ISMIE Holdings generally will be subject to two levels of federal income tax.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     ASSESSMENTS. Members may not be assessed on policies issued or renewed by the Exchange.

     MEETINGS AND ACTIONS. Action required to be taken by the members may be taken at a duly called annual or special meeting of members of the Exchange. Annual meetings are held during, and at the same place as, the annual meeting of the Illinois State Medical Society. Special meetings of the members may be called only by (i) the Chairman of the Board of Governors or (ii) one-third of the total number of Governors and twenty (20) members of the Exchange.

     The business transacted at any special meeting of the members is confined to matters specified in the notice of meeting.

     The Rules and Regulations of the Exchange provide for an advance notice procedure with respect to the nomination by members of candidates for election as members of the Board of Governors. Nominations by members require a nominee to be nominated by an ISMIE policyholder and seconded by two other members of the Exchange.

     The Rules and Regulations of the Exchange may be amended by the Board of Governors at any regular or special meeting by a vote of two-thirds of the total Governors holding office or at a meeting of members of the Exchange upon the affirmative vote of two-thirds of the members represented at the meeting either in person or by proxy.

     DOMICILIARY STATE, Illinois

DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

     ASSESSMENTS. Shares of Common Stock and Preferred Stock will not be subject to calls or assessments by ISMIE Holdings.

     MEETINGS AND ACTIONS. Any action required or permitted to be taken by the stockholders of ISMIE Holdings must be taken by vote of the stockholders at a duly called annual or special meeting of stockholders and not by written consent. Special meetings of stockholders may be called only by (i) the President or Secretary at the request of a majority of the ISMIE Holdings Board or (ii) the Chairman of the ISMIE Holdings Board.

     The business transacted at any special meeting of stockholders is confined to matters specified in the notice of meeting.

     The Certificate of Incorporation establishes an advance notice procedure with regard to the nomination by stockholders of candidates for election as directors and with regard to proposals of business to be brought before an annual meeting of stockholders of ISMIE Holdings. Notice as to any stockholder nomination or other proper proposal must be received by ISMIE Holdings not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, however, the Certificate of Incorporation provides additional time for notice. In addition, the notice must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the name and address of the stockholder and the class and number of shares beneficially owned by the stockholder submitting the proposal.

     STATE OF INCORPORAITON. Delaware

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     VOTING. Each member entitled to vote is entitled to one vote at all meetings of members on all matters submitted to the members for action. The Rules and Regulations of the Exchange generally require the affirmative vote of a majority of members voting to approve matters submitted to the members. There is no cumulative voting, and, therefore, a majority of the members voting at the meeting will be entitled to elect all of the members of the Board of Governors to be elected at the meeting.

DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

     VOTING. Holders of Common Stock are entitled to one vote per share on all matters with respect to which the holders of Common Stock are entitled to vote (including the election of directors) and, except as otherwise required by law or by the terms of any series of Preferred Stock then outstanding, the holders of Common Stock will exclusively possess all voting power. Under the DGCL, in the absence of specific requirements in a corporation's certificate of incorporation or bylaws, all matters submitted to stockholders for approval must be approved at a meeting at which a quorum is present by the affirmative vote of the holders of a majority of the outstanding shares present in person or by proxy and entitled to vote, except for election of directors, which requires a plurality vote, and certain matters governed by
Section 203 of the DGCL, which requires the approval of the Board of Directors and of two-thirds (66-2/3%) vote of disinterested stockholders to approve certain types of business combinations. See "Description of Capital Stock -- Certain Statutory, Charter and Bylaw Provisions Which Could Have an Anti-Takeover Effect." Pursuant to the Certificate of Incorporation, directors may be removed only for cause and only by the affirmative vote of two-thirds (66-2/3% of the outstanding voting securities. In the election of members of the Board of Directors, there is no cumulative voting, and therefore, except as otherwise required by the terms of any series of Preferred Stock then outstanding, the holders of a majority of the shares of Common Stock entitled to vote and voting at the meeting will be entitled to elect all of the members of the Board of Directors to be elected at the meeting if they choose to do so.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     QUORUM. One hundred (100) members represented in person or by proxy constitutes a quorum for the transaction of business at any meeting of the members.

     PREFERRED STOCK. Not applicable.

     LIMITED LIABILITY. The liability of a member generally is limited to the premiums accrued under the current policies of insurance issued by the Exchange to the member. Members of the Exchange are not subject to assessment.


DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

     QUORUM. The holders of a majority of the stock issued and outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at all meetings of stockholders.

     PREFERRED STOCK. The ISMIE Holdings Board is authorized, subject to any limitations prescribed by law, without further action by stockholders, to issue up to 5,000,000 shares of Preferred Stock, from time to time, in one or more series and, with respect to each series, to determine its terms, including the number of shares, dividend rates, redemption rights, conversion rights, voting rights and rights on liquidation. Because the ISMIE Holdings Board has the power to establish the preferences, powers and rights of each series, it may afford the holders of any particular series of Preferred Stock preferences, powers and rights (including dividend rights, voting powers and liquidation preferences) senior to the rights of the holders of Common Stock. No shares of Preferred Stock will be outstanding immediately following the Conversion, and the Company has no immediate plans to issue any series of Preferred Stock. The issuance of a series of Preferred Stock could, depending on the terms of the series, have the effect of discouraging, delaying or preventing a third party from acquiring or proposing to acquire a majority of the outstanding voting stock of ISMIE Holdings. See "Description of Capital Stock -- Preferred Stock."

     Limited Liability. The liability of holders of Common Stock is generally limited to the price paid for the Common Stock by the holder.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     MANAGEMENT. The Exchange is a reciprocal insurance exchange and management responsibility is divided between the Board of Governors and its Attorney-in-Fact, Illinois State Medical Insurance Services, Inc. The Attorney-in-Fact is designated as the attorney-in-fact for each subscriber under an Applicant Subscriber's Representation, Authorization and Release, Application for Membership - Power of Attorney (the "Subscriber Agreement") which each subscriber signs when making application for insurance. The Power of Attorney Agreement between the Attorney-in-Fact and the Exchange (the "Management Agreement"), describes the allocation of powers and duties between the Attorney-in-Fact and the Board of Governors.

     Under the Subscriber Agreement and the Management Agreement, the Attorney-in-Fact is subject to the control and supervision of the Board of Governors, is authorized to operate the business of the Exchange, accepts or rejects, underwrites and issues policies for the Exchange, collects and accounts for all premiums paid, handles and disposes of claims, and performs all related functions.

DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

     MANAGEMENT. The ISMIE Holdings Board has the power and duty to manage the business and affairs of ISMIE Holdings and, indirectly, all its subsidiaries. The ISMIE Holdings Board may designate committees, each committee to consist of one or more directors, and has established an audit committee, a compensation committee, an executive committee, a stock option committee, a nominating committee and an investor relations committee. Directors are elected by the stockholders of ISMIE Holdings. See "-- Voting" and "-- Election of Directors."

     The officers of the Company serve at the discretion of the ISMIE Holdings Board.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     BOARD OF GOVERNORS. The Rules and Regulations of the Exchange provide that the Board of Governors shall consist of twenty-one members, each of whom must be a physician member. The Board of Governors is divided into three classes who serve for staggered terms. Each class is composed of seven governors, who serve for a term of three years, with one class being elected at each annual meeting.

     ELECTION OF GOVERNORS. The Exchange's Rules and Regulations provide that nominations for election of members of the Board of Governors must be made by members who comply with certain notice procedures. A Nominating Committee composed of at least three but no more than five members of the Board of Governors reviews the nominees and presents its recommendations to the Executive Committee of the Board of Governors which ultimately approves a slate of recommended nominees for consideration by the members. The Rules and Regulations also provide that members who comply with certain procedures may run without being recommended by the Nominating Committee. See "-- Meetings and Actions."

DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

     BOARD OF DIRECTORS. The ISMIE Holdings Board consists of not less than three and more than fifteen directors, the exact number to be fixed from time to time by the affirmative vote of a majority of the ISMIE Holdings Board.

     Immediately following the consummation of the Conversion, the ISMIE Holdings Board will consist of ten members. The Board of Directors is divided into three classes who serve staggered terms (not including directors who may be selected from time to time by holders of Preferred Stock). Each class consists, as nearly as possible, of one-third of the total number of directors, who serve for a term of three years, with one class being elected at each annual meeting. See "Management -- Directors and Executive Officers."

     In the future, the Board's ability to determine the number of directors could delay any stockholder from obtaining majority representation on the ISMIE Holdings Board and filling the new vacancies with its own nominees until the next stockholder election.

     ELECTION OF DIRECTORS. The Certificate of Incorporation provides that nominations for election of directors may be made only by or at the direction of the ISMIE Holdings Board or by any stockholder of ISMIE Holdings entitled to vote on the election of directors who complies with certain notice procedures and who was a stockholder of record at the time of giving notice. See "-- Meetings and Actions." Directors are elected at the annual meeting of stockholders except when filling vacancies or newly-created vacancies. See "-- Vacancies." A plurality of votes present in person or by proxy and entitled to vote on the election of directors is required for election.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     REMOVAL OF GOVERNORS. The Exchange's Rules and Regulations do not contain any provisions relating to the removal of a member of the Board of Governors.

     VACANCIES. Vacancies in the Board of Governors are filled by a vote of the majority of the remaining Governors (1) for the remaining term if the remaining term is less than 18 months, or (2) only until the next annual meeting of members if the remaining term is more than 18 months.

DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

     REMOVAL OF DIRECTORS. The Certificate of Incorporation provides that directors can be removed from office only for cause and only with the vote of two-thirds of the voting power of the then outstanding shares of voting stock of ISMIE Holdings, voting together as a single class.

     VACANCIES. The Certificate of Incorporation provides that vacancies on the ISMIE Holdings Board and any newly-created directorships resulting from an increase in the authorized number of directors may be filled for the remainder of a term only by an affirmative vote of a majority of the remaining directors (even though less than a quorum). The provisions of the Certificate of Incorporation governing removal of directors and the filling of vacancies would preclude a third party from removing incumbent directors and simultaneously gaining control of the ISMIE Holdings Board by filling vacancies created by the removal with its own nominees unless, among other things, the third party controls at least two-thirds of the combined voting power of ISMIE Holdings' voting stock.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     INDEMNIFICATION. The Exchange's Rules and Regulations provide that the Exchange shall indemnify the members of the Board of Governors, the officers of the Exchange, the employees of the Exchange and any person serving as a director, trustee, officer, or employee of another enterprise at the request of the Exchange, from and against expenses (including attorneys' fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred in connection with any actions, suits or proceedings relating to claims or liabilities asserted against the management or operations of the Exchange, including any derivative actions brought in the name of or on behalf of the Exchange. However, indemnification may be made only if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Exchange and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action, no indemnification will be made if such person shall have been finally adjudged to be liable for negligence or misconduct unless the court in which such action was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses.

     AMENDMENTS TO GOVERNING DOCUMENTS. Members of the Exchange may adopt, alter, amend or repeal provisions of the Exchange's Rules and Regulations by the vote of two-thirds of the members voting at an annual or special meeting or by the vote of two-thirds of the number of Governors holding office at any regular or special meeting thereof.

DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

     INDEMNIFICATION. The Certificate of Incorporation provides that ISMIE Holdings shall indemnify its directors, officers and any person serving at the request of the corporation as a director, officer employee or agent of another corporation, and may indemnify its employees and agents, who are parties or threatened to be made parties to any action, suit or proceeding by reason of such person's capacity as a director, officer, employee or agent of ISMIE Holdings, from and against expenses (including attorneys' fees), judgments, fines and settlements arising from such action, suit or proceeding to the fullest extent authorized by the DGCL. Section 145(a) of the DGCL provides that a corporation may indemnify a director, officer, employee or agent if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. As permitted by the DGCL, the Certificate of Incorporation eliminates in certain circumstances the monetary liability of the directors of ISMIE Holdings for a breach of their fiduciary duties as directors.

     AMENDMENTS TO GOVERNING DOCUMENTS. Stockholders of ISMIE Holdings are entitled to adopt, alter, amend, rescind or repeal provisions of the ISMIE Holdings Bylaws by the affirmative vote of a majority of the stockholders present in person or by proxy at a duly called meeting of stockholders at which a quorum is present. The ISMIE Holdings Board is also entitled to alter, amend, change or repeal provisions of the ISMIE Holdings Bylaws by majority vote. Generally, under Section 242 of the DGCL, an amendment to

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     FINANCIAL REPORTING. The Exchange is not required to provide the members with any annual or quarterly income and expense statements or balance sheets. The Exchange is required to file annual and quarterly financial statements prepared in accordance with statutory accounting practices ("SAP") with the Illinois Insurance Department, which are open to public inspection. The Exchange provides to members an annual report of its financial condition and results of operations, prepared in accordance with GAAP and audited by independent auditors.

     BUSINESS COMBINATIONS. The Rules and Regulations of the Exchange do not contain any provisions relating to business combinations. The Illinois Insurance Code generally requires a vote of two-thirds of the members voting in person or by proxy to approve a merger, consolidation or plan of exchange.

DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

the Certificate of Incorporation requires adoption by the ISMIE Holdings Board of a resolution setting forth the proposed amendment and the approval of the resolution by a majority vote of the Common Stock issued, outstanding and entitled to vote.

     FINANCIAL REPORTING. ISMIE Holdings will be subject to the reporting requirements of the Exchange Act, and will file annual and quarterly reports with the Securities and Exchange Commission and with the Nasdaq National Market. ISMIE Holdings will also provide to the holders of Common Stock annual and quarterly reports of its financial condition and results of operations, prepared in accordance with GAAP and, with respect to the annual reports, audited by independent auditors. Following the Conversion, ISMIE Indemnity will file annual and quarterly financial statements under SAP with the Illinois Insurance Department.

     BUSINESS COMBINATIONS. The DGCL generally requires that a majority of the stockholders approve a merger, consolidation or the sale, lease or exchange of all or substantially all of a corporation's property and assets. The DGCL contains additional restrictions where such action or transaction is with, or proposed by or on behalf of, an "interested stockholder" (defined generally as a person owning 15% or more of ISMIE Holdings' outstanding voting stock). See "-- Anti-takeover Provisions" and "Description of Capital Stock -- Certain Statutory, Charter and Bylaw Provisions Which Could Have an Anti-Takeover Effect."

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE

     ANTI-TAKEOVER PROVISIONS. As a reciprocal insurance exchange, the Exchange has no capital stock or other transferable ownership interests and therefore is not subject to being acquired by a hostile bidder. The Board of Governors is divided into three classes of directors, serving staggered three-year terms. As a result, one third of the Board of Governors is elected each year. This classified board provision could delay a majority of members who do not favor the policies of the Board of Governors from removing a majority of the Board of Governors for two years.

DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

     ANTI-TAKEOVER PROVISIONS. ISMIE Holdings is a Delaware corporation and is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of ISMIE Holdings' outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with ISMIE Holdings for three years following the time that person became an interested stockholder unless: (i) before that person became an interested stockholder, the ISMIE Holdings Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of ISMIE Holdings outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of ISMIE Holdings and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or following the time on which that person became an interested stockholder, the business combination is approved by the ISMIE Holdings Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of ISMIE Holdings not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving ISMIE Holdings and a person who was not an interested stockholder during the privious three years or who became an

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE






DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

interested stockholder with the approval of a majority of ISMIE Holdings' directors or during a time when the restrictions in Section 203 did not apply, if that extraordinary transaction is approved or not opposed by a majority of the directors (but not less than one) who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     The ISMIE Holdings Board of Directors is divided into three classes of directors, serving staggered three-year terms. The classified board provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of ISMIE Holdings. The Certificate of Incorporation of ISMIE Holdings and ISMIE Holdings' Bylaws also contain certain provisions that may delay, defer or prevent a change of control of ISMIE Holdings and make removal of management more difficult. These provisions are intended to (i) enhance the likelihood of continuity and stability in the composition of the ISMIE Holdings Board and in the policies formulated by the ISMIE Holdings Board, (ii) discourage certain types of transactions which may involve an actual or threatened change of control of ISMIE Holdings, (iii) reduce the vulnerability of ISMIE Holdings to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of ISMIE Holdings, and (iv) discourage certain tactics that may be used in proxy fights.

DESCRIPTION OF CERTAIN RIGHTS OF MEMBERS OF THE EXCHANGE






DESCRIPTION OF CERTAIN RIGHTS OF HOLDERS OF ISMIE HOLDINGS STOCK AFTER THE CONVERSION

     Moreover, the issuance of shares of Preferred Stock by ISMIE Holdings (or the issuance of rights to purchase such shares) could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might (i) impede a business combination by including class voting rights that would enable the holders to block such a transaction or (ii) facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. Also, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock.

     The provisions described in "-- Meetings and Actions," "-- Board of Directors," "Election of Directors," "-- Removal of Directors,"
"-- Vacancies," and "-- Amendments to Governing Documents," together with the ability of the ISMIE Holdings Board to authorize the issuance of Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or the assumption of control of ISMIE Holdings by the holder of a large block of Common Stock. These provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if a majority of the stockholders might consider such event to be in their best interest. See "Description of Capital Stock -- Certain Statutory, Charter and Bylaw Provisions Which Could Have an Anti-Takeover Effect."


                             MARKET FOR COMMON STOCK

     The Exchange, as a reciprocal insurance exchange, has not issued any capital stock. ISMIE Holdings has been organized for the purpose of becoming the parent company of ISMIE Indemnity upon consummation of the Conversion. Prior to the Conversion, there has not been any market for the Common Stock. Application will be made to have the Common Stock approved for listing, subject to official notice of issuance, on the Nasdaq National Market under the symbol "ISME." There can be no assurance that an active or orderly market for the Common Stock will develop after listing or, if developed, will continue. Regardless of whether a public market for the Common Stock develops, if a substantial number of shares of Common Stock are sold by Eligible Members or any other stockholders, the market price of the Common Stock may be adversely affected.

     Although we have considered, and may consider in the future, an initial public offering of the Common Stock, there is no assurance that an initial public offering will occur. If an initial public offering does not occur, it is less likely that an active or orderly trading market will develop for the Common Stock. The absence of an active and orderly trading market could adversely effect the market price of the Common Stock subsequent to the Conversion. See "Risk Factors -- Sales of Substantial Amounts of Common Stock Following the Conversion Could Lower the Market Price of the Common Stock" and "Risk Factors -- An Active or Orderly Trading Market for the Common Stock May Not Develop; Our Stock Price May Be Volatile."

                                DIVIDEND POLICY

     The declaration and payment of dividends to holders of Common Stock will be at the discretion of the ISMIE Holdings Board and will be dependent upon our financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends to ISMIE Holdings by ISMIE Indemnity and other factors considered relevant by the ISMIE Holdings Board. We have not made any determination whether we will pay dividends on the Common Stock in the foreseeable future. There can be no assurance that dividends will be paid or, if paid initially, that they would continue to be paid in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." See "Comparison of Certain Rights of Members Before and After the Conversion -- Distributions."

     Following the Effective Date, ISMIE Holdings will be an insurance holding company whose assets will consist primarily of the outstanding shares of the Common Stock of ISMIE Indemnity. ISMIE Holdings' ability to pay dividends to its stockholders and meet its other obligations, including operating expenses and any debt service, will depend primarily upon the receipt of sufficient funds from ISMIE Indemnity. The payment of dividends by ISMIE Indemnity to ISMIE Holdings will be restricted by applicable insurance law. See "Risk Factors --Regulation of Insurance Companies is Primarily Concerned with Protecting the Interests of Policyholders, Not Stockholders," "Business -- Regulation --Regulation of Dividends from Insurance Subsidiaries" and "Description of Capital Stock."

                                 CAPITALIZATION

     The information set forth in the table presented below is derived from the consolidated financial statements and the related notes thereto included elsewhere in this Proxy Statement/Prospectus. The table presents the capitalization at December 31, 1998 of: (i) the Exchange and the Attorney-in-Fact; and (ii) ISMIE Holdings, adjusted to reflect, on a pro forma basis, the Conversion and the issuance of 10,000,000 shares of Common Stock in connection with the Conversion to Eligible Members and 100,000 shares of Common Stock to ISMIE Indemnity. See "The Conversion." The table should be read in conjunction with the historical consolidated financial statements and related notes appearing elsewhere in this Proxy Statement/Prospectus.


                                                    At December 31, 1998
                                                    --------------------

                                                   Actual       As Adjusted
                                                  --------     -------------
                                                    (Dollars in Thousands)
 Total debt  . . . . . . . . . . . . . . . . . .  $      -        $     -

 Equity:

   Preferred stock, $0.01 par value, 5,000,000
   shares authorized; no shares issued and
   outstanding . . . . . . . . . . . . . . . . .         -              -

   Common stock, $0.01 par value,
   40,000,000 shares authorized; 0 shares issued
   and outstanding; 10,100,000 issued and
   10,000,000 outstanding, as adjusted (1) . . .         -             100

 Additional paid-in capital  . . . . . . . . . .         -         227,607

 Policyholders' surplus/retained earnings  . . .    227,707             -

 Accumulated other comprehensive income  . . . .     14,983         14,983
                                                   --------       --------

      Total Equity . . . . . . . . . . . . . . .   $242,690       $242,690
                                                   --------       --------

 Total capitalization  . . . . . . . . . . . . .   $242,690       $242,690
                                                   --------       --------
                                                   --------       --------

(1) The 100,000 shares issued to ISMIE Indemnity in the Conversion are treated as issued but not outstanding under GAAP. See "The Conversion -- Additional Aspects of the Merger Agreement and the Conversion -- Issuance of Shares to ISMIE Indemnity."


              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE CONVERSION

     The following discussion is a summary of the material federal income tax consequences which are expected to result from the Conversion and the related transactions, and is based on the opinion of Lord, Bissell & Brook, tax counsel to the Company ("Tax Counsel"). This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations thereunder and administrative rulings and court decisions, all of which are subject to changes that can be retroactively applied. The following discussion is limited to those persons who are citizens or residents of the U.S., corporations or partnerships organized in or under the laws of the U.S., and an estate or trust, the income of which is subject to federal income taxation regardless of its source.

     Tax Counsel's opinion is based on current law, certain assumptions set forth in the opinion, certain representations from the Exchange, ISMIE Holdings and ISMIE Indemnity and certain other information, data, documentation and materials Tax Counsel deems necessary. An opinion of counsel (although the opinion would represent the best interpretation of applicable law by counsel) is not binding on the Internal Revenue Service, and, therefore, we cannot assure you that this opinion would not be challenged by the Internal Revenue Service or would be sustained by a court if so challenged.

     It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the Conversion as they relate to the particular circumstances of each Eligible Member. This discussion does not address any aspect of foreign, state or local law or federal estate or gift tax considerations. In addition, the following discussion does not address how the federal income tax rules affect all of the possible types of Eligible Members, some of whom (E.G., tax-exempt entities) may be subject to special rules not discussed herein.

     THE DISCUSSION SET FORTH BELOW ADDRESSES ONLY THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICATION WHICH ARE EXPECTED TO RESULT FROM THE CONVERSION. ELIGIBLE MEMBERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE CONVERSION, AND HOLDING AND DISPOSITION OF COMMON STOCK TO BE RECEIVED IN CONNECTION WITH THE CONVERSION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

GENERAL

     Assuming that the Conversion and the related transactions will take place as described elsewhere in this Proxy Statement/Prospectus and that certain factual matters represented by the Exchange are true and correct, it is the opinion of Tax Counsel that (i) the Conversion will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) Eligible Members will recognize no gain or loss for federal income tax purposes by reason of the exchange of their Membership Interests for the Common Stock, and (iii) no gain or loss will be recognized by the Exchange, ISMIE Holdings or ISMIE Indemnity, as further discussed below.

ELIGIBLE MEMBERS

     Eligible Members will not recognize gain or loss for federal income tax purposes upon their exchange of Membership Interests for Common Stock pursuant to the Conversion. The tax basis in their Common Stock will be equal to their tax basis in their exchanged Membership Interests, which is deemed to be zero for federal income tax purposes. The holding period for the Common Stock received by an Eligible Member generally will include the holding period for the exchanged Membership Interest.

     Upon a subsequent sale or other taxable disposition of Common Stock issued in the Conversion, Eligible Members will recognize gain in an amount equal to the amount of cash and fair market value of any property received upon such sale or other taxable disposition minus their tax basis in that Common Stock. Since their tax basis in the Common Stock would be zero (as discussed above), the entire amount of cash and fair market value of any property received would be the amount of gain subject to tax. This gain will generally be long-term capital gain if the holding period of the Common Stock (which includes the holding period of the exchanged Membership Interest) is more than one year.

     Policies issued by the Exchange before the Conversion will not be deemed reissued or newly issued in exchange for existing policies as a result of the Conversion. Accordingly, the federal income tax rules that currently apply to each policy will generally continue to apply after the Conversion.

THE EXCHANGE AND ISMIE INDEMNITY

     Subject to the discussion below under "-- Issuance of Rules Dealing with Inversions," no gain or loss will be recognized by the Exchange and ISMIE Indemnity as a result of the Conversion. ISMIE Indemnity's tax basis in the assets of the Exchange acquired pursuant to the Conversion will be equal to the tax basis of those assets in the hands of the Exchange immediately prior to the merger of the Exchange with and into ISMIE Indemnity.

CONSEQUENCE OF A TAXABLE EXCHANGE

     If the Conversion were not to qualify as a tax-free reorganization under
Section 368(a) of the Code, Eligible Members would recognize gain equal to the fair market value of the Common Stock received in the Conversion minus their tax basis in their exchanged Membership Interests (which, as discussed above, would be zero). The gain would generally be capital gain, and would be long-term capital gain if Eligible Member has held the Membership Interest for more than one year. The tax basis of the Common Stock received pursuant to the Merger Agreement would generally be equal to the fair market value of that stock at the Effective Time, and the holding period of the exchanged Membership Interest would not be included in the holding period of the Common Stock received.

     In addition, if the Conversion were not to qualify as a tax-free reorganization, the Exchange would recognize, in a taxable transaction, gain equal to the excess of the fair market value of the total Common Stock that Eligible Members are entitled to receive pursuant to the Conversion over the Exchange's aggregate tax basis in its assets transferred to ISMIE Indemnity in the Conversion.

ISSUANCE OF RULES DEALING WITH INVERSIONS

     There is a pending project at the Internal Revenue Service dealing with the tax consequences of a transaction involving an "inversion" of members of an affiliated group (I.E., the positions of the members are inverted or otherwise reversed). The Service has announced in Notice 94-93 that any Treasury Regulations addressing inversion transactions will apply to certain transactions occurring on or after September 22, 1994. Notice 94-93 provides that future Treasury Regulations may require, where appropriate, "recognition of income or gain at the time of an inversion transaction" or "reductions to the basis (or increases in gain on the sale or other disposition) of the stock of one or more corporations that are involved in inversion transactions." While the potential scope of any future Treasury Regulations or other Service positions applicable to inversion transactions is unclear, Tax Counsel does not believe that income or gain recognition should be required in connection with the Conversion and the related transactions.

POSSIBLE POLICYHOLDER DIVIDEND TREATMENT

     You should be aware that a federal court of appeals recently affirmed a federal district court decision which rejected a claim by a life insurance company that its distribution to its policyholders of stock and cash pursuant to its plan of demutualization should be treated as a policyholder dividend distribution, rather than as part of an exchange. UNUM CORP. V. UNITED STATES, 929 F. Supp. 15 (D. Me. 1996), AFF'D, 130 F.3d 501 (1st Cir. 1997),
CERT. DENIED, 119 S. Ct. 42 (1998). If the distribution were treated for federal income tax purposes as a dividend distribution, the company would be entitled to a policyholder dividend deduction equal to the amount of cash and the fair market value of any stock distributed, and each policyholder receiving stock or cash would likely be treated for federal income tax purposes as if the policyholder had received a policyholder dividend equal to the amount of cash or the fair market value of the stock received. Consistent with the holding in UNUM CORP., the Exchange plans to treat the Common Stock distributed in the Conversion as issued in exchange for the Membership Interests pursuant to a tax-free reorganization and not as a policyholder dividend.

     In the event that any portion of the consideration received by an Eligible Member pursuant to the Conversion were treated as a policyholder dividend (an event which Tax Counsel believes is highly unlikely), the normal tax consequences of the receipt of a policyholder dividend would apply (rather than the rules generally summarized above). The tax basis of the Common Stock received pursuant to the Merger Agreement would generally be equal to the fair market value of that stock at the Effective Time, and the holding period of the exchanged Membership Interest would not be included in the holding period of the Common Stock received.

TAXPAYER IDENTIFICATION NUMBER

     It is important that you complete, sign and return the Taxpayer Identification Card accompanying your Proxy Card. (For most individuals, your taxpayer identification number is your Social Security number.) ANY ELIGIBLE MEMBER WHO FAILS TO COMPLETE, SIGN AND RETURN THIS CARD MAY BE SUBJECT TO A $50 PENALTY AND THE EXCHANGE (OR ISMIE INDEMNITY) MAY BE REQUIRED TO WITHHOLD FOR FEDERAL INCOME TAXES 31% OF ANY CASH PAYMENT, INCLUDING ANY FUTURE DIVIDENDS ON COMMON STOCK, YOU WOULD OTHERWISE RECEIVE. This 31% withholding is not an additional tax and any amount withheld may be claimed on the your federal income tax return as a credit against the your federal income tax liability.

                        SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected financial data for ISMIE and the Attorney-in-Fact. The selected income statement data (other than direct and assumed premiums written) set forth below for each of the three years in the three-year period ended December 31, 1998 and the selected balance sheet data as of December 31, 1998 and 1997 are derived from the consolidated financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere herein and should be read in conjunction with, and are qualified by reference to such statements and the related notes thereto. The selected income statement data (other than direct and assumed premiums written) for the years ended December 31, 1995 and 1994 and the selected balance sheet data as of December 31, 1996, 1995 and 1994 are derived from audited financial statements of ISMIE and the Attorney-in-Fact which management believes incorporate all of the adjustments necessary for the fair presentation of the financial condition and results of operations for such periods. All selected income statement and balance sheet data are presented in accordance with GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                    As of or for the Year Ended December 31,

                                                          1998          1997           1996            1995          1994
                                                          ----          ----           ----            ----          ----
                                                          (in thousands, except per share, ratios and percentage data)
Income Statement Data:

Premiums written

           Direct and assumed premiums written          $179,668      $196,152       $207,578        $197,241      $203,756
                                                       ----------    ----------     ----------      ----------    ----------
                                                       ----------    ----------     ----------      ----------    ----------

           Net premiums written                          134,215       104,953         85,532          96,809       140,504

 Direct and assumed premiums earned                      177,451       188,866        207,857         221,491       200,285

 Reinsurance premiums ceded                              (45,453)      (91,199)      (122,040)       (100,432)      (63,252)
                                                       ----------    ----------     ----------      ----------    ----------

 Net premiums earned                                     131,998        97,667         85,817         121,059       137,033

 Net investment income                                    45,361        46,663         46,436          50,927        49,140

 Other income                                              5,095             0              0               0             0

 Realized investment gains (losses)                         (104)         (401)         2,406             322        12,141
                                                       ----------    ----------     ----------      ----------    ----------

      Total revenues                                     182,350       143,929        134,659         172,308       198,314
                                                       ----------    ----------     ----------      ----------    ----------

 Losses and loss adjustment expenses                     153,660       117,816        105,403         177,273       210,046

 Other operating expenses                                 16,222        10,878          6,296           8,793        11,870
                                                       ----------    ----------     ----------      ----------    ----------

      Total expenses                                     169,882       128,694        111,699         186,066       221,916
                                                       ----------    ----------     ----------      ----------    ----------

 Income (loss) before income taxes                        12,468        15,235         22,960         (13,758)      (23,602)

 Income taxes (benefit)                                     (257)       (3,206)        19,541           6,007        (8,564)
                                                       ----------    ----------     ----------      ----------    ----------

      Net income (loss)                                  $12,725       $18,441         $3,419        ($19,765)     ($15,038)
                                                       ----------    ----------     ----------      ----------    ----------
                                                       ----------    ----------     ----------      ----------    ----------
 Balance Sheet Data:

 Total investments and invested cash                    $887,661      $787,333       $780,209        $861,428      $780,362

 Total assets                                          1,211,428     1,246,506      1,287,514       1,362,798     1,263,586

 Members' Equity(1)                                      242,690       220,169        193,336         200,969       175,200


 Additional Data:

 Pro forma earnings (loss) per share(2)                    $1.27         $1.84          $0.34          ($1.98)       ($1.50)

 Pro forma book value per share                            24.27         22.02          19.33           20.10         17.52

 Pro forma book value per share, net of FAS 115(1)         22.77         21.50          19.65           19.31         21.29

 Retention rate(3)                                         86.0%         90.1%          90.8%           92.4%         93.4%

 Investment yield(4)                                       5.60%         6.07%          5.77%           6.10%         6.00%

 Direct ratios (GAAP)(5):

      Loss & LAE                                           94.5%         95.1%          77.4%          128.6%        142.0%

      Expense                                              10.1%          8.8%           7.4%            6.4%          6.2%

      Combined                                            104.6%        103.9%          84.8%          135.0%        148.2%

 Net ratios (GAAP)(6):

      Loss & LAE                                          116.4%        120.6%         122.8%          146.4%        153.3%

      Expense                                              12.3%         11.1%           7.3%            7.3%          8.7%

      Combined                                            128.7%        131.8%         130.2%          153.7%        161.9%

 Statutory combined ratio                                 128.5%        131.0%         130.2%          155.5%        161.9%

 Statutory surplus                                      $187,224      $172,713       $158,622        $134,432      $135,339



(1) The Company has designated its entire fixed maturity and equity security investment portfolio as "available for sale". Under FAS 115, the Company's equity reflects unrealized market appreciation or depreciation on these investments, net of deferred taxes thereon. For purposes of this calculation, the unrealized market appreciation or depreciation, net of deferred taxes, has been removed from members' equity.

(2) Gives effect in all periods to the issuance of approximately 10,000,000 shares of Common Stock to Eligible Members. The 100,000 shares of Common Stock issued to ISMIE Indemnity are not considered outstanding for purposes of determining the per share amounts.

(3) Represents the percentage of policyholders insured by the Company at the beginning of the year that continued to be insured by the Company at the end of the year.

(4) Represents the yield as determined for statutory reporting purposes which, for any period, equals annualized investment income, excluding realized capital gains or losses and net of expenses, divided by the average of beginning and ending cash and investments at statement value plus accrued investment income.

(5) Direct ratios represent the ratios of losses and expenses, before deducting reinsurance recoverables, to direct and assumed premiums earned, before reinsurance premiums ceded.

(6) Net ratios represent the ratios of losses and expenses, after deducting reinsurance recoverables, to net premiums earned, after reinsurance premiums ceded.

                          MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and the related notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

GENERAL

     The financial results for medical malpractice insurers are influenced by a number of factors, many of which are beyond ISMIE's control. These factors include, among other things, changes in frequency and severity of claims, changes in tort laws (tort reform), judicial decisions and changes in general economic conditions. The availability of medical malpractice insurance, or the industry's underwriting capability, is determined primarily by historical underwriting results, investment returns, available capital and the perception of adequate pricing.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     PREMIUMS. Direct premiums written decreased $16.5 million to $179.7 million for the year ended December 31, 1998 from $196.2 million for the same period in 1997. This decrease was due primarily to premium discounts associated with the conversion of group practices to the Clinic Option program. Net premiums earned increased $34.3 million to $132.0 million for the year ended December 31, 1998 from $97.7 million for the same period in 1997. This increase was due to a strategic reduction in ceded premiums associated with the Company's quota share reinsurance program.

     NET INVESTMENT INCOME. Net investment income decreased $1.3 million to $45.4 million for the year ended December 31, 1998 from $46.7 million for the same period in 1997. The overall pretax investment yield was 5.60% for the year ended December 31, 1998, a decrease from the yield of 6.07% for the same period in 1997.

     LOSSES AND LAE. Losses and loss adjustment expenses ("LAE"), net of reinsurance, increased $35.9 million to $153.7 million for the year ended December 31, 1998 from $117.8 million for the same period in 1997. The increase was due primarily to a strategic reduction in losses ceded under the quota share reinsurance program in the current year. The net loss ratio decreased to 116.4% for the year ended December 31, 1998 from 120.6% for the same period in 1997. The reduction in the net loss ratio was attributable primarily to a decrease in reported claims between these periods. Because of the reinsurance in place during this period, management believes it is also meaningful to examine the losses in its book of business, relative to the industry, by analyzing the direct loss ratio. The direct loss ratio for the years ended December 31, 1998 and 1997 was 94.5% and 95.1%, respectively. This decrease is attributable primarily to a general decrease in frequency of claims.

     OTHER OPERATING EXPENSES. Other operating expenses increased $5.3 million to $16.2 million for the year ended December 31, 1998 from $10.9 million for the same period in 1997. This was due primarily to a $0.5 million increase in commissions paid to brokers, and a $4.0 million decrease in the commission ceding allowance associated with the quota share reinsurance program. These factors resulted in a 1.2 percentage point increase in the net expense ratio to 12.3% for the year ended December 31, 1998 from 11.1% for the same period in 1997. Management also believes a meaningful way to compare its operating expenses is by looking at its direct expense ratio, before reinsurance transactions. On this basis, direct expenses were 10.1% for the year ended December 31, 1998, up 1.3 percentage points from the 8.8% for the year ended December 31, 1997.

     FEDERAL INCOME TAXES. The Company's income tax benefit decreased approximately $2.9 million to $0.3 million for the year ended December 31, 1998 compared to $3.2 million for the same period in 1997. The difference between the effective tax rate and the statutory rate relates principally to changes in the valuation allowance established for deferred tax assets. The valuation allowance represents that portion of the deferred tax assets for which it is more likely than not that a tax benefit will not be realized. For more information, refer to Note 4 in the Consolidated Financial Statements attached hereto at page F-__.

     NET INCOME. Net income decreased $5.7 million to $12.7 million for the year ended December 31, 1998 from $18.4 million for the same period in 1997. The decrease in net income primarily reflects an increase in net premiums earned (at a combined ratio greater than 100%), a slight increase in the net expense ratio and an increase in the Company's effective tax rate.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     PREMIUMS. Direct premiums written decreased $11.4 million to $196.2 million for the year ended December 31, 1997 from $207.6 million for 1996. Direct premiums written decreased 5.5% due to a 2.0% decrease in insured physicians and because of premium discounts related to the conversion of group practices to the Clinic Option program. Net premiums earned increased $11.9 million to $97.7 million for the year ended December 31, 1997 from $85.8 million for 1996. This increase was due entirely to a strategic reduction in ceded premiums associated with the Company's quota share reinsurance program.

     NET INVESTMENT INCOME. Net investment income increased $0.3 million to $46.7 million for the year ended December 31, 1997 from $46.4 million for 1996. A decrease of approximately 4% in average invested assets between periods was offset by an increase in the overall pre-tax yield on investments to 6.07% for the year ended December 31, 1997 from 5.77% for 1996. The increase in yield was due to a change in the portfolio composition that added relatively more investment grade corporate bonds in lieu of lower yielding U.S. treasury securities.

     LOSSES AND LAE. Losses and LAE, net of reinsurance, increased $12.4 million to $117.8 million for the year ended December 31, 1997 from $105.4 million for 1996. The increase was due primarily to an increase in severity of claims that was offset by a 4.5% decrease in reported claims. The net loss and LAE ratio decreased 2.2 percentage points to 120.6% for the year ended December 31, 1997 from 122.8% for 1996. The direct loss and LAE ratio for the year ended December 31, 1997 and 1996 was 95.1% and 77.5% respectively. The direct loss and LAE ratio in 1996 was 17.6 percentage points lower due to a one-time favorable effect of a reduction in claims reported during 1996 after a "frontloading" of claims experienced during 1995 immediately prior to the passage of tort reform legislation in Illinois.

     OTHER OPERATING EXPENSES. Other operating expenses increased $4.6 million to $10.9 million for the year ended December 31, 1997 from $6.3 million for 1996. This was due primarily to a $0.9 million increase in commissions paid to brokers and a $3.3 million decrease in the commission ceding allowance associated with the quota share reinsurance program. These factors resulted in a 3.8 percentage points increase in the net expense ratio to 11.1% for the year ended December 31, 1997 from 7.3% for 1996. The direct expense ratio increased 1.4 percentage points to 8.8% for the year ended December 31, 1997 from 7.4% for 1996.

     FEDERAL INCOME TAXES. The income tax benefit was $3.2 million for the year ended December 31, 1997 compared to income tax expense of $19.5 million for 1996. For both years, the difference between the effective tax rate and the statutory rate relates principally to changes in the valuation allowance established for deferred tax assets. The determination of the valuation allowance is subject to many factors, including estimates of future taxable income for the Company. For more information, refer to Note 4 in the Consolidated Financial Statements attached hereto at page F-___.

     NET INCOME. Net income increased $15.0 million to $18.4 million for the year ended December 31, 1997 from $3.4 million for 1996. The increase in 1997 was attributable largely to a decrease in the Company's effective income tax rate. Items offsetting this increase were a realized investment loss of $0.4 million for the year ended December 31, 1997 as compared to a gain of $2.4 million for 1996 and a $4.6 million increase in other operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

     The primary sources for ISMIE's liquidity are insurance premiums, net investment income, recoveries from reinsurers and proceeds from the maturity or sale of invested assets. Funds are used to pay claims, LAE, operating expenses, reinsurance premiums and taxes, and to purchase additional invested assets.

     ISMIE's cash flow during the last three years has fluctuated due to reinsurance payments. The largest cash outflow came from premiums paid for the purpose of quota share reinsurance. Also, ISMIE made a scheduled premium payment in 1997 applicable to the 1994/1995 treaty year. Adjusting for these reinsurance payments, ISMIE would have shown net cash provided by operating activities of $14.5 million, $15.1 million and $28.4 million for the years 1997, 1996 and 1995, respectively.

     In addition, effective July 1, 1998 ISMIE discontinued a reinsurance program with Cologne Re (Dublin) which provided quota share and stop loss protection. This program began

July 1, 1995. ISMIE's improved surplus position, along with recent favorable trends in claims frequency, also enabled it to commute the first two years of this reinsurance program, thereby recovering cash, along with the corresponding loss reserves, of $81.1 million in 1997 and $79.1 million in 1998.

     ISMIE invests primarily in government-backed securities, and securities that are A-rated or higher based on Standard & Poor's and Moody's rating systems. The average overall effective maturity of ISMIE's portfolio has consistently been slightly under five years, which approximates the anticipated turnover rate of its loss reserves. To further enhance liquidity, ISMIE has maintained about 25% of its invested assets in U.S. treasury notes and short-term investments. See "Business--Investment Portfolio."

     As a holding company, ISMIE Holdings' assets will consist primarily of the stock of ISMIE. The principal source of funds for ISMIE Holdings will be dividends from ISMIE Indemnity and proceeds, if any, from the issuance of debt and equity securities. ISMIE is and ISMIE Holdings will be restricted by Illinois law in the amount of dividends it can pay in relation to earnings or surplus, without consent of the Illinois Insurance Department. ISMIE may pay dividends in any year, without regulatory approval, to the extent of the greater of (i) 10% of its statutory capital and surplus at the end of the preceding year or (ii) its net income for the preceding year. If ISMIE had been a stock insurance company on December 31, 1998, the amount of dividends it would have been permitted to pay during 1999 without approval from the Illinois Insurance Department would have been approximately $18 million.

     Based on historical trends, market conditions and its business plan, the Company believes that its sources of funds will be sufficient to meet its liquidity needs in the foreseeable future. However, because economic, market and regulatory conditions may change, there can be no assurance that ISMIE's sources of funds will be sufficient to meet these liquidity needs. Also, the short-term and long-term liquidity needs of ISMIE may vary because of the uncertainties regarding the timing of claims settlement.

EFFECT OF INFLATION

     The primary effect of inflation on the Company relates to pricing and estimating reserves for unpaid losses and LAE for claims in which there is a long period between reporting and settlement, such as medical malpractice claims. The actual effect of inflation on the Company's results cannot be accurately known until claims are ultimately settled. Based on actual results to date, the Company believes that loss and LAE reserve levels and the Company's rate making process adequately incorporate the effects of inflation.

YEAR 2000 ISSUES

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may interpret a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, an inability to process transactions, send invoices or engage in similar normal business activities.

     The Company is highly dependent upon its computer processing systems. The Company's principal computer applications cover three broad areas of its operations: (i) policy processing; (ii) claims processing; and (iii) financial and accounting systems. The Company's plan to resolve the Year 2000 issue involves four phases: assessment, remediation, testing and implementation.

     The Company has substantially completed its assessment of all internal information technology systems that it believes could be significantly affected by the Year 2000 issue. In February 1998, the Company completed the installation of new systems to handle its policy processing requirements. The Company believes that these systems are Year 2000 compliant because these systems are currently processing new business and policy renewals with an effective date in 1999 and expiration date in the year 2000. The Company's claims processing system was installed in 1989 and was designed with a four digit year code field. Testing of the claims processing system is ongoing to
verify the system's overall Year 2000 compliance.   The Company's financial
and accounting systems were purchased from third party vendors. The Company is in the process of upgrading certain of these systems. The Company plans to obtain certification from these vendors that the financial and accounting systems are Year 2000 compliant.

     The Company expects to complete software reprogramming and replacement by June 30, 1999. Once software is reprogrammed or replaced for a system, the Company begins testing and implementation. Completion of the testing phase for all significant systems is expected by the end of August, with all remediated systems fully tested and implemented by September 30, 1999. The Company expects that all phases of its Year 2000 efforts will be completed by October 31, 1999.

     The Company is gathering information about the Year 2000 compliance status of its significant vendors and suppliers. This process will include the Company's request for certification from its vendors, service providers, brokers and other business partners to determine whether they may experience Year 2000 problems that could affect the Company. Based on its assessment to date, the Company is not aware of any vendor or supplier with a Year 2000 compliance problem that would materially impact the Company's results of operations, liquidity, or capital resources. However, the Company has no means of ensuring that such vendors or suppliers will be Year 2000 compliant. The inability of vendors or suppliers to complete their Year 2000 resolution process in a timely fashion could materially and adversely impact the Company's operations, liquidity or capital resources.

     The Company will utilize internal and external resources to reprogram or replace, test, and implement the software modifications for Year 2000 compliance. The Company has incurred costs to date (not including expenditures associated with the installation of new or upgraded systems as part of the Company's ongoing efforts to maintain and upgrade its information technology) of approximately $70,000 and costs are estimated to be less than $175,000 through the end of the project, which is targeted for October 1999. These costs have been considered in preparing the Company's capital and operating budgets. There can be no assurance, however, that efforts will be completed within these estimated costs and time periods. See "Risk Factors -- If Our Computer Systems or Those of Our Vendors and Suppliers Do Not Work Properly after December 31, 1999, Our Operations Will Be Disrupted."

      The Company may also be adversely affected if Year 2000 issues result in additional claims being made against our insureds. While the Company believes that its risk of loss from Year 2000 issues is not extensive because of the relatively small number of exposures that would likely be impacted by the Year 2000, there is no certainty as to the degree of liability which might be established against us because of such claims.

RECENT ACCOUNTING PRONOUNCEMENT NOT YET ADOPTED

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal years beginning after June 15, 1999. Adoption of this statement is not expected to have a significant impact on the Company's financial position or results of operations because ISMIE does not engage in any significant derivative or hedging activities.

                       BUSINESS

OVERVIEW

     Founded by the Medical Society in 1976, ISMIE is the largest provider of medical malpractice insurance in Illinois and is one of the ten largest providers of medical malpractice insurance in the United States based on direct premiums written. We currently insure approximately 8,700 Illinois physicians who practice alone or in medical groups, clinics or other healthcare organizations. In addition, we offer protection to approximately 775 corporate and partnership entities as well as a variety of other healthcare providers.

     For the year ended December 31, 1998 our total revenue was $182.4 million and our net income was $12.7 million. As of December 31, 1998, ISMIE had $1.21 billion of total assets, no debt outstanding and $242.7 million of total equity. In 1998, A.M. Best upgraded its insurer financial strength rating of the Exchange to "B++ (Very Good)."

     Medical malpractice insurance, or medical professional liability insurance, insures the physician or other healthcare provider against liabilities arising from the rendering of, or failure to render, professional medical services. Under the typical medical malpractice insurance policy, the insurer also defends the insured against potentially covered claims. Based on data compiled by A.M. Best, total medical malpractice premiums in the United States in 1997 exceeded $5.7 billion. In Illinois, the fourth largest market for medical malpractice insurance based on premiums written, approximately $393.0 million of medical malpractice premiums were written in 1997 by licensed insurance companies. Our share of the medical malpractice premiums written in Illinois in 1997 by licensed insurance companies was approximately 50%. For the last five years, on average, we have had a policyholder retention rate in excess of 90%.

HISTORY

     ISMIE was organized by the Medical Society as an Illinois reciprocal insurance exchange to provide physicians with an alternative to commercial medical professional liability insurance and was approved to begin issuing policies in 1976. An Illinois reciprocal insurance exchange is an organization or group of subscribers, including individuals, partnerships and corporations, who may insure each other by "exchanging" insurance contracts through their commonly appointed attorney-in-fact. All insurance contracts so exchanged are executed by their designated attorney-in-fact on behalf of the subscribers through a power of attorney. Each subscriber or member of the Exchange has granted this power of attorney to the Attorney-in-Fact. The Attorney-in-Fact, under the direction of the Board of Governors, manages the Exchange, including the underwriting and issuance of insurance policies, the collection and investment of premiums, and the service and administration of the policyholders and their claims. The Attorney-in-Fact is a corporation that is wholly owned by the Exchange and was formed for the sole purpose of acting as the attorney-in-fact of the Exchange, which it does pursuant to an agreement with the Exchange that requires the Exchange to reimburse the costs of the Attorney-in-Fact.

     Since its organization in 1976 by the Medical Society, the Exchange and the Medical Society have enjoyed a mutually beneficial relationship which has cultivated the loyalty of Illinois physicians to the Exchange. We believe that our leading market share for medical malpractice insurance in Illinois is due in large part to the loyalty of our insured physicians. Over the past five years, on average, we have had a policyholder retention rate in excess of 90%. We attribute this loyalty to:

     -    the high quality, personalized "Physician-First Service" we provide;

     -    our traditional focus on the physician marketplace;

     - our commitment to protecting the reputation of our insureds and our aggressive defense of claims;

     -    our financial stability;

     - our ability to customize product features and programs to fit the needs of different customers; and

     - our close relationship with the medical community, including our longstanding relationship with the Medical Society.

BUSINESS STRATEGY

     We believe that the growth in managed healthcare and the emergence of multi-state integrated healthcare providers and delivery systems will lead to major changes in the medical malpractice insurance industry. We have adopted a strategy which we believe will enable us to compete effectively, enhance profitability and create long-term growth, while maintaining consistent coverage and market presence. The Company's strategy is to:

     - maintain the Company's strong relationship with its policyholders and continue to provide superior service;

     - expand geographically by increasing the number of states in which the Company writes policies;

     - enhance product offerings to include hospital coverage, our "Physician Business Practice Liability (E&O/D&O)" insurance, workers compensation insurance and employment practices liability insurance;

     - respond to market changes, including strengthening our relationships with independent brokers and agents in order to expand our Clinic Option program, while continuing to expand our direct relationships with individual policyholders;

     - maintain underwriting discipline in order to emphasize profitability rather than premium volume;

     -    maintain operating expense below the industry average;

     -    continue to improve our financial ratings; and

     - pursue acquisition and consolidation opportunities relating to the Company's core insurance business.

     As part of this strategy, we have undertaken the Conversion. We believe that the Conversion will enhance our ability to achieve our strategic goals by providing us (i) greater operating flexibility, (ii) access to the capital markets and opportunities to use our stock for acquisitions and (iii) a form of organization that offers a higher degree of regulatory certainty than that afforded to a reciprocal insurance exchange. To implement our strategy, we have taken the following steps:

     MAINTAIN RELATIONSHIPS. To help assure a continued close relationship with our policyholders and with the Medical Society, we intend to continue to provide the superior service which we believe has fostered those relationships. See "--Relationship with the Medical Society" and "Management -- Certain Relationships and Related Transactions."

     GEOGRAPHIC EXPANSION. To initiate our geographic expansion beyond Illinois, ISMIE entered into a fronting relationship to write business in other states. "Fronting" is a reinsurance arrangement where one insurance company issues policies to specified insureds and then reinsures all or substantially all of the risks on the insurance to another insurance company
for a fee or a portion of the profits on the business.   This is a first step
toward our goal of expanding into the neighboring states of Wisconsin, Iowa, Missouri, Kentucky, Indiana and Michigan. Eventually, we intend to become a fully admitted carrier in these and possibly other states.

     ENHANCED PRODUCT OFFERINGS. We are in the process of expanding our product offerings to include employment practices liability, hospital affiliated staff medical malpractice liability and workers compensation insurance. We intend to market these products aggressively.

     In 1998, we began a one year pilot program in conjunction with the Illinois Provider Trust (the "IPT"), an organization managed by a subsidiary of the Illinois Hospital and Healthsystems Association ("IHHA") which provides hospital malpractice coverage for its members. Under this program, we offer a combined hospital and affiliated professional staff medical malpractice liability insurance program at three Illinois hospitals. We believe that such programs represent an increasing share of the market for malpractice insurance and provide us with a significant area for future growth. See "Business -- Products -- IPT Pilot Program."

     Additionally, we recently began a relationship with the IHHA whereby the Illinois Compensation Trust (the "ICT"), another organization managed by a subsidiary of the IHHA, acts as the managing general agent to administer a workers compensation product marketed to physicians and physician organizations. ISMIE acts as both a direct insurer and a reinsurer in this program. See "Business -- Reinsurance -- Assumed Reinsurance."

     STRENGTHENING BROKER RELATIONSHIPS AND EXPANSION OF OUR CLINIC OPTION PROGRAM. We believe that the growth in managed healthcare and the emergence of multi-state integrated healthcare providers and delivery systems will lead to major changes in the medical malpractice insurance industry. Practice management organizations, hospitals, administrators of large group practices and organizations increasingly influence the purchasing decision for the medical malpractice insurance coverages of their affiliated physicians. As the consolidation of healthcare providers continues, the number of physicians insured through these organizations will increase and we believe that these organizations increasingly will seek well-capitalized medical malpractice insurers that can provide a full range of products and a high level of service.

     An important part of expanding business through programs such as the Clinic Option program is strengthening our relationships with independent brokers and agents. Historically, because of its relationship with the Medical Society, ISMIE has not relied on brokers to sell policies. Increasingly, however, we believe that insurance sold to physicians insured through larger organizations will be sold through brokers. As part of our effort to foster relationships with independent brokers and agents, we are now beginning to align our broker commissions with market levels. In response to these challenges, ISMIE has designed and begun to market its Clinic Option program, which provides discount opportunities and risk management programs to physicians groups.

     MAINTAINING UNDERWRITING DISCIPLINE. Our experience with, commitment to and focus on medical professional liability insurance for over 20 years has allowed us to develop a strong knowledge of the market and to build an extensive data base of medical malpractice claims experience. We take advantage of this specialized expertise in medical professional liability insurance to set premiums that we believe are appropriate for exposures being insured. We have also adopted more prospective underwriting guidelines that apply to insureds with evolving adverse loss experience. This enables us to provide lower premiums or pricing for those insureds who have the best loss experience, and minimize the propensity for adverse selection within the insured base. As the Company expands its business, it intends to maintain underwriting discipline and emphasize profitability over premium growth.

     CONTROL OF OPERATING EXPENSES. ISMIE's net expense ratio, defined as other operating expenses as a percent of net premiums earned, has ranged from 7% to 12% over the last five years, remaining consistently below the industry average for medical malpractice insurers, which management estimates ranged from 15% -18% for the same period. Although increased use of brokers in writing group business has led to an increase in operating expenses, we will continue to utilize the rigorous controls which have proved successful to date. We believe we will be able to enhance operating efficiencies if we achieve our business strategy through the Conversion.

     IMPROVE STRONG FINANCIAL RATINGS. Our traditional goal has been to continually improve our strong financial ratings through steady performance. We believe that the Conversion will help ISMIE to improve its financial ratings due to increased corporate flexibility and the greater access to capital it affords.

     PURSUE STRATEGIC ACQUISITION OPPORTUNITIES. We believe that the Conversion will better position the Company to make strategic acquisitions by providing greater access to capital as a source of financing and creating an attractive stock acquisition currency. We believe that consolidation will continue in the medical professional liability insurance industry and that opportunities to make strategic acquisitions may arise, which could provide an effective way to expand the Company's business, product offerings and geographic scope.

PRODUCTS

     ISMIE underwrites professional and related liability policy coverages for physicians, physician medical groups and clinics, associated healthcare professionals and other providers in the healthcare industry. Our principal products are discussed below.

     PHYSICIAN AND MEDICAL GROUP LIABILITY. ISMIE offers coverage for both physicians who are sole practitioners and those who are part of a medical group or clinic. The policy issued to physicians and medical groups or clinics includes: (1) coverage for professional liability which arises out of medical practice; (2) a limited defendant reimbursement benefit which is payable for attendance at certain depositions and trial; and (3) a limited legal expense reimbursement benefit for proceedings brought by a governmental disciplinary board. Professional liability insurance provides protection against the liability of physicians and their employees arising from an error in the diagnosis or treatment of a patient's condition.

     Professional liability coverages are issued primarily on a "claims made" basis. Coverage is provided for claims reported to us during the policy period arising from incidents that occurred on or after the retroactive date contained in the policy. We also offer "tail coverage" for claims reported after the expiration of the policy for occurrences during the coverage period. The price of the tail coverage is based on the length of time the insured has been covered under the Company's claims made form. We provide tail coverage without additional charge for insured physicians who die or become totally disabled during the coverage period of the policy and those who retire from the practice of medicine after having been insured by ISMIE for at least sixty consecutive months and who are also at least 55 years old. As of July 1, 1999, free retirement tail coverage will be granted at any age, as long as the insured physician has been insured with ISMIE for 10 years.

     For individual physicians, we offer limits of insurance up to $2.0 million per person, with an aggregate policy limit of up to a $4.0 million per person for all claims reported for each calendar year or other 12-month policy period. The most common limit is $1.0 million per claim or occurrence, subject to a $3.0 million aggregate policy limit. The defense reimbursement benefit for governmental disciplinary proceedings is $25,000.

     The market for medical malpractice insurance has been steadily changing over the past five years. Many sole practitioners are joining groups, and groups are forming larger groups in order to better meet the increased demands for medical resources. ISMIE has responded to these market changes by designing an insurance product called the Clinic Option program, which provides various discount opportunities and
effective risk management programs to groups of physicians.   Under the
Clinic Option program, practice groups are underwritten on a group basis instead of on a per physician basis. This allows for experience rating. The Clinic Option program provides economies of scale for both the physicians and for ISMIE by permitting underwriting and pricing considerations to be made on a collective basis. Through the Clinic Option program, ISMIE is able to offer competitive pricing while striving to maintain underwriting discipline. Additionally, development of the Clinic Option program has allowed us to maintain our relationship with physicians regardless of changes in the way they organize their practice.

     The Clinic Option limits are $1.0 million or $2.0 million per person with a shared annual aggregate limit based on the number of physicians in the group. The shared annual aggregate limit under the Clinic Option program is generally less than the accumulated aggregate limit would be for a group of doctors insured individually.

     To date, substantially all premiums of the Company have been generated by our physician and medical group liability product.

     OTHER COVERAGES. Other coverages, some of which offer the opportunity for significant growth, include the following:

     - IPT PILOT PROGRAM. We recently began a one year pilot program in conjunction with the Illinois Provider Trust, an organization composed of 38 Illinois hospitals which is managed by a subsidiary of the IHHA, to offer a combined hospital and affiliated professional staff medical malpractice liability insurance program at one Illinois hospital. Due to the success of this venture, we expanded this pilot program to other hospitals within Illinois.

     - ICT PROGRAM. Earlier this year, we entered into a reinsurance treaty with the Illinois Compensation Trust, another organization managed by a subsidiary of the IHHA, under which the Illinois Compensation Trust would act as the managing general agent to market a workers compensation product to physicians and physician organizations. ISMIE would act as both a direct insurer and a reinsurer under this proposed program. See "Business -- Reinsurance -- Assumed Reinsurance."

     - HEALTHCARE PROVIDER LIABILITY. We offer our professional liability insurance to a variety of specialty provider organizations, including outpatient surgery centers, hemodialysis laboratories and associated healthcare professionals. These policies include the standard professional liability coverage provided to physicians and medical groups. The policies generally are issued on a claims made basis with the limits of liability up to those offered to larger medical groups. The limits of coverage under our healthcare provider policies are between $1.0 million and $2.0 million each person, subject to $3.0 million to $4.0 million aggregate policy limits.

     - PHYSICIAN BUSINESS PRACTICE LIABILITY (E&O/D&O). In 1995, we introduced a policy that provides coverage for liability arising out of the conduct of an insured's business operations and for liability of directors and officers of an organization. The Physician Business Practice Liability (E&O/D&O) product was designed to address the need for coverage in activities such as utilization review, credentialing, peer review, quality assurance and other aspects of delivering health care services in a managed care environment. In addition, the product includes coverage for the liability of directors and officers. These policies are generally issued on a claims made basis. The limits of coverage under these policies issued by ISMIE are between $1.0 million and $2.0 million.

     - EMPLOYMENT PRACTICES LIABILITY INSURANCE. Together with NAS Insurance Services, an underwriting manager for Lloyds of London in the United States, we provide employment practices liability insurance to physicians and physician organizations and hospitals. Employment practices liability insures the employer for suits brought by employees for wrongful termination, harassment, and discrimination claims. The limits of coverage range from $100,000 to $1.0 million per occurrence.

     - JOINT HOSPITAL RISK MANAGEMENT PROGRAMS. In 1990, we entered into a joint program with a Chicago hospital on a pilot basis. In this program, ISMIE insureds who were members of the medical staff were eligible for premium discounts. These premium discounts were predicated on mandatory participation in risk management, as well as participation in a joint defense program.

          Based upon the success of this pilot program, other hospital medical staffs have requested participation in a joint program with ISMIE. In 1995, joint programs were begun with two other Chicago-area hospitals. In 1996, we added two downstate hospitals and a physician-hospital organization. There are now 10 such programs in operation, affecting over 600 physician policyholders.

          Each of these joint programs has varying discount levels, depending on whether they require risk management participation of members and their participation in a joint defense program. Although not all programs have agreed to joint defense, all of the joint programs have mandatory risk management participation as an element of the program.

MARKETING AND POLICYHOLDER SERVICES

     We employ various strategies for marketing our products and providing policyholder services. We market our products to physicians, physician groups, group managers and other key decision-makers within a group principally through recommendations from our large existing policyholder base, advertisements in medical journals and other publications, seminars on healthcare and risk management topics for physicians, and direct mail solicitation.

     As part of our marketing and service efforts, we also maintain the ISMIE network of physician policyholders at most hospitals in Illinois (the "ISMIE Network"). The ISMIE Network was first developed in the mid-1980's to promote personal physician representation of ISMIE at the hospital level and to foster advocacy and communication between ISMIE and its policyholders. Currently, the ISMIE Network has approximately 180 physician representatives. These ISMIE representatives are physicians at each hospital who have volunteered to be a local informational liaison between their colleagues and ISMIE. They maintain an awareness of new and existing ISMIE products and programs and assist in keeping their local physician colleagues up-to-date regarding them. In addition, they are asked to report back to ISMIE any questions or concerns that policyholders have. ISMIE uses this information to identify and address policyholder concerns.

     In addition to these direct marketing channels, we sell our products through independent brokers and agents who currently produce approximately 32% of the Company's direct premiums written. Larger physician groups and clinics frequently prefer brokers over direct solicitation when they purchase professional liability insurance, and we believe that our broker relationships are important to our ability to grow in that market segment.

     The following pie chart summarizes our physician and medical group professional liability direct premiums written for the year ended December 31, 1998:


[PIE CHART SHOWING THE FOLLOWING INFORMATION:

    Sole practioners:          48%
    Groups greater than 10:    17%
    Groups with less than 10:  35%]


We regularly provide account information to all insureds and maintain relationships with all policyholders insured by ISMIE. Each insured has a designated client service representative who can answer most inquiries and, in other instances, can provide the insured with immediate access to the person with expertise in a particular department. For larger physician group and clinics, we have a service team composed of underwriting, risk management and claims management representatives, each of whom may be contacted directly by the policyholder for prompt response.

     In addition, through a formal outreach program, we present seminars and communication forums at the local level. Through this program, our representatives present workshops and exhibits during various specialty and other healthcare related organization meetings. This provides an effective communication vehicle for information about our products and services.

PREMIUM RATES AND DISCOUNT PROGRAMS

     Through our own actuarial staff and independent actuaries, we establish rates and rating classifications for our insured physicians and clinics. Rates are based on loss and LAE experience that ISMIE has developed since 1976. Based on our large policyholder base and the length of time we have been in business, we believe we have established the largest database of experience of any professional liability insurer in Illinois. ISMIE has various rating classifications based on medical specialty, practice location, years in practice and limits of coverage. We also offer various discount programs, including discounts for part-time practice, newly practicing physicians, loss free physicians based on number of years without losses, and group practice. Approximately 70% of all of our active policyholders currently qualify for the loss free discount. Additional discounts are available to qualifying groups based on favorable loss experience through the Clinic Option program. Risk management discounts are awarded to qualified insureds who attend risk management programs. Surcharges and debit charges may also be given to certain insureds based on unfavorable loss experience.

     Rates are set annually and filed with the Illinois Insurance Department. We implemented general rate increases of 12% in 1998, 9% in 1995, 15% in 1994 and 5% in 1993. Where warranted by favorable loss experience, changes were made to discount programs to offset a portion of the rate increase. These rate actions did not have a material effect on policyholder retention.

     ISMIE has not paid dividends to its policyholders since 1991. We believe that policyholders prefer receiving premium credits through discounts rather than receiving dividends. We also believe that discounts are a better way to provide rewards for favorable loss experience of an insured.

UNDERWRITING

     Our underwriting division is responsible for the evaluation of applicants for professional liability and other coverages, the issuance of policies and the establishment and implementation of underwriting standards for all of our coverages. In addition, the division provides extensive support for our marketing activities, including sales presentations to both existing and prospective policyholders, outreach activities and policyholder services. See "--Marketing and Policyholder Services."

     Our underwriting division consists of thirty professional and support staff. All of the professional staff is involved in underwriting professional liability coverage for physicians and their employees. However, a select number specialize in underwriting employment practices liability insurance and the Physician Business Practice Liability (E&O/D&O) product.

     We follow strict procedures with respect to the issuance of all professional liability policies. Each applicant or member of an applicant medical group is required to provide proof of medical licensing and complete a detailed application that provides a personal and professional history, the type and nature of the applicant's professional practice, certain information relating to specific practice procedures, hospital and professional affiliations and a complete history of any prior claims and incidents.

     We perform a continuous process of re-underwriting our insureds. Information concerning physicians with large losses, a high frequency of claims or unusual practice characteristics is developed through online claims and risk management reports. Beginning in 1999, we plan to send current practice questionnaires to approximately one-third of our insureds each year.
 Each insured should receive a current practice questionnaire approximately every three years. These questionnaires will request information similar to that submitted in connection with the original application for insurance, and are designed to detect any changes in the specialty or practice characteristics of the physician that may require a higher or lower premium rate or possible removal from the program.

     The underwriting division is assisted by the Physician Review and Evaluation Panel ("PREP") which is composed of nine practicing physicians who are insured by ISMIE. Members of PREP are not employees of the Company, but receive compensation for their services on the panel. PREP provides medical expertise to the underwriting process. The panel meets monthly and reviews underwriting profiles which include information regarding practice patterns and relationships, overall loss experience, details of significant claims, loss ratios and frequency ratios. A review by PREP may result in mandatory risk management, continuing medical education, coverage restrictions, surcharges or non-renewal. Physicians have the right to seek
reconsideration of certain actions of PREP.   We have found that physician
input in the underwriting process is often helpful in fairly judging exposure to malpractice risk and improving the practice characteristics of the insured.

RISK MANAGEMENT SERVICES

     The risk management department provides a variety of educational activities for all policyholders in an effort to minimize and prevent losses and supplement our marketing efforts. Activities are directed in three general areas: those that are of general interest to all policyholders, those issues that are specialty-specific, and activities designed as remedial education for identified policyholders.

     Among the general interest activities are:

     - risk management seminars for both physicians and their office staffs that are conducted throughout Illinois;

     - self-study programs designed to educate physicians in risk management principles;

     -    audio and videotapes on risk management topics and litigation support;

     - and written pamphlets and brochures that address general and specific risk management topics.

     Specialty-specific activities are identified and designed by designated subcommittees composed of physicians in the designated specialty areas. By reviewing specialty-specific claims, these subcommittees develop educational materials, including seminars, pamphlets and advisories to help each policyholder evaluate and implement risk management activities that are designed to address their specific practice needs.

     We also make available educational activities to policyholders who require assistance in specifically identified areas. Among these activities are on-site office assessments, with specific recommended improvement strategies; small group workshops designed to address general, as well as specific problem areas; and access to other general interest materials that are designated to be helpful to the individual policyholder. Many of our educational programs have been approved for continuing medical education
(CME) credit, which is required for renewal of medical licenses in Illinois.

CLAIMS

     Our claims department is responsible for selecting and assigning defense counsel, establishing injury estimates which are used in developing reserves for loss and LAE, directing the defense of each claim while weighing objective and subjective issues to establish settlement values, and negotiating settlements while directing the claim in preparation for trial. Under most of our policies, except Physician Business Practice Liability (E&O/D&O) policies, we are obligated to defend our insureds. In almost all cases, the person bringing the claim against the physician is already represented by legal counsel when the claim is reported to us.

     Our claims department consists of approximately 50 technical and management personnel, plus support staff. These personnel are responsible for all aspects of claims handling and coverage analysis from initial reporting through appeals of verdicts. We have an experienced claims staff which is able to handle all claims without using independent adjusters. Experience shows that the longer a claim goes unsettled, the more likely a loss will be paid. Therefore, ISMIE puts a priority on resolving claims as early as possible.

     One distinct feature of our claims department is our "Physician-First Service" program through which we strive to develop a high degree of involvement and interaction with our policyholders. We encourage insured physicians to remain actively involved in their claims throughout the legal discovery process in addition to the trial. We believe that a physician's close involvement not only benefits the physician during the claims process but also leads to a more efficient and successful disposition of the claim. To further encourage this involvement, we provide a "defendant reimbursement" stipend for each day of attendance at depositions or other discovery and at trial.

     Medical malpractice claims often involve highly complex medical and legal issues which take a significant amount of time to resolve and often carry severe damages. The sensitive nature of these claims requires an open-minded professional approach to claims disposition. We believe that ISMIE has developed a reputation for aggressively defending our insureds against non-meritorious claims. Over the past five years, ISMIE has taken more than 10% of claims to verdict and has won 80% of these claims. During this period, nearly 80% of all the claims against ISMIE insureds have been resolved with no payment made. Each claim, when received, is viewed as neutral. The claims department works to develop facts to move the claim into a "defend" or "settle" category as soon as possible. Our desire is to settle cases that should be settled as early in the claims process as possible. A system of ascending authority levels ensures that the more serious claims receive multiple reviews. We also maintain a special unit of claims personnel to work with insured physicians to help resolve patient conflicts early to avoid litigation where possible.

     A special committee of physicians (the "Physician Review Committee" or "PRC"), encompassing a large variety of specialties and composed of nine voting members and approximately twenty consulting members, makes each decision to defend or settle a claim. Each member of the PRC must have previously been through the professional liability litigation process. The PRC is appointed by the ISMIE Board of directors based upon recommendations submitted by the claims department. A significant number of the PRC members have developed several years of experience reviewing claims. All claims involving settlement and all claims taken to verdict are reviewed by the PRC. As soon as sufficient information is developed to establish a "defend" or "settle" posture, the claim handler submits the case to the PRC with detailed information about the claim which specifically includes the claim handler's recommendation, the defense attorney's recommendation and the insured physician's recommendation. If the insured disagrees with the PRC's decision, the insured physician may meet with the PRC to discuss the case and the PRC's decision. This doctor to doctor interaction has helped us develop a strong loyalty among our policyholders.

     Litigation defense is provided almost exclusively by private law firms with lawyers whose primary focus is defending malpractice cases. ISMIE maintains a database to track and analyze trends in our claims experience and to assess the rates, cost and other performance data of our defense counsel. Our ongoing, high volume relationships allow us to work more closely and efficiently with defense counsel and insureds to provide the best defense possible while maintaining consistency in results at a reasonable cost.

     The ongoing satisfaction of our insureds is monitored through a series of claims monitoring surveys. These surveys allow us to promptly address developing problems on specific cases and also to ensure that our policies and procedures continue to address our customer's concerns. To ensure that we maintain our strong market presence and customer satisfaction, every claim that is filed receives three monitoring surveys during the pendency of the claim. These surveys are generally conducted 45 days after the claim is filed, after the decision to "defend" or "settle" has been reached, and after a claim is closed.

LOSS RESERVES

     Medical malpractice loss and LAE reserves are established based on well known facts and interpretation of circumstances, including ISMIE's experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, as well as court decisions and economic conditions. For claims-made policies, reserves apply only to claims that have been reported during the period that coverage has been granted. For "tail coverage," which is available under an extended reporting endorsement feature of the policy, an estimate of possible future claims needs to be made as well. While historical experience is helpful in determining loss trends, each case is unique and the outcomes can vary substantially from any pattern derived. Therefore, ISMIE attempts to record reserves based on its best estimate of future losses and expenses from claims. Nevertheless, there is no assurance that the reserves recorded will ultimately be adequate to cover the losses from claims.

     Uncertainty is further enhanced by the fact that medical malpractice claims can typically take several years to close. In fact, more than 45% of ISMIE's direct loss reserves as of December 31, 1998 were related to losses incurred in 1995 or earlier. The majority of unfavorable loss development prior to 1995 related to underestimated exposure under occurrence policies, which were written until 1986. As of December 31, 1998, there remained $46 million, about 5% of total reserves, in estimated unpaid losses and LAE applicable to occurrence policies written prior to 1986. Experience shows that financial results are improved by the early resolution of claims that ISMIE believes will ultimately be lost at trial. Therefore, ISMIE puts a priority on resolving probable liability claims as early as possible.

     The setting of loss reserves is a projection of ultimate losses, developed through an actuarial study of ISMIE's claims history and an assessment of economic trends. Also considered are the injury estimates established by the claims analysts and the liability assessment of the PRC. Actuaries rely heavily on historical trends, but also consider any changes in economic and legal conditions. As additional information becomes available, estimates reflected in earlier reserve projections may be revised. Any increase needed to previously set reserves could have an adverse effect on ISMIE's results for the period in which the adjustments are made.

     The uncertainties associated with estimating ultimate losses are augmented by outside factors, such as judicial precedents, social temperament and economic conditions. The inherent uncertainty of estimating reserves is relatively greater for companies like ours writing long-tail casualty insurance, such as medical malpractice, due primarily to the greater length of time before ultimate claims resolution.

     ISMIE uses both its internal actuarial staff and independent actuaries
in establishing its reserves.   ISMIE's independent actuaries review reserves
for losses and LAE at the end of each policy year and prepare a report that includes a recommended level for reserves. ISMIE considers their recommendations, along with other factors, when determining reserve levels. Between reserve studies, ISMIE continues to monitor trends in frequency and severity, settlements, judicial and legislative decisions, etc. in order to refine estimates and keep them current.

     Our loss reserve experience is shown in the following table, which sets forth a reconciliation of beginning and ending reserves for unpaid losses and LAE for the years indicated:

                                                                 Year Ended December 31
                                                                 ----------------------

                     (in thousands)                           1998         1997        1996
                                                              ----         ----        ----
 Reserves for losses and LAE at beginning of year           $946,082    $980,217   $1,021,647

 Less reinsurance recoverables                               331,857     395,104      362,978
                                                            --------    --------   ----------

 Net reserves for losses and LAE at beginning of year        614,225     585,113      658,669
                                                            --------    --------   ----------

 Provision for losses and LAE for claims, net of reinsurance, occurring in:

      Current year                                           163,962     121,912       99,373

      Prior years                                             10,302       4,096        6,030
                                                            --------    --------   ----------

      Total incurred losses and LAE                          153,660     117,816      105,403
                                                            --------    --------   ----------


 Effect of commutation                                        79,130      81,080            0


 Less loss and LAE payments for claims, net of reinsurance, occurring in:

      Current year                                             4,379       6,436        3,449

      Prior years                                            169,120     163,348      175,510
                                                            --------    --------   ----------

      Total payments                                         173,499     169,784      178,959
                                                            --------    --------   ----------


 Net reserves for losses and LAE at end of year              673,516     614,225      585,113

 Add reinsurance recoverables                                221,759     331,857      395,104
                                                            --------    --------   ----------

 Reserves for losses and LAE at end of year                 $895,275    $946,082     $980,217
                                                            --------    --------   ----------
                                                            --------    --------   ----------

The following tables reflect the development of loss and LAE reserves, on a net basis and then on a gross basis, for the periods indicated at the end of that year and each subsequent year. The first line shows the reserves as originally reported at the end of the stated year. Each calendar year end reserve includes the estimated unpaid liabilities for that report or accident year and for all prior report or accident years. The section under the caption "liability reestimated as of" shows the original recorded reserve as adjusted as of the end of each subsequent year to reflect the cumulative amounts paid and all other facts and circumstances discovered during each year. The line "cumulative redundancy (deficiency)" reflects the difference between the latest reestimated reserve amount and the reserve amount as originally established. The section under the caption "cumulative amount of liability paid through" shows the cumulative amounts paid related to the reserves as of the end of each subsequent year. In evaluating the information in the tables below, you should note that each amount includes the effects of all changes in amounts of prior periods. The tables presents development data by calendar year and does not relate the data to the year in which the claim was reported or the accident actually occurred. Conditions and trends that have affected the development of these reserves in the past will not necessarily recur in the future.

ISMIE RESERVE REDUNDANCY (DEFICIENCY) -- NET BASIS

                        1988      1989      1990       1991      1992     1993      1994       1995       1996     1997      1998
                        ----      ----      ----       ----      ----     ----      ----       ----       ----     ----      ----
                                                               (in thousands)

 Loss & LAE            496,674   583,442   643,309    644,913   643,285  622,108   648,158    658,669    585,113  614,225   673,516
 Reserves

 Liability
 Reestimated as
 of:

 1 Years Later         511,249   582,554   628,553    647,011   654,407  631,924   631,502    666,835    581,015  603,923

 2 Years Later         513,671   595,474   649,320    669,605   656,932  622,002   635,237    675,466    568,237

 3 Years Later         548,577   619,696   669,300    668,413   644,392  616,055   649,167    668,652

 4 Years Later         583,511   654,292   661,326    668,057   634,752  630,760   628,315

 5 Years Later         606,915   650,864   657,991    652,131   646,342  621,108

 6 Years Later         599,366   659,804   638,725    667,934   635,901

 7 Years Later         604,378   642,734   648,967    665,281

 8 Years Later         588,554   655,741   648,506

 9 Years Later         602,245   655,000

 10 Years Later        601,090

 Cumulative
 Redundancy
 (Deficiency)         (104,416)  (71,558)   (5,197)   (20,368)    7,384    1,000    19,843     (9,983)    16,876   10,302

                        1988      1989      1990       1991      1992     1993      1994       1995       1996     1997      1998
                        ----      ----      ----       ----      ----     ----      ----       ----       ----     ----      ----

 Cumulative Amount
 of Liability Paid
 Through:

 1 Years Later          87,923   105,137   158,356    182,397   215,785  178,197   157,706    177,647     82,266   89,989

 2 Years Later         179,720   247,834   311,117    366,149   362,097  306,971   305,116    281,713    187,373

 3 Years Later         301,243   372,263   455,001    479,100   446,811  411,334   400,236    403,451

 4 Years Later         387,839   496,965   533,566    542,517   513,741  478,766   467,690

 5 Years Later         481,754   556,359   565,489    578,261   551,223  527,175

 6 Years Later         517,881   582,684   584,351    601,749   571,624

 7 Years Later         536,849   597,253   595,936    616,044

 8 Years Later         549,884   607,304   608,311

 9 Years Later         558,609   618,387

 10 Years Later        567,117

 Net Reserves -
 December 31,                                                                                                     614,225   673,516

 Reinsurance
 Recoverables                                                                                                     331,857   221,759
                                                                                                                  -------   -------

 Gross Reserves                                                                                                   946,082   895,275

ISMIE RESERVE REDUNDANCY (DEFICIENCY) - DIRECT BASIS

                       1988       1989        1990      1991     1992      1993     1994        1995      1996      1997     1998
                       ----       ----        ----      ----     ----      ----     ----        ----      ----      ----     ----
                                                                    (in thousands)
 Loss & LAE          621,979     779,907     798,029   809,477  883,428   895,401  942,680   1,021,647   980,216   946,082  895,275
 Reserves

 Liability
 Reestimated as
 of:

 1 Years Later       687,594     740,996     920,247   874,846  921,458   901,168  921,056     988,686   942,868   920,082

 2 Years Later       670,255     884,888     995,332   928,603  922,253   889,572  917,112     955,765   928,940

 3 Years Later       832,919     963,057   1,046,736   927,095  906,562   874,327  862,439     927,020

 4 Years Later       919,492   1,029,169   1,040,873   922,085  888,383   826,722  833,221

 5 Years Later       973,990   1,028,149   1,034,152   896,722  851,312   810,232

 6 Years Later       968,461   1,029,244   1,006,606   872,998  841,288

 7 Years Later       965,633   1,004,791     981,457   873,238

 8 Years Later       941,648     984,897     987,319

 9 Years Later       924,447     991,535

 10 Years            929,668
 Later

                       1988       1989        1990      1991     1992      1993     1994        1995      1996      1997     1998
                       ----       ----        ----      ----     ----      ----     ----        ----      ----      ----     ----
 Cumulative
 Redundancy
 (Deficiency)       (307,689)   (211,628)   (189,290)  (63,761)  42,140    85,169  109,459      94,627    51,276    26,000

 Cumulative
 Amount of
 Liability Paid
 Through:

 1 Years Later       104,407     136,269     322,908   226,377  268,996   222,547  197,010     200,949   192,288   214,041

 2 Years Later       226,791     443,517     519,649   460,672  459,126   389,062  366,765     373,981   386,142

 3 Years Later       512,699     611,926     710,312   610,706  580,201   513,446  484,033     525,216

 4 Years Later       643,275     776,665     818,862   704,188  665,697   596,114  580,016

 5 Years Later       769,847     859,669     873,334   755,841  709,270   659,555

 6 Years Later       824,992     896,773     903,293   777,372  740,442

 7 Years Later       849,479     919,602     908,241   797,770

 8 Years Later       869,249     919,374     925,986

 9 Years Later       865,970     935,084

 10 Years            878,603
 Later

 Gross Reserves -
 December 31                                                                                                       946,082  895,275

 Reinsurance
 Recoverables                                                                                                      331,857  221,759
                                                                                                                   -------  -------

 Net Reserves                                                                                                      614,225  673,516


     While we believe our reserves for losses and LAE are adequate, there can be no assurance that our ultimate losses and LAE will not deviate, perhaps substantially, from the estimates reflected in our financial statements. If our reserves should prove inadequate, we will be required to increase reserves, which could have a material adverse effect on our financial condition or results of operation.

REINSURANCE

     REINSURANCE CEDED. ISMIE follows customary industry practice by reinsuring a portion of its risks. We cede to reinsurers a portion of our risk and pay a premium to reinsurers based upon direct premiums received on all policies subject to reinsurance. Insurance is ceded principally to reduce net liability on individual risks and to provide protection against large losses. Although reinsurance does not legally discharge the ceding insurer from its primary liability for the full amount of policies reinsured, it does make the reinsurer liable to the insurer to the extent of the reinsurance ceded. We determine how much reinsurance to purchase based upon the evaluation of the risks we have insured, consultations with our reinsurance brokers and market conditions, including the availability and pricing of reinsurance. During the ten years between 1989 and 1998, excess reinsurance has reduced ISMIE's average loss by 31%, from $360,000 per claim average on a gross basis to $247,000 per claim average on a net of reinsurance basis.

     ISMIE's reinsurance strategy is to obtain reinsurance which is designed to protect ISMIE against unexpected increases in severity and frequency in any given year. From 1995 to 1997, ISMIE steadily increased its retention under its excess of loss reinsurance program from a retention level of $500,000 per medical incident to $1,000,000 per medical incident. With increased retentions, the Exchange bears more of the potential losses and cedes only losses excess of specified retention levels to reinsurers. In 1998, ISMIE ceded $45.5 million of its earned premiums to reinsurers.

     ISMIE places its reinsurance arrangements exclusively through AON Re Inc. ISMIE has two layers of excess reinsurance: a per incident treaty (ISMIE often has more than one insured named in a lawsuit or claim arising from the same incident, and therefore multiple policies and limits may be involved), and a per claim treaty applicable to insureds with $2 million/$4 million limits. The per incident treaty is applicable to all medical malpractice policies and applies to the first $1.0 million in limits per insured per incident. ISMIE retains the first $1.0 million per incident and the per incident treaty covers losses up to $5.0 million per incident. The per claim treaty covers $1.0 million excess of $1.0 million per insured per claim for insurance with $2.0 million/$4.0 million policy limits.

     For the three-year period from July 1, 1995 to July 1, 1998, ISMIE purchased reinsurance from Cologne Re (Dublin), which provided a combination of quota share and stop loss protection. This reinsurance provided ISMIE additional protection against higher than expected claims frequency and severity. During the period that this treaty was in effect, ISMIE was able to greatly improve its surplus position on a statutory basis, from $110.1 million to $178.4 million. ISMIE has discontinued this reinsurance program effective July 1, 1998. ISMIE's improved surplus position, along with recent favorable trends in claims frequency, has also enabled it to commute the first two years of this reinsurance program, thereby taking back cash, along with the corresponding loss reserves, of $81.1 million in 1997 and $79.1 million in 1998.

     ISMIE also has a treaty which is applicable to $5.0 million per claim limits issued to entities under our Clinic Option program and our corporate policy. This treaty cedes 100% of $3.0 million excess of $2.0 million per claim to reinsurers.

     In addition, ISMIE has a quota share treaty applicable to all Physician Business Practice Liability (E&O/D&O) policies. ISMIE retains 10% of all losses on these policies and 90% is ceded to reinsurers.

     We place reinsurance under reinsurance treaties and agreements with a number of individual companies and with syndicates at Lloyd's to avoid concentrations of credit risk. The following table identifies the most significant reinsurers, their percentage participation in the aggregate reinsured risk based upon premiums paid and their rating as of December 31, 1998. No other reinsurer's percentage participation in 1998 exceeded 3% of total reinsurance premiums.


                                        PREMIUMS CEDED                            PERCENTAGE OF TOTAL
                                        FOR YEAR ENDED                                REINSURANCE
 REINSURER                              DECEMBER 31,1998      RATING(1)                 PREMIUMS
 ---------                              ----------------      ---------           -------------------
                                            (IN THOUSANDS)

 Cologne Re (Dublin)                       $15,986               AAA                    35.2%

 Transatlantic Reinsurance Co.              $6,052               A ++                   13.3%

 Lloyd's Syndicates                         $4,376               A                       9.6%

 Union America Insurance Co.                $4,252               A -                     9.4%

 CNA Reinsurance Co. (U.K.)                 $3,385               A                       7.4%

 NAC Reinsurance Corp.                      $2,697               A +                     5.9%

 Everest Reinsurance Re                     $1,930               A                       4.2%

 Kemper Reinsurance Co.                     $1,908               A                       4.2%

 Chartwell Reinsurance Co.                  $1,526               A                       3.4%

 Other reinsurers (2)                       $3,341                                       7.4%
                                           -------                                     ------
           Total                           $45,453                                     100.00%
                                           -------                                     ------
                                           -------                                     ------

     (1) All ratings are assigned by A.M. Best, except for Cologne Re (Dublin) which is rated by Standard & Poor's. Our minimum requirement for ratings of our reinsurers is "B+" or better from A.M. Best or "A" or better from Standard & Poor's.

     (2) Each of the "other reinsurers" percentage of total reinsurance premiums did not exceed 3% of total reinsurance premiums in 1998.

     We analyze the credit quality of our reinsurers and rely on our brokers and intermediaries to assist in such analysis. To date we have not experienced any material difficulties in collecting reinsurance recoverables. No assurance can be given, however, regarding the future ability of any of the Company's reinsurers to meet their obligations. The largest percentage of reinsurance ceded to any one company is ceded to Cologne Reinsurance Co. (Dublin) which is a non-admitted carrier in the U.S. Recoverables from this reinsurer are secured by an irrevocable and unconditional letter of credit issued by Citibank N.A. and a trust account at AmalgaTrust (Chicago). ISMIE is the sole beneficiary of both the letter of credit and trust account.

     REINSURANCE ASSUMED. Earlier this year, we entered into a reinsurance treaty with the Illinois Compensation Trust to reinsure the Trust's workers' compensation risks. The Trust is organized under the Illinois Religious and Charitable Organization Risk Pooling Act and insures the workers' compensation risks of various Illinois hospitals. The risk assumed by ISMIE is the layer of $375,000 excess of $25,000 per claim. The Trust retains the first $25,000 of loss. The estimated aggregate amount of losses assumed under this treaty are approximately $2.6 million.

INVESTMENT PORTFOLIO

     Return on invested assets is an important component of our operating results. Investments are made on behalf of ISMIE by investment managers, in accordance with the prescribed investment objectives and guidelines. ISMIE's guidelines emphasize high-quality, fixed-maturity investments. ISMIE has used Scudder Insurance Assets Management (SIAM) since 1985 to manage its portfolio, which has primarily been fixed-income securities. ISMIE also uses an investment advisor, Gofen & Glossberg, to review the performance of its portfolio relative to the market and economic conditions.

     ISMIE recently hired two equity investment managers, Dearborn Partners and Trees Front Associates, to institute an equity securities portfolio. The first investments under this program were made in July, 1998. The portfolio is currently being restricted to no more than 5% of ISMIE's total invested assets and is intended to provide more diversification to its overall portfolio.

     The following table sets forth the composition of ISMIE's investment portfolio at the dates indicated. All of the fixed maturity securities are held as available-for-sale.



                                                                          December 31, 1998               December 31, 1997
                                                                       ------------------------      --------------------------
                                                                        Cost or                       Cost or
                                                                       Amortized                     Amortized
                                                                         Cost         Fair Value       Cost          Fair Value
                                                                       ---------      ----------     ---------       ----------
 (in thousands)

 Fixed maturity securities:
           U.S. government obligations                                   $97,062       $102,698       $137,586        $139,015

           Corporate securities                                          345,733        356,579        261,739         264,863

           Mortgage-backed and other asset-backed                        344,033        348,239        322,819         326,151
           securities

           States, territories and
           possessions, and public utilities                              12,307         12,675          6,694           6,787
                                                                       ---------      ----------     ---------       ----------

                Total fixed maturity securities:                         799,135        820,191        728,838         736,816

 Equity securities                                                        15,975         17,969              0               0
                                                                       ---------      ----------     ---------       ----------

 Total                                                                  $815,110       $838,160       $728,838        $736,816
                                                                       ---------      ----------     ---------       ----------
                                                                       ---------      ----------     ---------       ----------


The mortgage-backed and other asset-backed portfolio represents approximately 43% of the total fixed maturity portfolio, and consists primarily of "standard" and "more complex" securities. Standard, mortgage-backed securities are issued on and collateralized by an underlying pool of single-family home mortgages. Asset-backed securities are collateralized by an underlying pool of receivables or other assets. Such pools are commonly home equity loans, credit card and auto loans, and manufactured housing loans. Principal and interest payments from the underlying pool are distributed pro rata to the security holders. More complex mortgage-backed and other asset-backed securities prioritize the distribution of interest and principal payments to different classes of securities which are backed by the same underlying collateral mortgages. The Company's investment portfolio does not include any "interest only" or "principal only" mortgage securities. Regardless of the structure, mortgage-backed and other asset-backed securities involve the same risks associated with all fixed income investments: interest rate risk, reinvestment rate risk, and default or credit risk. In addition, mortgage-backed and other asset-backed securities possess prepayment risk, which is the risk that a security's originally scheduled interest and principal payments will differ considerably due to changes in the level of interest rates. In a standard pass-through mortgage-backed and other asset-backed security, the inherent risks are identical across all security holders, but as mortgage-backed and other asset-backed security structures become more complex the risk is spread unevenly across the different securities issued on the same underlying pool of mortgages. This results in securities having dramatically different credit and/or prepayment characteristics even though the securities are issued from the same underlying collateral. We take advantage of this "structural" risk by purchasing those mortgage-backed and other asset backed securities which, due to this uneven spread of risk, possess enhanced credit and/or stable prepayment characteristics.

Our investment portfolio of fixed maturity securities consists primarily of intermediate-term, investment-grade securities. Our investment policy provides that fixed maturity securities investments are limited to purchases of investment-grade securities or unrated securities which, in the opinion of a national investment advisor, should qualify for such rating. The table below contains additional information concerning the investment ratings of our fixed maturity investments at December 31, 1998:


 As of December 31, 1998                Amortized                 Percentage
                                          Cost      Fair Value   of Fair Value
 (in thousands)                         ---------   ----------   -------------
 TYPE/RATING OF INVESTMENT

 AAA (including U.S. government
 obligations                             $441,095     $450,937        55.0%

 AA                                        21,282       22,100         2.7

 A                                        282,993      292,649        35.7

 BBB                                       53,765       54,505         6.6
                                         --------     --------       ------
                                         $799,135     $820,191       100.0%
                                         --------     --------       ------
                                         --------     --------       ------


        The following table sets forth certain information concerning the maturities of fixed maturity securities in our investment portfolio as of December 31, 1998:


 As of December 31, 1998                Amortized                 Percentage
                                          Cost      Fair Value   of Fair Value
 (in thousands)                         ---------   ----------   -------------

 Years to maturity:

      After one through five             $223,416     $227,693        27.8%

      After five through ten              217,662      229,839        28.0

      After ten                            14,024       14,420         1.8



                                     88


 As of December 31, 1998                Amortized                 Percentage
                                          Cost      Fair Value   of Fair Value
 (in thousands)                         ---------   ----------   -------------

 Mortgage-backed securities and
 other asset-backed securities            344,033      348,239        42.4
                                         --------     --------       ------
 Totals                                  $779,135     $820,191       100.0%
                                         --------     --------       ------
                                         --------     --------       ------


MARKET RISK

     The Company is subject to various market risk exposures, including interest rate risk and equity price risk.

     The value of the Company's fixed-maturity portfolio is subject to interest rate risk. As market interest rates decrease, the value of the portfolio goes up with the opposite holding true in rising interest rate environments. A common measure of the interest sensitivity of fixed-maturity assets is modified duration, a calculation that takes maturity, coupon rate, yield and call terms to calculate an average age of the expected cash flows. The longer the duration, the more sensitive the asset is to market interest rate fluctuations.

     The value of the Company's common stock equity investments is dependent upon general conditions in the securities markets and the business and financial performance of the individual companies in the portfolio. Values are typically based on future economic prospects as perceived by investors in the equity markets.

     The first column of the following table shows the estimated fair values of certain of the Company's financial instruments as of December 31, 1998. The second column shows the effect on current estimated fair values assuming a 100 basis point increase in market interest rates and a 10% decline in equity price (sensitivity analysis).



                                                          Estimated Fair Value
                                  Estimated Fair Value     At Adjusted Market
                                    at Current Market        Rates/Prices as
                                      Rates/Prices           Indicated Below
                                      ------------           ---------------
 Interest rate risk(1)
   Fixed-maturity securities
     Available-for-sale                  $820,191                $790,644

 Equity price risk (2)
   Common stocks                          $17,969                 $16,172


     (1) Adjusted interest rates assume a 100 basis point increase in market rates at December 31, 1998

     (2) Adjusted equity prices assume a 10 percent decline in values at December 31, 1998

     For all its financial assets and liabilities, the Company seeks to maintain reasonable average durations, consistent with the maximization of income without sacrificing investment quality and providing for liquidity and diversification.

     The estimated fair values at the adjusted market rates (assuming a 100-basis point increase in market interest rates) are calculated using discounted cash flow analysis and duration modeling where appropriate. The estimated values do not consider the effect that changing interest rates could have on prepayment activity.

     This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of the Company's financial instruments. The actual impact of market interest rate and price changes on the financial instruments may differ significantly from those shown in the sensitivity analysis. The sensitivity analysis is further limited as it does not consider any actions the Company could take in response to actual and/or anticipated changes in interest rates and equity prices.

COMPETITION

     The physician professional liability insurance market in Illinois is highly competitive. We believe that the principal competitive factors include pricing, financial stability, ratings, breadth and flexibility of coverage and the quality and level of service provided. ISMIE competes with numerous insurance companies in the Illinois market. Our principal competitors for physicians and medical groups consist of several commercial insurance companies and, increasingly, self-insurance programs by hospitals for acquired physician practices. Each of these competitors is actively engaged in soliciting insureds in Illinois, ISMIE's primary area of operations, and each has offered assessments or premiums at very competitive rates during the past few years. The number of licensed insurance carriers in the medical professional liability insurance market in Illinois has dramatically increased from six in 1992 to approximately thirty-two today.
At the same time, a number of health care professionals have left the insurance market because many become a part of self-insurance programs instituted by hospitals that have acquired physician practices. Despite substantial increases in competition over the past five years and the increase in the use of self-insurance, ISMIE has experienced a reduction of only 12.5% of persons or entities covered under existing policies since 1993. We attribute this favorable experience to our superior customer service and the close relationships we have with our insured policyholders.

     We expect to encounter similar competition from local physician-owned insurance companies, commercial companies and self-insurance programs in other states as we carry out our expansion plans. The Company plans to compete in other states principally through offering superior policyholder service. All markets in which we now write insurance and which we would expect to enter have competitors with substantially greater financial and operating resources and higher ratings than the Company. See "Risk Factors -- The Market in Which We Operate is Highly Competitive."

RELATIONSHIP WITH THE MEDICAL SOCIETY

     The Exchange was organized in 1976 by the Illinois State Medical Society, and has received the active support of the Medical Society in building its physician and medical group policyholder base. We have certain
officers and directors in common with the Medical Society.   We  also have a
shared services agreement with the Medical Society whereby certain office, administrative, employee, lobbying and other services are shared. See "Management--Certain Relationships and Related Transactions--Services and Office Space." This close relationship with the Medical Society has been critical to the success of the Exchange. As a reciprocal insurance exchange, the Exchange has been wholly owned and governed by its members. The Exchange has relied on its relationship with the Medical Society in marketing its policies. In 1998, this relationship was modified to eliminate the requirement that policyholders be members of the Medical Society and to transfer the function of the attorney-in-fact from the Medical Society to the Exchange. Following the Conversion, we will endeavor to continue our shared services agreement and, through personalized service, to maintain our close relationship with the Medical Society.

REGULATION

     GENERAL. Insurance companies are regulated by government agencies in states in which they transact insurance. The extent of regulation varies by state, but regulation usually includes: (i) establishing standards of solvency which must be met and maintained by insurers; (ii) regulating premium rates and policy forms; (iii) setting minimum capital and surplus requirements; (iv) requiring the licensing of companies and agents; (v) approving accounting methods and methods of setting statutory loss and expense reserves; (vi) setting requirements for and limiting the types and amounts of investments; (vii) establishing requirements for the filing of annual statements and other financial reports; (viii) conducting periodic statutory examinations of the affairs of insurance companies; (ix) approving proposed changes of control; and (x) limiting the amounts of dividends that may be paid without prior regulatory approval. State insurance departments also conduct periodic examinations of the affairs of insurance companies. This regulation and supervision are primarily for the benefit and protection of policyholders and not for the benefit of investors.

     We have written all of our insurance in Illinois and ISMIE Indemnity will be domiciled there. Accordingly, Illinois laws and regulations have the most significant impact on the Company and its operations.

     HOLDING COMPANY REGULATION. The Illinois Insurance Holding Company System Act (the "Holding Company Act") requires us to file information periodically with the Illinois Insurance Department, including information relating to our capital structure, ownership, financial condition and general business operations, and information relating to transactions and agreements between ISMIE Indemnity and its affiliates. Certain transactions between an insurance company and its affiliates, including certain sales, loans, guarantees, transfer of assets or liabilities, investments, reinsurance agreements, and management agreements and cost sharing arrangements, also are subject to prior notice to the Illinois Insurance Department, and may not be entered into if disapproved by the Illinois Insurance Department.

     The Holding Company Act also provides that the acquisition or change of "control" of an Illinois insurance company or of any person or entity that controls such an insurance company cannot be consummated without the prior approval of the Illinois Director of Insurance. In general, a presumption of "control" arises from the ownership of voting securities and securities that are convertible into voting securities, which in the aggregate constitute 10% or more of the voting securities of an Illinois insurance company or of a person or entity that controls an Illinois insurance company, such as ISMIE Holdings. A person or entity seeking to acquire direct or indirect "control," of the Company is generally required to file with the Illinois Director of Insurance an application for change of control containing certain information required by statute and published regulations and provide a copy of the application to us. The Holding Company Act and other provisions of the Illinois Insurance Code also effectively restrict us from consummating certain reorganizations or business combinations without prior regulatory approval.

     We will also be subject to insurance holding company laws in other states that contain similar provisions and restrictions if we become licensed in those states.

     REGULATION OF DIVIDENDS FROM INSURANCE SUBSIDIARIES. The Holding Company Act will limit the ability of ISMIE Indemnity to pay dividends to the Company. Without prior notice to and approval of the Illinois Director of Insurance, ISMIE Indemnity may not declare or pay an extraordinary dividend, which is defined as any dividend or distribution of cash or other property whose fair market value together with other dividends or distributions made within the preceding 12 months exceeds the greater of such subsidiary's statutory net income for the preceding calendar year or 10% of its policyholder surplus as of the preceding December 31. Regulations further require that an insurer's policyholder surplus following a dividend or other distribution be reasonable in relation to its outstanding liabilities and adequate to its financial needs. The Illinois Insurance Code permits the payment of dividends only out of statutory earned (unassigned) surplus. In addition, an insurance company is required to give the Illinois Insurance Department notice of all dividends after declaration, but prior to payment.

     RISK-BASED CAPITAL. The NAIC has developed, and states including Illinois have adopted, a methodology for assessing the adequacy of statutory surplus of property and casualty insurers which includes a risk-based capital ("RBC") formula that attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. The formula is designed to allow state insurance regulators to identify potentially under-capitalized companies. Under the formula, a company determines its RBC by taking into account certain risks related to the insurer's assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer's liabilities (including underwriting risks related to the nature and experience of its insurance business). The RBC rules provide for different levels of regulatory attention depending on the ratio of a company's total adjusted capital to its "authorized control level" of RBC. At December 31, 1998, ISMIE's statutory surplus was $187.2 million, substantially exceeding the threshold authorizing regulatory control, which would be $53.3 million.

     NAIC-IRIS RATIOS. The NAIC Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is intended primarily to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 12 ratios for the property and casualty insurance industry and specifies a range of "usual values" for each ratio. Departure from the "usual value" range on four or more ratios may lead to increased regulatory oversight from individual state departments of insurance. ISMIE has continually been successful in satisfying the regulators in terms of these ratios.

     REGULATION OF INVESTMENTS. Illinois insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below investment grade fixed income securities, real estate and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as nonadmitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture of such non-qualifying investments over specified time periods unless otherwise permitted by the state insurance authority under certain conditions.

     PRIOR APPROVAL OF POLICY FORMS. Pursuant to the Illinois Insurance Code, we must submit policies and endorsements to the Illinois Director of Insurance for prior approval. The possibility exists that we may be unable to implement desired endorsements or forms if they are not approved by the Illinois Director of Insurance. See "Risk Factors -- Regulation of Insurance Companies is Primarily Concerned with Protecting the Interests of Policyholders, Not Stockholders ." If ISMIE Indemnity or any future subsidiary of the Company were to become licensed in other states, then policy forms and endorsements under those other states also would be subject to regulatory review and approval in those states. Also, many other states (but not Illinois) also require notice to state insurance departments of, and in some cases prior approval of, insurance rates before those rates can be implemented.

     INSURANCE GUARANTY ASSOCIATIONS.   All states, including Illinois,
require admitted property and casualty insurers to become members of guaranty funds or associations which generally protect policyholders of member insurers in the event of the insolvency of such insurers. Guaranty funds or associations pay certain claims made against insolvent insurers, and guaranty funds assess their members in order to fund the payment of those claims and related guaranty fund expenses. Maximum assessments permitted by law in any one year vary by state, and Illinois permits a maximum assessment of 1.0% of annual premiums written by a member in that state during the preceding year. In 1998, ISMIE was assessed $93,000.

     MEDICAL MALPRACTICE TORT REFORM. In cooperation with the Medical Society, we have consistently advocated proposals for medical malpractice tort reform and other legislation which we believe would benefit our policyholders. It is our intent to continue to work with the Medical Society on these efforts.

     From the time of its creation, the Exchange has worked closely with the Medical Society to secure tort reform for the benefit of physicians, patients and its operational results. In 1976 the initial efforts led successfully to legislation reducing the time period within which individuals could file claims. A similar reduction in the time period for filing claims for minors was achieved in 1987.

     Over the course of several years beginning in 1977, the Exchange was successful in promoting legislation to provide confidentiality to peer review activities including those of the Exchange and its agents. We believe that the confidential nature of peer review reduces negligent incidents in medical practice by promoting the frank evaluation of medical care and practice patterns.

     In 1985, broad malpractice reform legislation was successfully initiated by the Exchange and the Medical Society and withstood legal attack in the Illinois Supreme Court. This legislation required the filing of Affidavits of Merit with each malpractice case and prohibited the award of punitive damages in medical malpractice cases. The legislation made several other substantive changes in the way in which malpractice cases were filed, all of which contributed to providing stability in the Illinois marketplace and in the frequency of claims. Legislation providing certain additional reforms, which we advocated, was adopted in 1995 but was struck down by the Illinois Supreme Court in 1997.

     The Exchange has continued its legislative efforts with the Medical Society and we believe we are recognized as a leading force in efforts at malpractice and tort reform.

     MEDICAL MALPRACTICE REPORTS. We are required to report detailed information with regard to settlements or judgments against our Illinois physician insureds to the Illinois Department of Professional Regulation, which has responsibility for investigations and initiation of proceedings relating to professional medical conduct in Illinois. In addition, all payments must also be reported to the National Practitioners' Data Bank and such reports are accessible by state licensing and disciplinary authorities, hospital and other peer review committees and other providers of medical care.

RATINGS

     In 1998, A.M. Best, which rates insurance companies based on factors of concern to policyholders, increased the Company's rating to "B++ (Very
Good)," from "B+ (Very Good)" citing improved profitability, adequate loss reserves and our strong position in the Illinois medical professional liability market. The improved rating also acknowledges the actions taken by our management to position the Company to compete in the changing market.
The Company's ability to maintain or improve its ratings may depend on its ability to implement successfully its business strategy. This rating is the fifth highest of 13 ratings that A.M. Best assigns to solvent insurance companies, which currently range from "A++ (Superior)" to "D (Poor)." Publications of A.M. Best indicate that the B++ rating is assigned to those companies that in A.M. Best's opinion "have a good ability to meet their ongoing obligations to policyholders." In evaluating a company's financial and operating performance, A.M. Best reviews the company's profitability, leverage and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its loss reserves, the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence. A.M. Best's ratings reflect its opinion of an insurance company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed to purchasers of an insurance company's securities.

     Standard & Poor's assigns ratings to insurance companies with respect to their ability to pay under their insurance policies. Ratings assigned by Standard & Poor's to solvent insurance companies currently range from "AAA (Extremely Strong)" to "CC (Extremely Weak)." ISMIE received its first official rating of "BBB (Good)" from Standard & Poor's in 1996. This rating is within the "secure" range of Standard & Poor's rating hierarchy. Prior to that, Standard & Poor's had given a rating of "BBq", based solely on quantitative analysis of publicly available financial data.

EMPLOYEES

     As of December 31, 1998, the Company had approximately 183 full time equivalent employees. None of the employees is covered by a collective bargaining agreement. We believe that our employee relations are good.

PROPERTIES

     The Company's headquarters are located in Chicago, Illinois where the Company occupies approximately 75,000 square feet under a lease expiring in 2011. The Company also has office space in Springfield, Illinois in a building owned by the Company. The Springfield office building contains approximately 40,000 square feet, of which we lease and occupy approximately 10,000 square feet. The Company is both a general partner and a limited partner in a limited partnership which owns the building containing our Chicago headquarters. The Chicago building is currently encumbered by a mortgage loan. The Company believes that its office space is adequate for its present needs and that it will be able to secure additional office space in the future if necessary.

LITIGATION

          The Company is from time to time named as a defendant in various lawsuits incidental to its insurance business. The most common litigation includes claims where lawsuit verdicts exceed the available coverage. The Company vigorously defends these actions, unless a reasonable settlement appears appropriate. We believe that adverse results, if any, in the actions currently pending should not have a material adverse effect on the Company's financial condition. Other than claims against our insureds, we are not currently involved in any litigation.

                                 MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the individuals who serve as directors and executive officers of ISMIE Holdings.


                    NAME                               POSITION
                    ----                               --------
    Harold L. Jensen, M.D.                 Chairman of the Board

    Walter Whisler, M.D.                   Vice Chairman of the Board

    Alexander R. Lerner                    President, Chief Executive Officer and Director

    Donald A. Udstuen                      Chief Operating Officer and Director

    Jeffrey M. Holden                      Chief Administrative Officer

    Eugene J. Gross                        Chief Financial Officer and Assistant Treasurer

    Saul J. Morse                          General Counsel and Assistant Secretary

    Irwin A. Smith, M.D.                   Secretary and Director

    Peter A. Brusca, M.D.                  Treasurer and Director

    Richard A. Geline, M.D.                Director

    Henri S. Havdala, M.D.                 Director

    Robert M. Reardon, M.D.                Director

    Jane Jackman, M.D.                     Director


     The Company's Board of Directors currently consists of ten persons, divided into three classes of directors and elected for staggered terms as follows: Class I, composed of three persons and elected for a term expiring at the 2000 annual meeting of stockholders; Class II, composed of four persons and elected for a term expiring at the 2001 annual meeting of stockholders; and Class III, composed of three persons and elected for a term expiring at the 2002 annual meeting of stockholders. Class I directors are Mr. Udstuen and Drs. Reardon and Jackman. Class II directors are Drs. Jensen, Geline, Havdala and Smith. Class III directors are Mr. Lerner and Drs. Brusca and Whisler. Following the expiration of the initial term as described above, directors will serve for three-year terms.

     DIRECTORS AND EXECUTIVE OFFICERS. Set forth below is the description of the business positions for the directors and executive officers of ISMIE Holdings held during at least the past five years. Each of the directors has been a director of ISMIE Holdings since it was organized in April 1999.

     Harold L. Jensen, M.D., 72, is the Chairman of the Board of the Company. Dr. Jensen has been a member of the Board of Governors of ISMIE since 1987 and Chairman since 1991.

Dr. Jensen also has served as Vice-President of Medical Affairs at Ingalls Memorial Hospital in Harvey since 1988. He has been an internist in Harvey, Illinois, for more than 33 years. Dr. Jensen is a member of the Medical Society and the American Medical Association.

     Walter W. Whisler, M.D., 65, is Vice Chairman of the Board of the Company. He has been a member of the Board of Governors of ISMIE since 1977 and Vice Chairman since 1992. He also served as Vice Chairman from 1982-1990. He has been a Board certified neurosurgeon in Chicago, Illinois for over 30 years. He also serves as Professor and Chairman of the Department of Neurosurgery at Rush Medical College & Rush-Presbyterian St. Luke's Medical Center. Dr. Whisler is a member of the Medical Society and the American Medical Association.

     Alexander R. Lerner, 52, is President and Chief Executive Officer and a director of the Company. Mr. Lerner has served as Chief Executive Officer of ISMIE since 1985 and Chief Executive Officer of the Attorney-in-Fact since its formation in July, 1998. Mr. Lerner also has served as the Chief
Executive Officer of the Medical Society since 1981.   Mr. Lerner also serves
as chairman of the Illinois Sports Facilities Authority and is a member of the American Association of Medical Society Executives.

     Donald A. Udstuen, 55, is Chief Operating Officer of the Company. Mr. Udstuen has served as Chief Operating Officer of ISMIE since 1991 and Secretary/Treasurer and Chief Operating Officer of the Attorney-in-Fact since its formation in July, 1998. Mr. Udstuen also has served as the Associate Executive Vice President of the Medical Society since 1987, and previously served as its chief financial officer and governmental affairs director and its chief lobbyist.

     Jeffrey M. Holden, 46, is Chief Administrative Officer of the Company. Mr. Holden has served as Chief Administrative Officer of ISMIE since July, 1998, and Chief Administrative Officer of the Attorney-in-Fact since its formation in July, 1998. Mr. Holden has also served as Chief Operating Officer of the Medical Society since January, 1992, and previously served, at various times, as the Assistant Executive Vice President, Vice President of Governmental Affairs, and Chief Lobbyist of the Medical Society.

     Eugene J. Gross, 47, is Chief Financial Officer and Assistant Treasurer of the Company. Mr. Gross has served as Chief Financial Officer of ISMIE since 1991, and Chief Financial Officer of the Attorney-in-Fact since its formation in July, 1998. Mr. Gross also has served as Chief Financial Officer of the Medical Society since 1991. Prior to joining ISMIE, Mr. Gross held senior management positions with Allstate Insurance Company and Metropolitan Life.

     Saul J. Morse, Esq., 51, is General Counsel and Assistant Secretary for the Company. Mr. Morse has served as General Counsel of ISMIE since 1992. Mr. Morse has served as General Counsel of the Attorney-in-Fact since its formation in July, 1998. He also has served as Vice President and General
Counsel of the Medical Society since 1992.   Prior to joining ISMIE, Mr.
Morse was managing partner of the law firm of Morse, Giganti & Appleton, in Springfield, Illinois. Mr. Morse is a Clinical Assistant Professor in the Department of Medical Humanities at Southern Illinois University School of Medicine. Mr. Morse is a member of the Sangamon County Bar Association, Illinois State Bar Association and the American Bar Association, the Defense Research Institute, and the American Health Lawyers Association.

     Irwin A. Smith, M.D., 82, is Secretary and a director of the Company.
He has served on the Board of Governors of the Exchange since 1977. Now retired, has been a Board certified family physician in Northbrook, Illinois, for more than 50 years.

     Peter A. Brusca, M.D., 58, is a director of the Company. He has served on the Board of Governors of the Exchange since 1990. He has been a Board certified otolaryngologist in Carol Stream, Illinois, for over 20 years.
Dr. Brusca is a member of the Medical Society and the American Medical Association, and is a fellow of the American College of Surgeons, the American Academy of Otolaryngology, the American Academy of Facial, Plastic & Reconstructive Surgery, and the American Academy of Cosmetic Surgery. He has also served as a member of the Health Advisory Committee for United States Representative Dennis Hastert.

     Richard A. Geline, M.D., 61, is a director of the Company. He has served on the Board of Governors of the Exchange since 1989. He has been a Board certified orthopaedic Surgeon in Skokie, Illinois, for over 28 years. Dr. Geline is the immediate past president of the Medical Society and a member of the American Medical Association. He is also a member of the American Academy of Orthopaedic Surgeons.

     Henri S. Havdala, M.D., 67, is a director of the Company. He has served on the Board of Governors of the Exchange since 1977. He has been a Board certified anesthesiologist in Lincolnwood, Illinois, for over 35 years. Dr. Havdala is a member of the Medical Society, the American Medical Association and the American Society of Anesthesiologists.

     Jane Jackman, M.D., 54, is a director of the Company. She has served on the Board of Governors of the Exchange since 1993. She has been a Board certified family physician in Springfield, Illinois, for over 25 years.
She is a past president of the Medical Society, a member of the American Medical Association and the American Academy of Family Physicians. Dr. Jackman is also a Clinical Associate Professor, Department of Family practice, at the Southern Illinois University School of Medicine.

     Robert M. Reardon, M.D., 69, is a director of the Company. He has served on the Board of Governors of the Exchange since 1988. Now retired he has been a Board certified ophthalmologist in Bloomington, Illinois, for over 35 years. Dr. Reardon is a past president of the Medical Society, a member of the American Medical Association and the American Academy of Ophthalmology. He is also a member of the Board, and serves as Vice President, of Illinois Wesleyan University.

COMMITTEES OF THE ISMIE HOLDINGS BOARD

     The ISMIE Holdings Board will have the following standing committees immediately following the Conversion:

     EXECUTIVE COMMITTEE. The Executive Committee will have the authority to exercise all powers of the ISMIE Holdings Board between meetings of the ISMIE Holdings Board, except in cases where action of the entire ISMIE Holdings Board is required by the Certificate of Incorporation, the Bylaws or applicable law.

     AUDIT COMMITTEE. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review the scope of audit engagement, review the services and reports of the accountants, review any major accounting changes, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The members of the Audit Committee will be independent directors.

     COMPENSATION COMMITTEE. The Compensation Committee will establish compensation levels for the executive officers of the Company, review significant employee benefit programs and establish, as it deems appropriate, and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other such cash or stock incentive programs. The Chief Executive Officer of the Company will establish remuneration levels for other employees of the Company.

     STOCK OPTION COMMITTEE. The Stock Option Committee will administer the Company's employee stock option plans.

     NOMINATING COMMITTEE. The Nominating Committee will recommend to the Board of Directors candidates for director and membership on committees of the Board of Directors of the Company and its subsidiaries.

     INVESTMENT COMMITTEE. The Investment Committee will oversee the investment activities and portfolio management of the Company and its subsidiaries.

     INVESTOR RELATIONS COMMITTEE. The Investor Relations Committee will review and make recommendations to management regarding policies and procedures to be adopted by the Company regarding communications with stockholders, analysts and others.

     The ISMIE Holdings Board may from time to time establish other committees to facilitate the management of ISMIE Holdings.

DIRECTOR COMPENSATION

     The Chairman of the Board will receive an annual retainer of $60,000 plus reimbursement of certain automobile and other expenses. Each non-employee director will be paid $1,200 per day for attendance at meetings of the Board and committees thereof, meetings of a board of a subsidiary on which the director serves, and each seminar or other meeting attended on special assignment on behalf of the Company. All non-employee directors will be reimbursed for reasonable travel and other expenses incurred to attend meetings of the ISMIE Holdings Board and committees thereof.

EXECUTIVE COMPENSATION

     ISMIE Holdings was organized as a Delaware corporation in April, 1999, and consequently did not pay any cash compensation to its executive officers for the year ended December 31, 1998. The following Summary Compensation Table, therefore, sets forth information concerning the compensation paid or accrued by the Exchange and the Attorney-in-Fact for (i) the Company's President and Chief Executive Officer and (ii) and each of the other four most highly compensated executive officers of the Exchange for services rendered during the year ended December 31, 1998:

                                                             Annual Compensation
                                                             -------------------

                                                                                          Other Annual              All Other
 Name and Principal Position              Year        Salary($)         Bonus($)         Compensation(2)        Compensation($)(3)
----------------------------              ----        ---------         --------         ---------------        ------------------
 Alexander R. Lerner, President           1998        $588,812          $342,337(1)           $305,813               $43,504
 and Chief Executive Officer


 Donald A. Udstuen, Chief Operating       1998        $361,427                                 $24,188               $43,730
 Officer


 Jeffrey M. Holden, Chief                 1998        $247,708                                 $16,334               $23,635
 Administrative Officer

 Eugene J. Gross, Chief Financial         1998        $192,970           $10,000               $59,370               $15,985
 Officer and Assistant Treasurer


 Saul J. Morse, General Counsel and       1998        $270,251                                  $1,426               $16,086
 Assistant Secretary


(1) Includes $214,356 paid to Mr. Lerner to permit him to make an installment of principal and interest on a loan from the Exchange. Mr. Lerner will continue to receive the $214,356 bonus through the year 2000, after which Mr. Lerner's compensation will be reduced by that amount.

(2) Represents amounts reimbursed for payment of taxes. For Mr. Lerner, the amount includes $168,765 paid to reimburse taxes with respect to the bonus of $214,356 paid to him. Mr. Lerner will continue to receive reimbursement for taxes on this bonus through the year 2000, after which Mr. Lerner's compensation will be reduced by the amount of the reimbursement. For Mr. Gross, the amount includes $18,718 for automobile and related expenses, and $10,162 for club dues.

(3) Represents contributions by the Exchange and the Attorney-in-Fact to a 401(k) Plan in the amount $9,856, $15,312, $8,863, $14,766 and $14,960 for the accounts of Messrs. Lerner, Udstuen, Holden, Gross and Morse, respectively; and insurance premiums of $33,648, $28,418, $14,772, $1,219 and $1,126, for Messrs. Lerner, Udstuen, Holden, Gross and Morse, respectively.

EMPLOYMENT AGREEMENTS

     The Exchange and the Attorney-in-Fact have entered into employment agreements (the "Employment Agreements") with each of the named executives which will be assumed by the Company after the Conversion. These agreements are intended to secure for the Company the continued services of those executive officers and to provide them appropriate incentives for their maximum efforts. The compensation levels under the Employment Agreements have been established by the Boards of the Exchange and the Attorney-in-Fact based on the executive officer's value to the enterprise and competitive considerations, including the fact that until now the companies have been unable to offer any equity incentives to them for their efforts. The Boards of the Exchange and the Attorney-in-Fact have been assisted by independent compensation consultants in determining appropriate levels of compensation and benefits for the executives.

     The current terms of the Employment Agreements for Messrs. Lerner, Udstuen, Holden, Morse and Gross are effective through December 31, 2004, March 15, 2001, March 18, 2001, April 30, 2002 and June 30, 2001,
respectively. In the case of Mr. Lerner, unless otherwise determined by the Boards, his employment will be extended by one year during each year of the initial seven year term so that, after each extension, a seven year term remains. Thereafter, the term will be extended on a year to year basis unless the Exchange and the Attorney-in-Fact give notice to Mr. Lerner by September 1 that it will not renew the Employment Agreement for another year. The Employment Agreements provide for a current base compensation payable by the Exchange and the Attorney-in-Fact to Messrs. Lerner, Udstuen, Holden, Morse and Gross of $440,099, $173,744, $151,628, $221,352 and $198,759,
respectively, with annual increases of not less than 8%, 7%, 7%, 4% and 4%, respectively. Mr. Lerner's annual compensation for each of 1998, 1999 and 2000 includes a bonus amount of $214,356 (plus additional amounts to cover taxes thereon) which Mr. Lerner intends to use to repay a loan from the Exchange. Mr. Lerner's annual compensation will be reduced by the amount of this annual bonus and tax reimbursement beginning January 1, 2001.

     The Employment Agreements require the executives to devote at least a majority of their time to the Exchange and the Attorney-in-Fact. Each of the named executives is also employed by the Medical Society and spends the balance of his working hours on the affairs of the Medical Society. Mr. Lerner's Employment Agreement provides that if his employment with the Medical Society or the Attorney-in-Fact terminates for any reason, he will increase the time he devotes to the Exchange by the additional time that becomes available due to such termination, and the Exchange will increase his compensation by the amount of compensation that he had earned from the Medical Society or the Attorney-in-Fact pursuant to his Employment Agreement with the Medical Society or the Attorney-in-Fact, as the case may be. In no event will such increase exceed the amount of compensation that Mr. Lerner is then receiving from the Exchange.

     Upon termination of any of the Employment Agreements by the Exchange and the Attorney-in-Fact without cause, or by any of the executive officers for good reason (as such terms are defined in their respective Employment Agreements), that executive officer will be entitled to receive the aggregate value of his compensation and benefits for the remaining term of his Employment Agreement (with a minimum of two years).

COMPENSATION PLANS

     DEFERRED COMPENSATION AGREEMENTS. The Exchange has entered into certain deferred compensation agreements (the "Deferred Compensation Agreements") with certain executive officers and other key employees, including the named executive officers, which will be assumed by the Company following the Conversion. The Deferred Compensation Agreements provide for a deferment of a portion of the employer's compensation and for distributions to be made in the event of death, severance of affiliation with the Exchange, disability as defined therein, and such other time as the Exchange or the Trustee under the trust maintained in connection therewith may determine. The right of a participant to receive distributions under the Deferred Compensation Agreements may be forfeited for certain acts contrary to the interests of the Exchange or for insubordination.

     401(k) PLAN. The Company participates in a 401(k) Plan which offers eligible employees the opportunity to contribute to the 401(k) Plan on a regular basis through payroll deductions. Also, the Company may make discretionary contributions to the 401(k) Plan to be allocated among the employees' accounts on the basis of their relative levels of compensation. The 401(k) Plan's benefits are based on amounts contributed and individual account investment performance. All full-time employees of the Exchange who have completed one year of service and are over the age of 21 years are eligible to participate in the 401(k) Plan.

     1999 LONG-TERM EQUITY INCENTIVE PLAN. Certain directors, officers and key employees of the Company are eligible to participate in the Company's 1999 Long-Term Equity Incentive Plan adopted by the Company in May, 1999 (the "Long-Term Plan"). Except as otherwise indicated in the Long-Term Plan, the Plan is administered by the Stock Option Committee of the Board of Directors. Under the Long-Term Plan, participants may be granted nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock and other stock-based awards. The number of shares of Common Stock which may be issued or sold or for which options or stock appreciation rights may be granted under the Long-Term Plan is one million shares, subject to certain adjustments. Under the Long-Term Plan, nonqualified stock options may be granted to participants to purchase shares of Common Stock of the Company at an option price of not less than 85% of the fair market value of a share of Common Stock at the time the option is granted, subject to adjustment as provided in the Plan. Options granted under the Long-Term Plan terminate no later than ten years from the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     CERTAIN DIRECTORS AS POLICYHOLDERS. Certain of the members of the ISMIE Holdings Board of Directors are also policyholders of the Exchange and eligible to receive Common Stock in the Conversion. These directors may experience claims requiring coverage under their respective insurance policies.

     SERVICES AND OFFICE SPACE. The Exchange, the Attorney-in-Fact and the Medical Society share various support services pursuant to a Shared Services Agreement (the "Shared Services Agreement"). The Shared Services Agreement will be assumed by the Company following the Conversion. Currently, services covered by the Agreement are office space, administrative, human resources, public relations, membership services, communications, mail and other miscellaneous services. The Shared Services Agreement has a term of five years and thereafter is automatically renewed on an annual basis. Any party may terminate the Shared Services Agreement upon six month's prior notice. All such services are provided at rates established from time to time by negotiation among the parties. If actual usage of the services varies from expected usage, adjustments to the rates may be negotiated by the parties.

     LOANS TO EXECUTIVE OFFICERS. Messrs. Lerner, Udstuen and Holden are indebted to the Exchange and the Attorney-in-Fact pursuant to loans which will be assumed by the Company following the Conversion. The loans are secured by mortgages on the executives' homes. The principal balance remaining on the loans at January 31, 1999 was $272,573, $102,672, and $466,751 for Messrs.
Lerner, Udstuen and Holden, respectively. The loans are evidenced by notes which bear interest at 6% and mature in 2021, in the case of Messrs. Lerner and Udstuen, and in 2020 in the case of Mr. Holden (a portion of Mr. Holden's loan matures in 2024).

                             OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of the Effective Date by (i) each director and executive officer named in the Summary Compensation Table and (ii) all directors and executive officers of ISMIE Holdings as a group. No person will own more than 5% of the outstanding shares of Common Stock. The number of shares of Common Stock beneficially owned by each physician director represents the number of shares the director and certain persons and entities affiliated with the director are expected to receive as Eligible Members under the terms of the Conversion. Except as noted below, each holder listed will have sole investment and voting power with respect to the shares beneficially owned by the holder. The address for all stockholders listed in the table is c/o ISMIE Holdings Inc., 20 North Michigan Avenue, Suite 700, Chicago, Illinois 60602-4890.


                                            NUMBER OF SHARES
                                             EXPECTED TO BE       PERCENT
 NAME                                      BENEFICIALLY OWNED     OF TOTAL
 ----                                      ------------------     --------


 Harold L. Jensen, M.D.  . . . . . . . .                             *

 Walter Whisler, M.D.  . . . . . . . . .                             *

 Alexander R. Lerner . . . . . . . . . .         -0-                -0-

 Donald A. Udstuen . . . . . . . . . . .         -0-                -0-

 Jeffrey M. Holden . . . . . . . . . . .         -0-                -0-

 Eugene J. Gross . . . . . . . . . . . .         -0-                -0-

 Saul J. Morse . . . . . . . . . . . . .         -0-                 *

 Irwin A. Smith, M.D.  . . . . . . . . .                             *

 Peter A. Brusca, M.D. . . . . . . . . .                             *

 Richard A. Geline, M.D. . . . . . . . .                             *

 Henri S. Havdala, M.D.  . . . . . . . .                             *

 Robert M. Reardon, M.D. . . . . . . . .                             *

 Jane Jackman, M.D.  . . . . . . . . . .                             *

 All directors and executive officers
 as a group (13 persons) . . . . . . . .                             *



---------
* Less than one percent


                             DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon completion of the Conversion, the authorized capital stock of ISMIE Holdings will consist of 40,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, the rights, preferences and powers of which may be designated by the ISMIE Holdings Board. At present, there are no shares of Preferred Stock issued or outstanding.

     The following description of the capital stock of ISMIE Holdings does not purport to be complete or to give full effect to Delaware statutory or common law and is, in all respects, qualified by reference to the applicable provisions of the DGCL, and the Certificate of Incorporation and the Bylaws of ISMIE Holdings.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders and, subject to the prior rights of the holders of Preferred Stock, to receive dividends ratably when and as declared by the ISMIE Holdings Board with funds legally available therefor. Such holders are also entitled to share ratably in the assets of the Company legally available for distribution to the stockholders in the event of liquidation or dissolution, after payment of all debts and other liabilities. Holders of the Common Stock are not entitled to preemptive rights and will have no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means the holder or holders of more than one-half of the shares of Common Stock voting for the election of directors can elect all of the directors then being elected. All of the shares of Common Stock to be issued in the Conversion when issued will be fully paid and nonassessable. The rights, preferences and powers of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may issue in the future.
Pursuant to Section 160 of the DGCL, ISMIE Indemnity will not be entitled to vote the shares of Common Stock issued to it in the Conversion. See "The Conversion -- Additional Aspects of the Conversion and the Merger Agreement -- Issuance of Shares to ISMIE Indemnity."

PREFERRED STOCK

     The ISMIE Holdings Board will have the authority, without further stockholder approval, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to determine the dividend rights, any conversion rights or rights of exchange, voting powers, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences, powers and restrictions. The number of shares constituting a series of Preferred Stock and the designation thereof shall be stated in a resolution or resolutions providing for the issuance of such series of Preferred Stock all in accordance with the laws of the State of Delaware.

     The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, making removal of the present management of the Company more difficult, restricting the payment of dividends and other distributions to the holders of Common Stock, diluting the voting power of the Common Stock to the extent that the Preferred Stock has voting rights or diluting the equity interests of the Common Stock to the extent that the Preferred Stock is convertible into Common Stock. In addition, issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of ISMIE Holdings.

CERTAIN STATUTORY, CHARTER AND BYLAW PROVISIONS WHICH COULD HAVE AN ANTI-TAKEOVER EFFECT

     The following is a description of certain provisions of the DGCL, Illinois law and the Certificate of Incorporation and Bylaws of ISMIE Holdings which could have an anti-takeover effect. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, the Certificate of Incorporation and the Bylaws.

     ISMIE Holdings is subject to the provisions of Section 203 of the DGCL.
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

     Illinois Insurance laws and regulations provide that no person may acquire control of ISMIE Holdings, and thus indirect control of its insurance subsidiary, ISMIE Indemnity Company, unless such person has obtained the prior approval of the Illinois Director of Insurance. Under Illinois law, any purchaser of 10% or more of the voting stock of an insurance holding company is presumed to have acquired control of affiliated or subsidiary insurers and is required to obtain the approval of the Illinois Director of Insurance before consummating such purchase.

     Certain provisions of the Certificate of Incorporation and Bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by the ISMIE Holdings Board. In addition, these provisions also are intended to ensure that the ISMIE Holdings Board will have sufficient time to act in what the Board of Directors believes to be in the best interests of the Company and its stockholders. These provisions also are designed to reduce the vulnerability of ISMIE Holdings to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of ISMIE Holdings by the holder of a large block of Common Stock, and could also discourage or make more difficult a merger, tender offer or proxy contest, even if such event would be favorable to the interest of stockholders.

     CLASSIFIED BOARD OF DIRECTORS. The Certificate of Incorporation provides for the ISMIE Holdings Board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors which may be elected by holders of Preferred Stock). As a result, approximately one-third of the ISMIE Holdings Board will be elected each year. The classified board provision will help to assure the continuity and stability of the ISMIE Holdings Board and the business strategies and policies of ISMIE Holdings as determined by the ISMIE Holdings Board. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of ISMIE Holdings without the approval of the ISMIE Holdings Board. In addition, the classified board provision could delay stockholders who oppose the policies of the ISMIE Holdings Board from electing a majority of the ISMIE Holdings Board for two years.

     NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Certificate of Incorporation also provides that special meetings of stockholders may be called only by the President or Secretary at the request of a majority of the ISMIE Holdings Board, or by the Chairman. Stockholders are not permitted to call a special meeting of stockholders or to require that the ISMIE Holdings Board call a special meeting.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES. The Certificate of Incorporation establishes an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of ISMIE Holdings (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the ISMIE Holdings Board, or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the Secretary of ISMIE Holdings prior to the meeting at which directors are to be elected, will be eligible for election as directors. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the ISMIE Holdings Board or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the Secretary of the stockholder's intention to bring such business before the meeting. Under the Stockholder Notice Procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice to ISMIE Holdings not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. In addition, under the Stockholder Notice Procedure, a stockholder's notice to ISMIE Holdings proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Stockholder Notice Procedure, such business shall not be discussed or transacted.

     NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES. The Certificate of Incorporation provides that the ISMIE Holdings Board will consist of not less than three and not more than fifteen members (other than directors elected by holders of Preferred Stock), the exact number to be fixed from time to time by resolution adopted by the directors of ISMIE Holdings. The ISMIE Holdings Board currently consists of ten directors. Further, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Certificate of Incorporation authorizes the ISMIE Holdings Board to fill newly created directorships. If a number of vacancies existed in the ISMIE Holdings Board, this provision could delay the ability of a stockholder from obtaining majority representation on the ISMIE Holdings Board by permitting the ISMIE Holdings Board to enlarge the ISMIE Holdings Board in certain circumstances and fill the new directorships with its own nominees. A director so elected by the ISMIE Holdings Board holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Certificate of Incorporation also provides that directors may be removed only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting securities. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the ISMIE Holdings Board by filling the vacancies created by such removal with its own nominees.

     EXCULPATION; INDEMNIFICATION. The Company has included in its Certificate of Incorporation provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

     BYLAWS. The Certificate of Incorporation provides that the directors shall have concurrent power with the stockholders to make, alter, amend, change, add or repeal the Bylaws.

TRANSFER AGENT AND REGISTRAR

     ______________ has been appointed as the transfer agent and registrar for the Common Stock.

                                    LEGAL MATTERS

     The validity of the Common Stock to be issued in the Conversion will be passed upon for the Company by Lord, Bissell & Brook, counsel for the Company.

                                       EXPERTS

     The consolidated financial statements of the Illinois State Medical Inter-Insurance Exchange and Illinois State Medical Insurance Services, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                         GLOSSARY OF SELECTED INSURANCE TERMS


Cede                               To transfer risk and related premium in
                                   connection with a reinsurance transaction.

Claims made and reported basis     A liability insurance policy written on a
                                   basis that generally insures only claims that
                                   are reported to the insurer during the policy
                                   period, or reported during any extended
                                   reporting period provided in the policy or
                                   any endorsement thereto, but only if the
                                   claims arise from incidents that occurred
                                   after a retroactive date stated in the
                                   policy. A claims made and reported policy is
                                   to be distinguished from an "occurrence
                                   policy" which generally insures claims that
                                   arise from incidents that occurred during the
                                   policy period irrespective of when the claims
                                   are reported.

Combined ratio                     The sum of the loss ratio and the expense
                                   ratio expressed as a percentage. Generally, a
                                   combined ratio below 100% indicates an
                                   underwriting profit and a combined ratio
                                   above 100% indicates an underwriting loss.

Direct premiums written            Total premiums written by an insurer other
                                   than premiums for reinsurance assumed by an
                                   insurer.

Excess insurance                   Insurance which covers the insured only for
                                   losses in excess of a stated amount or a
                                   specific primary policy.

Excess of loss reinsurance         A generic term describing reinsurance that
                                   indemnifies the reinsured against all or a
                                   specified portion of losses on underlying
                                   insurance policies in excess of a specified
                                   dollar amount, called a "layer" or
                                   "retention."

Expense ratio                      Policy acquisition costs and other
                                   underwriting expenses, divided by net
                                   premiums earned under GAAP accounting or by
                                   net premiums written under statutory
                                   accounting, expressed as a percentage.

Frequency                          Refers to the rate of occurrence. The number
                                   of times a claim or a loss by a specific
                                   peril occurs to a given body of exposures or
                                   insureds during a particular time period.

GAAP Generally accepted accounting principles in use throughout the United States in the preparation of financial statements, including the financial statements presented in this Proxy Statement/Prospectus.

                                    109


Incurred but not reported          The estimated liabilities for future payments
     ("IBNR") reserves             of losses and LAE that have occurred, but
                                   have not yet been reported to the insurer.

Loss Adjustment Expenses           Expenses incurred in the settlement of
     ("LAE")                       claims, including outside adjustment
                                   expenses, legal fees and internal
                                   administration costs associated with the
                                   claims adjustment process, but not including
                                   general overhead expenses.

Loss Adjustment Expense            Liabilities established for LAE. LAE includes
     ("LAE") reserves              an estimated provision for IBNR.

Loss ratio                         The ratio of net incurred losses and LAE to
                                   net premiums earned. Net incurred losses
                                   include an estimated provision for IBNR.

Net premiums written               Gross premiums written less premiums ceded.

Premiums ceded                     The consideration paid to reinsurers in
                                   connection with reinsurance transactions.

Premiums earned                    The portion of premiums written applicable
                                   the expired period of policies and,
                                   accordingly, recognized as revenue during a
                                   given period.

Quota share basis                  Reinsurance wherein the insurer cedes an
                                   agreed fixed percentage of liabilities,
                                   premiums and  losses for each policy covered
                                   on a pro rata basis.

Redundancy (deficiency)            Estimates in reserves change as more
                                   information becomes known about the frequency
                                   and severity of claims for each year. A
                                   redundancy (deficiency) exists when the
                                   original liability estimate is greater (less)
                                   than the reestimated liability. The
                                   cumulative  redundancy (deficiency) is the
                                   aggregate net change in estimates over time
                                   subsequent to establishing the original
                                   liability estimate.

Reinsurance                        A procedure whereby an original insurer cedes
                                   a portion of the premium to a reinsurer as
                                   payment for the reinsurer's assumption of a
                                   portion of the risk; referred to as
                                   reinsurance ceded by the original insurer and
                                   as  reinsurance assumed by the reinsurer.

Reserves                           Liabilities established by insurers to
                                   reflect the estimated cost of claims and the related LAE expenses that the insurer will ultimately be required to pay in respect of insurance it has written.

                                    110


Retention                          The amount or portion of risk that an insurer
                                   retains for its own account. Losses in excess
                                   of the retention level are paid by the
                                   reinsurer. In quota share treaties, the
                                   retention may be a percentage of the original
                                   policy's limit. In excess of loss
                                   reinsurance,  the retention is a dollar
                                   amount of loss, a loss ratio or a percentage
                                   of loss.

Risk-Based Capital Requirements    Regulatory and rating agency targeted surplus
     ("RBC")                       based on the relationship of statutory
                                   surplus, with certain adjustments, to the sum
                                   of slated percentages of each element of a
                                   specified list of company risk exposures.

Severity                           The average claim cost, statistically
                                   determined by dividing dollars of losses by the number of claims.

Statutory Accounting Practices     The accounting rules and procedures
     ("SAP")                       promulgated or permitted by the National
                                   Association of Insurance Commissioners
                                   ("NAIC") for financial  reporting by insurers
                                   licensed in one or more states of the United
                                   States.

Statutory surplus                  Total assets less total liabilities as
                                   determined in accordance with SAP.

Underwriting                       The process whereby an insurer, directly or
                                   through its agent, reviews applications
                                   submitted for insurance coverage and
                                   determines whether it will accept all or part
                                   of the coverage being requested, and the
                                   applicable premium.


                                 Balance Sheet

                             ISMIE Holdings Inc.

                                APRIL 14, 1999

                     WITH REPORT OF INDEPENDENT AUDITORS

                             ISMIE Holdings Inc.


                                April 14, 1999


                                  CONTENTS

  Report of Independent Auditors.................................  F-3

  Balance Sheet..................................................  F-4

  Note to Balance Sheet..........................................  F-5

                       Report of Independent Auditors


Board of Directors
ISMIE Holdings Inc.

We have audited the accompanying balance sheet of ISMIE Holdings Inc. as of April 14, 1999. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of ISMIE Holdings Inc. as of April 14, 1999, in conformity with generally accepted accounting principles.


                                           /s/ Ernst & Young LLP

Chicago, Illinois
April 14, 1999

                             ISMIE Holdings Inc.

                                 Balance Sheet

                                April 14, 1999

ASSETS
 Investment in subsidiary                           $1,000
                                                    ------
 Total assets                                       $1,000
                                                    ------
                                                    ------
STOCKHOLDER'S EQUITY
 Preferred stock, $.01 par value, 5,000,000
  shares authorized; no shares issued
  and outstanding                                   $  --
 Common stock, $.01 par value, 40,000,00
  shares authorized; 100,000 shares
  issued and outstanding                             1,000
                                                    ------
 Total stockholder's equity                         $1,000
                                                    ------
                                                    ------

SEE ACCOMPANYING NOTE.

                             ISMIE Holdings Inc.

                            Note to Balance Sheet

                                April 14, 1999


1. ORGANIZATION

ISMIE Holdings Inc. (ISMIE Holdings) is a Delaware corporation that is a wholly owned subsidiary of Illinois State Medical Inter-Insurance Exchange (Exchange). ISMIE Holdings has no historic operations and was organized in April 1999 as part of the Exchange's plan to reorganize its corporate structure.

In April 1999, ISMIE Holdings acquired the outstanding stock of ISMIE Indemnity Company, a newly organized Illinois stock insurer.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                     ILLINOIS STATE MEDICAL INTER-INSURANCE
                             EXCHANGE AND SUBSIDIARY

Report of Independent Auditors..............................................F-7

Audited Financial Statements

Consolidated Balance Sheets as of December 31, 1998 and 1997................F-8
Consolidated Statements of Income for the years ended
   December 31, 1998, 1997, and 1996........................................F-9
Consolidated Statements of Changes in Members' Equity for the years ended December 31, 1998, 1997, 1996, and 1995............................F-10
Consolidated Statements of Cash Flows for the years ended
   December 31, 1998, 1997, and 1996........................................F-11
Notes to Consolidated Financial Statements..................................F-12

                         Report of Independent Auditors

Board of Governors
Illinois State Medical Inter-Insurance Exchange

We have audited the accompanying consolidated balance sheets of the Illinois State Medical Inter-Insurance Exchange and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Illinois State Medical Inter-Insurance Exchange and subsidiary at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                           /s/ Ernst & Young LLP


Chicago, Illinois
March 1, 1999,
except as to Note 11, as to which the date is May 5, 1999

                     Illinois State Medical Inter-Insurance
                             Exchange and Subsidiary

                           Consolidated Balance Sheets
                                 (IN THOUSANDS)

                                                                                   DECEMBER 31
                                                                             1998              1997
                                                                       ------------------------------------
ASSETS
Investments (NOTE 3):
   Fixed maturities - At fair value (amortized cost:  1998 - $799,135;
     1997 - $728,838; 1996 - $751,971)                                      $   820,191      $   736,816
   Equity securities - At fair value (cost - $15,975)                            17,969                -
   Other invested assets                                                         10,581           11,422
                                                                       ------------------------------------
                                                                                848,741          748,238

Cash and cash equivalents                                                        38,920           39,095
Premiums receivable                                                               9,134           12,015
Accrued investment income                                                        10,957            9,721
Income taxes recoverable                                                          3,373           12,605
Reinsurance receivables (NOTE 7)                                                232,613          335,426
Funds held by reinsurers                                                          9,290           25,797
Deferred income taxes (NOTE 4)                                                   32,682           37,200
Other assets (NOTE 5)                                                            25,718           26,409
                                                                       ------------------------------------
                                                                             $1,211,428       $1,246,506
                                                                       ====================================

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
   Losses and loss adjustment expenses (NOTES 6 AND 7)                      $   895,275      $   946,082
   Unearned premiums                                                             24,343           22,126
   Funds held for or payable to reinsurers                                       15,461           25,617
   Accrued expenses and other liabilities (NOTE 5)                               24,626           23,415
   Income taxes payable                                                             888              455
   Advanced premiums billed but not collected                                     8,145            8,642
                                                                       ------------------------------------
                                                                                968,738        1,026,337

Commitments and contingencies (NOTES 7 AND 10)

Members' equity:
   Unassigned members' equity                                                   227,707          214,982
   Accumulated other comprehensive income                                        14,983            5,187
                                                                       ------------------------------------
                                                                                242,690          220,169
                                                                       ------------------------------------
                                                                             $1,211,428       $1,246,506
                                                                       ====================================

SEE ACCOMPANYING NOTES.

                     Illinois State Medical Inter-Insurance
                             Exchange and Subsidiary

                        Consolidated Statements of Income
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       YEAR ENDED DECEMBER 31
                                                                1998            1997            1996
                                                          -------------------------------------------------
INCOME
Premiums earned                                                 $131,998       $  97,667       $  85,817
Net investment income                                             45,361          46,663          46,436
Other income                                                       5,095               -               -
Net realized gains (losses) on investments
 (NOTE 3)                                                           (104)           (401)          2,406
                                                          -------------------------------------------------
                                                                 182,350         143,929         134,659

LOSSES AND EXPENSES
Losses and loss adjustment expenses                              153,660         117,816         105,403
Other underwriting expenses                                       16,222          10,878           6,296
                                                          -------------------------------------------------
                                                                 169,882         128,694         111,699
                                                          -------------------------------------------------
Income before income taxes                                        12,468          15,235          22,960

Income taxes (credit) (NOTE 4):
   Current                                                           500           3,900               -
   Deferred                                                         (757)         (7,106)         19,541
                                                          -------------------------------------------------
                                                                    (257)         (3,206)         19,541
                                                          -------------------------------------------------
Net income                                                     $  12,725       $  18,441      $    3,419
                                                          =================================================

Earnings per share (pro forma) - Unaudited
 (NOTE 11)                                                     $      1.27     $      1.84    $        .34
                                                          =================================================

SEE ACCOMPANYING NOTES.

                     Illinois State Medical Inter-Insurance
                             Exchange and Subsidiary

              Consolidated Statements of Changes in Members' Equity
                                 (IN THOUSANDS)


                                                                          ACCUMULATED
                                                       UNASSIGNED            OTHER
                                                        MEMBERS'         COMPREHENSIVE
                                                         EQUITY          INCOME (LOSS)          TOTAL
                                                  ---------------------------------------------------------
BALANCES AT DECEMBER 31, 1995                            $193,122         $  7,847             $200,969
1996 activity:
   Net income                                               3,419                -                3,419
   Other comprehensive income:
     Change in unrealized loss on
       investments, net of tax                                  -          (11,052)             (11,052)
                                                                                        -------------------
   Comprehensive loss                                           -                -               (7,633)
                                                  ---------------------------------------------------------
BALANCES AT DECEMBER 31, 1996                             196,541           (3,205)             193,336
1997 activity:
   Net income                                              18,441                -               18,441
   Other comprehensive income:
     Change in unrealized gain on
       investments, net of tax                                  -            8,392                8,392
                                                                                        -------------------
   Comprehensive income                                         -                -               26,833
                                                  ---------------------------------------------------------
BALANCES AT DECEMBER 31, 1997                             214,982            5,187              220,169
1998 activity:
   Net income                                              12,725                -               12,725
   Other comprehensive income:
     Change in unrealized gain on
       investments, net of tax                                  -            9,796                9,796
                                                                                        -------------------
   Comprehensive income                                         -                -               22,521
                                                  ---------------------------------------------------------
BALANCES AT DECEMBER 31, 1998                            $227,707          $14,983             $242,690
                                                  =========================================================

SEE ACCOMPANYING NOTES.

                     Illinois State Medical Inter-Insurance
                             Exchange and Subsidiary

                      Consolidated Statements of Cash Flows
                                 (IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31
                                                                1998            1997            1996
                                                          -------------------------------------------------
OPERATING ACTIVITIES
Net income                                                    $  12,725       $  18,441        $  3,419
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Deferred income tax                                           (757)         (7,106)         19,541
     Amortization of net premium on investments                   1,381           1,724           2,185
     Net realized (gains) losses on investments                     104             401          (2,406)
     Decrease in book value of other invested assets                166             166             176
     (Increase) decrease in receivables and other               121,656          43,470         (20,444)
       assets
     Decrease in unpaid losses and loss adjustment
       expenses                                                 (50,807)        (34,135)        (41,430)
     Decrease in unearned premiums, funds held for or
       payable to reinsurers, advanced premiums billed
       but not collected, and accrued expenses and
       other liabilities                                         (7,223)        (29,986)        (27,792)
     Decrease in income taxes recoverable, net of
       amounts payable                                            9,665           3,538           2,776
                                                          -------------------------------------------------
Net cash provided by (used in) operating activities              86,910          (3,487)        (63,975)

INVESTING ACTIVITIES
Purchase of investments                                        (302,135)       (128,722)       (120,049)
Proceeds from sale or maturity of investments                   215,052         150,397         183,932
                                                          -------------------------------------------------
Net cash provided by (used in) investing activities             (87,083)         21,675          63,883

FINANCING ACTIVITIES - OTHER                                         (2)             (8)           (284)
                                                          -------------------------------------------------
Increase (decrease) in cash and cash equivalents                   (175)         18,180            (376)
Cash and cash equivalents, at beginning of year                  39,095          20,915          21,291
                                                          -------------------------------------------------
Cash and cash equivalents, at end of year                     $  38,920       $  39,095         $20,915
                                                          =================================================

SEE ACCOMPANYING NOTES.

                     Illinois State Medical Inter-Insurance
                             Exchange and Subsidiary

                   Notes to Consolidated Financial Statements



1.  ORGANIZATION AND OPERATIONS

The Illinois State Medical Inter-Insurance Exchange (Exchange) provides comprehensive professional liability insurance to Illinois physicians. The Exchange is an inter-insurance exchange, or reciprocal, formed under the Illinois Insurance Code. An inter-insurance exchange is an organization under which policyholders "exchange" insurance contracts and thereby insure each other and become members of the Exchange. The Exchange is managed under contract by Illinois State Medical Insurance Services, Inc. (Services), which was formed on July 1, 1998, as a wholly owned subsidiary of the Exchange, subject to the general supervision of the Exchange's Board of Governors; the Exchange has no employees of its own. Prior to July 1, 1998, the Exchange was managed by an affiliated entity, Illinois Medical Physician Insurance Services, Inc. (IMPIS), which is a wholly owned subsidiary of the Illinois State Medical Society (Society). The Exchange and Services were organized solely for the purpose of providing insurance for Illinois physicians. Services and IMPIS are compensated by the Exchange on a cost-reimbursement basis.

Since July 1, 1986, all insurance policies issued by the Exchange are on a "claims made" basis and provide coverage for the policyholder for claims first made against the policyholder and reported to the Exchange during the policy period for claims which occurred on or after the retroactive date stated in the policy. Prior to July 1986, all insurance policies issued by the Exchange were on an "occurrence" basis and provided coverage for the policyholder for claims incurred during the policy period regardless of when the claims were reported to the Exchange. The Exchange also provides, upon payment of an additional premium, a reporting endorsement that extends the period in which claims otherwise covered by the "claims made" policy may be reported to the Exchange. In the event of death or permanent disability of a policyholder, the reporting endorsement is issued without additional premium. Upon retirement of a policyholder, as defined in the policy, the policyholder may be eligible for a credit toward the additional premium for the reporting endorsement calculated at one-ninetieth of the additional premium for each consecutive month that the policyholder was insured by the Exchange. In no event will the credit exceed 100% of the additional premium.

                     Illinois State Medical Inter-Insurance
                             Exchange and Subsidiary

             Notes to Consolidated Financial Statements (continued)


2.  ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the financial statements of the Exchange, Services (since date of inception) and IMPIS (prior to July 1, 1998), collectively, the "Company." These financial statements have been prepared in conformity with generally accepted accounting principles. All transactions between the Exchange, Services, and IMPIS have been eliminated in the preparation of the consolidated financial statements.

USE OF ESTIMATES

The preparation of the consolidated financial statements of the Company requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions, and such differences may be material to the financial statements.

INVESTMENTS

The Company has designated its entire fixed-maturities and equity securities portfolio as available-for-sale. These available-for-sale investments are carried at fair value. Changes in fair value for these investments, after adjustment for deferred income taxes, are reported as other comprehensive income directly in members' equity.

Fair values for fixed maturities and equity securities are based on quoted market prices, or, if they are not actively traded, on estimated values obtained from independent pricing services. Realized gains or losses are determined on the basis of specific identification and are included in the determination of net income or loss. The discount or premium on investments is amortized using the interest method.

LOSSES AND LOSS ADJUSTMENT EXPENSES

The liability for losses and loss adjustment expenses represents an estimate of the ultimate net cost of all such amounts that are unpaid at the balance sheet dates. The Company does not discount the liability for losses and loss adjustment expenses. The liability is based on loss and loss adjustment expense factors determined by independent consulting actuaries using statistical analyses and projections and the historical loss experience of the Company, and gives effect to estimates of trends in claim severity and frequency. These estimates are continually reviewed and, as adjustments become necessary, such adjustments are included in current operations. Although management believes that the estimate of the liability for losses and loss adjustment expenses is reasonable in the circumstances, it is possible that the actual incurred losses and loss adjustment expenses will not conform to the assumptions inherent in the determination of the liability. Accordingly, the ultimate settlement of losses and the related loss adjustment expenses may vary significantly from the estimated amounts included in the financial statements.

PREMIUMS

Premiums are earned ratably over the policy period to which they apply. Net premiums written totaled $134,215,000, $104,953,000, and $85,532,000 in 1998,
1997, and 1996, respectively.

REINSURANCE

Reinsurance premiums, losses, and loss adjustment expenses are accounted for on a basis consistent with the accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium revenue. Reinsurance receivables are reported as assets in the accompanying consolidated balance sheets.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash balances and investments with initial maturities of three months or less.

FINANCIAL INSTRUMENTS

The fair values of investments are reported in Note 3. The fair values of other financial instruments approximate their carrying values at December 31, 1998 and 1997.

SEGMENT INFORMATION

In 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which became effective on December 31, 1998. The Company operates in only one reportable industry segment and therefore Statement No. 131 did not require disclosure of any significant information beyond that previously provided in the Company's consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company plans to adopt Statement No. 133 effective January 1, 2000. Statement No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

3.  INVESTMENTS

The cost or amortized cost, gross unrealized gains and losses, and fair value of investments in fixed maturities and equity securities are summarized as follows:

                                               COST OR         GROSS           GROSS
                                              AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                                COST           GAINS           LOSSES          VALUE
                                           ----------------------------------------------------------------
                                                                   (IN THOUSANDS)
AT DECEMBER 31, 1998
Fixed maturity securities:
   U.S. government obligations                 $  97,062      $  5,636       $      -          $102,698
   Corporate securities                          345,733        10,965           (119)          356,579
   Mortgage-backed and other
     asset-backed securities                     344,033         4,403           (197)          348,239
   States, territories, and
     possessions                                   6,691           319              -             7,010
   Public utilities                                5,616            49              -             5,665
                                           ----------------------------------------------------------------
Total fixed maturities                           799,135        21,372           (316)          820,191
Total equity securities                           15,975         2,440           (446)           17,969
                                           ----------------------------------------------------------------
                                                $815,110       $23,812       $   (762)         $838,160
                                           ================================================================

AT DECEMBER 31, 1997
Fixed maturity securities:
   U.S. government obligations                  $137,586      $  1,624       $   (195)         $139,015
   Corporate securities                          261,739         3,781           (657)          264,863
   Mortgage-backed and other
     asset-backed securities                     322,819         4,259           (927)          326,151
   States, territories, and possessions            6,694            93              -             6,787
                                           ----------------------------------------------------------------
Total fixed maturities                          $728,838      $  9,757        $(1,779)         $736,816
                                           ================================================================

The amortized cost and fair value of fixed maturities, by contractual maturity, are summarized as follows at December 31, 1998 (in thousands):

                                                                             AMORTIZED           FAIR
                        MATURITY                                               COST             VALUE
-----------------------------------------------------------------------------------------------------------
Due after one year through five years                                         $223,416         $227,693
Due after five years through ten years                                         217,662          229,839
Due after ten years                                                             14,024           14,420
                                                                       ------------------------------------
                                                                               455,102          471,952
Mortgage-backed and other asset-backed securities                              344,033          348,239
                                                                       ------------------------------------
                                                                              $799,135         $820,191
                                                                       ====================================

The expected maturities in the foregoing table will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The components of the equity securities are as follows (in thousands):

                                                                       DECEMBER 31
                                                                          1998
                                                                   -------------------
Equity securities:
   Common stock:
     Banks, trust, and insurance companies                                $  2,501
     Industrial, miscellaneous, and all other                               15,468
                                                                   -------------------
     Total equity securities                                               $17,969
                                                                   ===================

Proceeds from the sales of fixed maturities were $135,390,000, $105,489,000, and $123,388,000 for the years ended December 31, 1998, 1997, and 1996, respectively. Proceeds from the sales of equity securities were $1,810,000 for the year ended December 31, 1998.

Major categories of net investment income are summarized as follows:

                                                                     YEAR ENDED DECEMBER 31
                                                             1998             1997              1996
                                                     ------------------------------------------------------
                                                                        (IN THOUSANDS)
Fixed maturities                                            $47,171           $47,373          $48,373
Equity securities                                                50                 -                -
Cash and cash equivalents                                     1,390             2,060            1,738
Other                                                           601               621              602
                                                     ------------------------------------------------------
Total investment income                                      49,212            50,054           50,713
Investment expenses                                           3,851             3,391            4,277
                                                     ------------------------------------------------------
Net investment income                                       $45,361           $46,663          $46,436
                                                     ======================================================

Realized gains and losses on investments are summarized as follows (in thousands):

                                                                      YEAR ENDED DECEMBER 31
                                                              1998             1997              1996
                                                     ------------------------------------------------------
Fixed maturities:
   Gross realized gains                                      $ 853             $ 545            $1,852
   Gross realized losses                                       478               537               576
                                                     ------------------------------------------------------
Net realized gains on fixed maturities                         375                 8             1,276

Equity securities:
   Gross realized gains                                         81                 -                 -
   Gross realized losses                                       157                 -                 -
                                                     ------------------------------------------------------
Net realized losses on equity securities                       (76)                -                 -

Other invested assets:
   Gross realized gains                                          -                 -             1,269
   Gross realized losses                                       403               409               139
                                                     ------------------------------------------------------
Net realized gains (losses) on other invested
   assets                                                     (403)             (409)            1,130
                                                     ------------------------------------------------------
Net realized gains (losses) on investments                   $(104)            $(401)           $2,406
                                                     ======================================================

The change in the Company's unrealized appreciation (depreciation) on investments was $15,071,000, $12,909,000, and $(17,003,000), for the years ended December 31, 1998, 1997, and 1996, respectively.

At December 31, 1998 and 1997, fixed maturities with an aggregate amortized cost of $3,134,000 and $3,027,000, respectively, were held on deposit to meet statutory and reinsurance escrow requirements.

4.  INCOME TAXES

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates.

Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                                                     DECEMBER 31
                                                                               1998              1997
                                                                       ------------------------------------
Deferred tax assets:
   Tax-basis loss reserve discounting adjustment                               $42,486          $47,408
   Alternative minimum tax credit carryforward                                   4,674            4,046
   Tax-basis unearned premium reserve adjustment                                   793            1,233
   Net operating loss carryforward                                                   -                -
   Net unrealized depreciation on bonds                                              -                -
   Tax-basis fixed asset adjustment                                              1,396            1,367
   Other                                                                         1,765            1,176
                                                                       ------------------------------------
Total deferred tax assets                                                       51,114           55,230
Valuation allowance for deferred tax assets                                     (9,857)         (14,758)
                                                                       ------------------------------------
Deferred tax assets net of valuation allowance                                  41,257           40,472

Deferred tax liabilities:
   Discount amortization on bonds and other                                       (508)            (480)
   Net unrealized appreciation on securities                                    (8,067)          (2,792)
                                                                       ------------------------------------
Total deferred tax liabilities                                                  (8,575)          (3,272)
                                                                       ------------------------------------
Net deferred tax asset                                                         $32,682          $37,200
                                                                       ====================================

The nature of the deferred tax assets and liabilities are such that the reversal pattern for these temporary differences should result in realization of a portion of the deferred tax asset. The Company establishes a "valuation allowance" for any portion of the deferred tax asset where management believes that it is more likely than not that the asset will not be realized. The valuation allowance decreased by $4,901,000 and $8,597,000 and increased by $8,914,000 in the years ended December 31, 1998, 1997, and 1996, respectively.

A reconciliation of income tax computed at the United States federal statutory tax rate of 35% to income tax expense is as follows (in thousands):

                                                                      YEAR ENDED DECEMBER 31
                                                               1998             1997              1996
                                                     ------------------------------------------------------
Federal income tax at 35%                                    $4,364           $ 5,332         $  8,036
Prior-period tax return adjustments                            (170)               68            1,740
Change in valuation allowance                                (4,901)           (8,597)           8,914
Other                                                           450                (9)             851
                                                     ------------------------------------------------------
Total income taxes (credit)                                 $  (257)          $(3,206)         $19,541
                                                     ======================================================

At December 31, 1998, the Company has alternative minimum tax credits of approximately $4,674,000 that have no expiration date. The Company received refunds of income taxes of $11,665,000, $3,737,000, and $3,842,000 in 1998,
1997, and 1996, respectively, and made tax payments of $2,500,000 in 1998.

5.  ANNUITIES PURCHASED TO FUND CERTAIN OBLIGATIONS

The Company currently purchases annuities without recourse on a competitive basis to fund settlements of indemnity losses. The nature and terms of the annuities vary according to settlements. The current value of annuities purchased in prior years from other insurance companies, but with recourse to the Company, and reflected as an other asset and an other liability in the consolidated balance sheets, totaled $17,356,000 and $17,222,000, as of December 31, 1998 and 1997, respectively. The Company becomes liable only in the event that an insurance company cannot meet its obligations under existing agreements and state guaranty funds are not available.

6.  LOSSES AND LOSS ADJUSTMENT EXPENSES

The following table provides a reconciliation of the beginning and ending loss and loss adjustment expenses (LAE) reserve balances, net of reinsurance receivables (in thousands):

                                                                       YEAR ENDED DECEMBER 31
                                                                1998            1997            1996
                                                          -------------------------------------------------
Liability for losses and LAE, net of reinsurance
   receivables, at beginning of year                           $614,225        $585,113        $658,669

Add:  Provision for losses and LAE for claims, net
   of reinsurance, occurring during:
     Current year                                               163,962         121,912          99,373
     Prior years                                                (10,302)         (4,096)          6,030
                                                          -------------------------------------------------
Incurred losses and LAE during the current year, net
   of reinsurance                                               153,660         117,816         105,403

Effect of commutation                                            79,130          81,080               -

Deduct:  Loss and LAE payments for claims, net of
   reinsurance, occurring during:
     Current year                                                 4,379           6,436           3,449
     Prior years                                                169,120         163,348         175,510
                                                          -------------------------------------------------
Claim payments during the current year, net of
   reinsurance                                                  173,499         169,784         178,959
                                                          -------------------------------------------------
Liability for losses and LAE, net of reinsurance
   receivables, at end of year                                  673,516         614,225         585,113
Reinsurance receivable on losses and LAE, at
   end of year                                                  221,759         331,857         395,104
                                                          -------------------------------------------------
Liability for losses and LAE, gross of reinsurance
   receivables, at end of year                                 $895,275        $946,082        $980,217
                                                          =================================================

The incurred development related to prior years for 1998 and 1997 was principally a result of the Company's methodology of reallocating reserves for death, permanent disability or retirement (DDR) policies from prior years to the current year upon issuance of a DDR policy. This reallocation has no effect on the Company's total incurred losses. For 1996, the incurred development related to prior years was a result of higher than expected losses and related expenses in 1996.

During 1998 and 1997, the Exchange recognized gains related to the commutation of ceded reinsurance agreements. Favorable net loss reserve development related to these gains was substantially offset by the strengthening of gross loss reserves.

7.  REINSURANCE

Certain premiums and losses and loss adjustment expenses are ceded to other insurance companies under various reinsurance agreements. These reinsurance agreements provide the Company with increased capacity to write additional risks and maintain its exposure to loss within its capital resources.

The Company's ceded reinsurance arrangements reduced certain items in the accompanying consolidated statement of income as follows (in thousands):

                                                                     YEAR ENDED DECEMBER 31
                                                             1998             1997              1996
                                                     ------------------------------------------------------
Premiums earned                                             $45,453           $91,199          $122,040
Losses and loss adjustment expenses                          13,951            61,820            55,577

Amounts reported as reinsurance receivables, the majority of which are due from United Kingdom-based reinsurers, represent estimates of the ultimate losses which will exceed the Company's retention levels. The Company would remain liable to the extent that the reinsuring companies were unable to meet their obligations. Premiums ceded to reinsurers represent the estimated ultimate reinsurance premiums based on estimated losses to be reinsured.

8.  STATUTORY ACCOUNTING PRACTICES

The statutory accounting practices prescribed or permitted by regulatory authorities for the Exchange differ in some respects from generally accepted accounting principles. Members' equity and net income, as reported to the domicillary state insurance department in accordance with statutory accounting practices, are summarized as follows:

                                                             1998             1997              1996
                                                     ------------------------------------------------------
                                                                        (IN THOUSANDS)
Statutory surplus at year-end                               $187,224          $172,712         $158,621
Statutory net income for the year                             11,968            11,335           22,960

9.  COMPREHENSIVE INCOME

As of January 1, 1998, the Company adopted Statement No. 130, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or members' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in members' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

The components of other comprehensive income, and the related tax effects, are as follows (in thousands):


                                                            AMOUNT                             AMOUNT
                                                            BEFORE           INCOME            NET OF
                                                            TAXES             TAXES            TAXES
                                                     ------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
Unrealized holding gains arising during
   the year                                                $ 15,370           $ 5,380         $   9,990
Reclassification adjustment                                    (299)             (105)             (194)
                                                     ------------------------------------------------------
Total other comprehensive income                           $ 15,071           $ 5,275         $   9,796
                                                     ======================================================

YEAR ENDED DECEMBER 31, 1997
Unrealized holding gains arising during
   the year                                                 $12,918           $ 4,521            $8,397
Reclassification adjustment                                      (8)               (3)               (5)
                                                     ------------------------------------------------------
Total other comprehensive income                           $ 12,910           $ 4,518         $   8,392
                                                     ======================================================

YEAR ENDED DECEMBER 31, 1996
Unrealized holding losses arising during
   the year                                                $(15,728)          $(5,505)         $(10,223)
Reclassification adjustment                                  (1,276)             (447)             (829)
                                                     ------------------------------------------------------
Total other comprehensive income                           $(17,004)          $(5,952)         $(11,052)
                                                     ======================================================

10.  COMMITMENTS AND CONTINGENCIES

The Company has entered into certain lease and related agreements for office space. The principal lease agreement is through November 2011, and contains certain escalation clauses. At December 31, 1998, future minimum annual payments under these agreements are $1,675,000.

Rent expense for 1998, 1997, and 1996 amounted to $1,704,000, $1,700,000, and
$1,667,000, respectively. The Company received rental income of $377,000, $371,000, and $381,000 in 1998, 1997, and 1996, respectively, from the
Society for office space made available for their use.

The Company has been named as defendant in various legal actions in which plaintiffs are seeking material amounts. Management intends to defend these actions vigorously and believes that the actions should not have a material adverse effect on the Company's financial position.

11.  CONVERSION

On May 5, 1999, the Board of Governors of the Exchange adopted a Plan and Agreement of Merger (the Merger Agreement) whereby the Exchange will reorganize from a reciprocal insurer to a stock insurance company and become a wholly owned subsidiary of ISMIE Holdings Inc. (the Conversion). Pursuant to the Conversion, the Exchange will merge with and into ISMIE Indemnity Company (ISMIE Indemnity), a newly organized Illinois stock insurer and a wholly owned subsidiary of ISMIE Holdings Inc. that will be the surviving corporation of the Conversion. The assets and liabilities of the Exchange that will be merged into ISMIE Indemnity will be accounted for at a historical cost in a manner similar to that in a pooling of interests. ISMIE Indemnity is licensed to write property and casualty insurance lines in the state of Illinois, but has not conducted business prior to the Conversion.

The principal purpose of the Conversion is to enhance the Exchange's ability to achieve its strategic goals by providing greater operating flexibility and access to the capital markets. The Conversion will also provide Members of the Exchange with shares of Common Stock in exchange for their membership interests in the Exchange.

A special meeting of the Exchange Members will be held to approve the Merger Agreement.

Unaudited pro forma net income per share included in the consolidated statements of income gives effect in all periods to the Conversion and the issuance of 10,000,000 shares of Common Stock (less fractional shares, which will be paid in cash) to Eligible Members of the Exchange.

                                                                     ANNEX I

                          PLAN AND AGREEMENT OF MERGER


     THIS PLAN AND AGREEMENT OF MERGER (the "Plan"), dated as of May 5, 1999, is among ISMIE HOLDINGS INC., a Delaware corporation ("Holdings"), ISMIE INDEMNITY COMPANY, an Illinois corporation and a wholly owned subsidiary of Holdings ("New Insurer"), and ILLINOIS STATE MEDICAL INTER-INSURANCE EXCHANGE, an Illinois reciprocal insurance exchange (the "Company").

                                    RECITALS

     WHEREAS, the Company is an Illinois reciprocal insurance exchange organized pursuant to the provisions of Article IV of the Insurance Code of the State of Illinois (the "Illinois Insurance Code");

     WHEREAS, New Insurer is an Illinois stock insurance company organized to transact insurance under the Illinois Insurance Code;

     WHEREAS, Holdings is a corporation incorporated in the State of Delaware and a wholly owned subsidiary of the Company;

     WHEREAS, Article X of the Illinois Insurance Code authorizes the merger of the Company with and into the New Insurer;

     WHEREAS, the Board of Governors of the Company (the "Board of Governors") and the respective Boards of Directors of New Insurer and Holdings have each proposed and duly approved the merger of the Company with and into New Insurer (the "Merger") upon the terms and subject to the conditions set forth in this Plan and in accordance with the Illinois Insurance Code;

     WHEREAS, in the Merger, the Membership Interests (as hereinafter defined) of the Company shall be cancelled and extinguished in exchange for the consideration described herein;

     WHEREAS, the Company intends to prepare and mail to all Eligible Members of the Company a proxy statement with respect to a special meeting (the "Special Meeting") of Members of the Company at which Eligible Members will be asked to approve this Plan;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Holdings, New Insurer and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1 THE MERGER. Subject to the conditions of Article VII of this Agreement being satisfied or duly waived, and in accordance with and subject to the provisions of this Plan and the Illinois Insurance Code, at the Effective Time (as defined in Section 1.2) the Company shall be merged with and into New Insurer in the Merger. At and after the Effective Time, the separate existence of the Company shall cease, and New Insurer shall continue as the surviving corporation, sometimes hereinafter referred to as the "Surviving Corporation," under the corporate name it possesses immediately prior to the Effective Time. The Company and New Insurer are sometimes hereinafter referred to as the "Constituent Entities."

     1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall be effected and become effective at the time (herein called the "Effective Time") the Illinois Director of Insurance issues a certificate of merger as provided for in Section 163 of the Illinois Insurance Code. The day on which the Effective Time occurs is hereinafter called the "Effective Date."

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Illinois Insurance Code, including, without limitation, Section 166 of the Illinois Insurance Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall have all of the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities granted or imposed by the Illinois Insurance Code. The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, of each of the Constituent Entities; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, assessments payable from members or policyholders, and all other choses in action and all and every other interest of, or belonging to or due to, each of the Constituent Entities shall be deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, under the laws of the State of Illinois vested in any of such companies shall not revert or be in any way impaired by reason of such Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Constituent Entities; any claim existing or action or proceeding pending by or against any of the Constituent Entities may be prosecuted to judgment as if such merger or consolidation had not taken place, or the Surviving Corporation may be substituted in its place; neither the rights of creditors nor any liens upon the property of any of the Constituent Entities shall be impaired by such Merger, but such liens shall be limited to the property upon which they were liens immediately prior to the time of such Merger, unless otherwise provided herein.

     1.4 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deed, bill of sale, assignment, assurance or any other action or thing is necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Plan, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bill of sale, assignments and assurances and to take and do, in the name and on behalf of such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Plan.

     1.5 GOVERNING DOCUMENTS. The Articles of Incorporation and Bylaws of New Insurer shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the Illinois Insurance Code.

     1.6 DIRECTORS AND OFFICERS. The members of the Board of Directors of New Insurer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of New Insurer immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are duly elected and qualified.

                                   ARTICLE II

                      CONVERSION OF MEMBERSHIP INTERESTS,
                 ALLOCATION AND PAYMENT OF MERGER CONSIDERATION

     2.1 CERTAIN DEFINITIONS. As used in this Article II and elsewhere in this Plan, the terms listed below shall have the following meanings:

     "Adoption Date" means May 5, 1999, the date that the Board of Governors adopted this Plan.

     "Attorney-in-Fact" means Illinois State Medical Insurance Services, Inc., an Illinois corporation, a wholly owned subsidiary of the Company and the Company's attorney-in-fact.

     "Director" means the Director of Insurance of the Illinois Department, or such governmental officer, body or authority as may succeed such Director as the primary regulator of the Company's insurance business under applicable law.

     "Earned Premiums" means earned premiums (exclusive of any premium surcharges) in respect of a Policy at any time during the period beginning on July 1, 1995 and ending on and including the Adoption Date.

     "Eligible Member" means a Person who is a Member of the Company on the Adoption Date.

     "Holdings Common Stock" means the common stock, par value $.01 per share, of Holdings.

     "Illinois Department" means the Department of Insurance of the State of Illinois.

     "Member" means a Person who is a Named Insured or Additional Named Insured under a Policy. A Named Insured or Additional Named Insured ceases to be a Member when the period of time (without regard to any extended reporting period) which commences with the Policy effective date specified on the declarations page expires or terminates, either upon cancellation, non-renewal of the Policy, or otherwise.

     "Named Insured" or "Additional Named Insured" means any Person who is specifically identified by name in the declarations page of a Policy as a "named insured" or as an "additional named insured" on any endorsement attached thereto other than a reporting endorsement. The Named Insured or Additional Named Insured in any Policy as of any date shall be determined on the basis of the Company's records as of such date, and the Company shall not be required to examine or consider any other facts or circumstances. The identity of the Named Insured or Additional Named Insured in a Policy shall be determined by the Company without giving effect to any interest of any other Person in such Policy and such determination shall be binding.

     "Membership Interests" means rights of Members of the Company arising under the APPLICANT SUBSCRIBER'S REPRESENTATION, AUTHORIZATION AND RELEASE, APPLICATION FOR MEMBERSHIP--POWER OF ATTORNEY between Members and the Company (the "Subscription

Agreements"), the Company's Rules and Regulations, the Illinois Insurance Code or otherwise, including, without limitation, the right to vote for members of the Board of Governors and on other matters and the right they may have in any assets of the Company and to participate in any distribution of surplus on liquidation of the Company (but not including claim obligations of the Company arising under Policies).

     "Merger Shares" means the shares of Holdings Common Stock to be delivered by virtue of the Merger (i) to Eligible Members and (ii) to New Insurer as consideration for the cancellation of the shares of Holdings Common Stock held by the Company, which cancellation shall occur by virtue of the Merger.

     "Person" means an individual, corporation, joint venture, limited liability company, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof.

     "Policy" means an insurance policy issued by the Company but does not include (i) any agreement pursuant to which the Company has ceded or assumed reinsurance or (ii) a reporting endorsement.

     2.2 CANCELLATION AND CONVERSION OF INTERESTS. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, New Insurer, Holdings, the Surviving Corporation or any other Person, and subject to Section 2.6 hereof regarding dissenter's rights:

          (a) All Membership Interests in existence immediately prior to the Effective Time shall be cancelled and extinguished.

          (b) Membership Interests of Eligible Members shall be converted into the right to receive the number of Merger Shares as provided in Section 2.3(a) and Section 2.4 below.

          (c) The Holdings Common Stock held by the Company immediately prior to the Effective Time shall be cancelled and converted into the right to receive the number of Merger Shares as provided in Section 2.3(b) below.

          (d) Each share of common stock of New Insurer issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     2.3  ALLOCATION OF MERGER SHARES.   The Merger Shares issuable in the
Merger shall be allocated among the Eligible Members and New Insurer as follows:

          (a) The number of Merger Shares allocable to each Eligible Member shall be determined as follows:

               (i) Each Eligible Member shall be allocated a number of shares of Holdings Common Stock equal to the product of x and y, where "x" equals 9,000,000 shares of Holdings Common Stock and "y" equals the ratio of the Earned Premiums of such Eligible Member to the total Earned Premiums of all Eligible Members during the period beginning on July 1, 1995 and ending on and including the Adoption Date, plus

               (ii) Each Eligible Member shall be allocated a number of shares of Holdings Common Stock equal to 1,000,000 shares of Holdings Common Stock divided by the total number of Eligible Members.

          (b) The number of Merger Shares allocable to New Insurer shall be (i) 100,000 or (ii) such other number as the Board of Directors of Holdings and the Board of Governors of the Company determine is appropriate in order to insure that the Merger Shares issued to New Insurer pursuant to the Merger have a fair market value equivalent to the fair market value of the shares of Holdings Common Stock held by the Company which are to be cancelled in the Merger pursuant to Section 2.5 hereof.

     2.4 FRACTIONAL SHARES. No fractional shares of Holdings Common Stock shall be issued upon consummation of the Plan. The number of shares of Holdings Common Stock calculated in accordance with Section 2.3 in respect of each Eligible Member and New Insurer shall be the sum of the number of shares of Holdings Common Stock after rounding such number to the nearest integral number of shares (with one-half being rounded upward). Because of such rounding, the aggregate number of shares of Holdings Common Stock issued to Eligible Members in the Merger may be slightly more or less than 10,000,000.

     2.5 ISSUANCE, DELIVERY, VOTING AND DIVIDENDS. Subject to Section 2.6 hereof, the Merger Shares allocated to the Eligible Members and New Insurer shall be deemed to have been issued at the Effective Time. The Merger Shares shall be delivered to the recipients thereof on the thirty-first day after the Effective Date, or as soon as reasonably practicable thereafter, unless the petition specified in Section 2.6 hereof has been filed with the Director prior thereto. If such a petition has been filed, the Merger Shares shall be delivered only upon the conclusion of the Director's review of dissenting policyholder rights or the issuance of an order permitting or confirming the effectiveness of the Merger in accordance with

Section 168 of the Illinois Insurance Code. No recipient shall have the right to vote the Merger Shares, and no dividends or other distributions with respect to the Merger Shares shall be paid to any recipient, until the Merger Shares are delivered as provided herein. Following delivery of the Merger Shares, (i) each recipient other than New Insurer shall have the right to vote its Merger Shares at any meeting the record date of which is after the date of such delivery, and (ii) there shall be paid, without interest, to each recipient in whose name the certificates representing the Merger Shares are registered, all dividends and other distributions payable in respect of such Merger Shares on a date subsequent to, and in respect of a record date after, the Effective Time and prior to such delivery. Such recipient shall also be entitled to receive, on the payment date therefor, any dividend or distribution the record date for which occurs prior to such delivery and the payment date for which occurs following such delivery.

     2.6 DISSENTING MEMBERS' RIGHTS. If five percent or more of all Eligible Members who do not vote in favor of the Plan at the Special Meeting at which this Plan was adopted by the Eligible Members, at any time within thirty days after the Effective Date, shall file a petition with the Director for a hearing upon the Plan, the Director shall then order a hearing upon said petition, fix the time and place of such hearing, and give written notice to the Constituent Entities (as defined in Section 1.1), at least fifteen days before the date of such hearing, all as provided in Section 168 of the Illinois Insurance Code. Any Eligible Member so petitioning may appear before the Director at such hearing, either in person or by an attorney, and be heard with reference to the Plan. If, upon such hearing being had, the Director finds that the interests of the Members of the Company are not properly protected, or if he finds that any reasonable objection exists to this Plan, he shall enter an order revoking the approval already given, and the Merger, and this Plan, shall, thereupon, become null and void. In the event of the entry of such an order by the Director, no party hereto nor any Eligible Member shall have any further rights under this Agreement. The Director shall also have the power to revoke any approval of the Merger if any officer, director or employee of any Constituent Entity shall, after reasonable notice, fail or refuse without reasonable cause to attend and testify at such hearing, or to produce any books or papers called for by the Director.

     2.7 NO FURTHER INTEREST IN THE COMPANY. Subject to Section 2.6 hereof, as of the Effective Time, each Member of the Company shall cease to be a Member, and shall have no further Membership Interest or any other interest in the Company or any interest in the Surviving Corporation, except for any interest that a Member may have as a holder of Holdings Common Stock or rights as a policyholder under any Policy issued by the Company.

                                  ARTICLE III

                            APPROVAL BY THE DIRECTOR

     3.1 DIRECTOR'S APPROVAL. This Plan is subject to the approval of the Director pursuant to Article X of the Illinois Insurance Code. The change of control of Holdings and New Insurer contemplated by the Plan is subject to the standards established under Article VIII 1/2 of the Illinois Insurance Code.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES BY THE COMPANY

     The Company represents and warrants to Holdings that, as of the date of this Plan and as of the Effective Time:

     4.1 ORGANIZATION AND QUALIFICATION. The Company is a reciprocal insurance exchange duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company has all requisite power and authority required for it to hold, lease, convey or dispose of assets held for subscribers and carry on its business as presently conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of business or the character of its properties makes necessary such qualifications or licensing, except where the failure to so qualify would not materially adversely affect the condition (financial or otherwise), results of operations, business, properties or prospects of the Company taken as a whole.

     4.2 AUTHORITY RELATIVE TO THIS PLAN; RECOMMENDATION TO ELIGIBLE MEMBERS. The Company has full right, power, and authority to execute, deliver and perform the terms of this Plan. Subject only to favorable action by the Company's Eligible Members at the Special Meeting referred to in Section 6.2, the execution, delivery and performance of this Plan by the Company have been duly and validly authorized and approved by all required action on the part of the Company. The Company's Board of Governors has approved the execution, delivery and performance of this Plan and recommends the approval of this Plan by the Eligible Members. Subject only to approval of the Company's Eligible Members and the Director as described above, this Plan constitutes the valid and binding agreement of the Company and is enforceable in accordance with its terms.

     4.3 COMPLIANCE. Neither the execution and delivery of this Plan by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (a) the Power of Attorney Agreement between the Company and the Attorney-in-Fact, or the Company's Rules and Regulations or (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any direct or indirect subsidiary of the Company is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any direct or indirect subsidiary of the Company or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Company and its subsidiaries taken as a whole.

     Other than in connection with or in compliance with the provisions of the Illinois Insurance Code, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and the "takeover" or "blue sky" laws of the various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Plan, except where the failure to give such notice, make such filings, or obtain such authorizations, consents or approvals would, individually or in the aggregate, not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Company taken as a whole.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND NEW INSURER

     Each of Holdings and New Insurer, jointly and severally, represents and warrants to the Company as follows:

     5.1 ORGANIZATION AND QUALIFICATION. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. New Insurer is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. At the Effective time, each of Holdings and New Insurer will be duly qualified or licensed to do business, and will be in good standing, in each jurisdiction where the nature of their respective businesses or the character of their respective properties makes necessary such qualifications or licensing, except where the failure to so qualify would not materially adversely affect the condition (financial or otherwise), results of operations, business, properties or prospects of Holdings and New Insurer, taken as a whole. At the Effective Time, New Insurer will hold a certificate of authority from the Director to transact Class 2 and Class 3 insurance in the State of Illinois, and such certificate of authority will be in full force and effect at the Effective Time.

     5.2 CAPITALIZATION. As of the date of this Plan, Holdings has an authorized capital stock of 40,000,000 shares of Holdings Common Stock, par value $.01 per share, of which 1,000 shares are duly and validly issued and outstanding, fully paid and nonassessable, all of which are held by the Company, and 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which is issued and outstanding. As of the date of this Plan, New Insurer has an authorized capital stock of 500,000 shares of common stock, par value $100 per share, of which 10 shares are duly and validly issued and outstanding, fully paid, nonassessable, all of which are held by Holdings. At the Effective Time, 25,000 shares of New Insurer will be duly and validly issued and outstanding, fully paid and nonassessable, all of which will be held by Holdings.

     5.3 AUTHORITY RELATIVE TO THIS PLAN. Each of Holdings and New Insurer has full corporate power and authority to execute and deliver this Plan and to perform its respective obligations hereunder. All corporate action required on the part of Holdings and New Insurer in order to authorize such execution, delivery and performance has been taken. This Plan constitutes the valid and binding obligation of each of Holdings and New Insurer, enforceable against each in accordance with its terms.

     5.4 COMPLIANCE. Neither the execution and delivery of this Plan by Holdings and New Insurer nor the consummation of the transactions contemplated hereby nor compliance by Holdings and New Insurer with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Holdings or New Insurer or any other direct or indirect subsidiary under any of the terms, conditions or provisions of (a) the respective charters or bylaws of Holdings or New Insurer or (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Holdings or New Insurer is a party, or to which either of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Holdings or New Insurer or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of Holdings and its subsidiaries taken as a whole.

     Other than in connection with or in compliance with the provisions of the Illinois Insurance Code, the Exchange Act, the Securities Act, and the "takeover" or "blue sky" laws of the various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Holdings or New Insurer of the transactions contemplated by this Plan, except where the failure to give such notice, make such filings, or obtain such authorizations, consents or approvals would, individually or in the aggregate, not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of Holdings and New Insurer taken as a whole.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 COOPERATION. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Plan and to cooperate with each other in connection with the foregoing, including using its best efforts to:

          (a) prepare and file with the Illinois Department as soon as is reasonably practicable all necessary requests for approval, applications and other necessary registrations and filings, including, but not limited to, all filings and other submissions of information to governmental authorities with respect to the transactions contemplated by this Plan, and use its best efforts to obtain such permits and approvals as promptly as possible;

          (b) prepare and file with the SEC as soon as is reasonably practicable a Registration Statement, including a proxy statement/prospectus (the "Registration Statement"), with respect to the transactions contemplated by this Plan, and use its best efforts to have such Registration Statement declared effective by the SEC under the Securities Act as promptly as possible;

          (c) mail to Eligible Members, as soon as is reasonably practicable after receiving any required regulatory approvals (other than approval of this Agreement under Article X of the Illinois Insurance Code), a proxy statement, together with a form of proxy, with respect to the meeting of the Company's Eligible Members at which the Eligible Members of the Company will vote upon this Plan and the Merger (the "Proxy Statement"). The term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to the Company's Eligible Members and all amendments or supplements thereto, if any, similarly filed and mailed. The information provided and to be provided by the Company, Holdings and New Insurer, respectively, for use in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company's Eligible Members and on the date of the meeting of the Company's Eligible Members referred to in Section 6.2, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading, and each of the Company, Holdings and New Insurer agrees to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading;

          (d) take all such actions as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Plan;

          (e) arrange for the listing of the Holdings Common Stock on a national securities exchange or the Nasdaq Stock Market;

          (f) obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts;

          (g) obtain all necessary consents, approvals and authorizations as are required to be obtained under any Federal, state or foreign law or regulations;

          (h) defend all lawsuits or other legal proceedings, formal or informal, challenging this Plan or the consummation of the transactions contemplated hereby; and

          (i) lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     6.2  SPECIAL MEETING OF ELIGIBLE MEMBERS OF THE COMPANY.

          (a) The Company shall take all action necessary, in accordance with the Illinois Insurance Code, the Subscription Agreements and the Company's Rules and Regulations, to convene the Special Meeting of the Eligible Members as promptly as practicable to consider and vote upon this Plan and the Merger.

          (b)  The record date for the Special Meeting shall be the Adoption
     Date.

          (c) Each Eligible Member shall be entitled to vote in person or by proxy in a manner to be prescribed by the Director and the Company's Rules and Regulations; provided, however, that any vote cast shall be by ballot and not viva voce.

          (d) The Proxy Statement shall contain the recommendation of the Board of Governors that the Eligible Members of the Company vote to approve the Merger and this Plan.

          (e) The Company shall use its best efforts to solicit from Eligible Members proxies or otherwise secure the vote or consent of the Eligible Members in favor of approval of the Merger and the Plan.

          (f) The Company shall mail notice of the Special Meeting to all Eligible Members. Such notice shall set forth the reasons for the Special Meeting and the time and place of the Special Meeting, and shall enclose a proxy for each Eligible Member. Such notice and proxy shall be mailed by first class mail to the address of each Eligible Member, as such address appears on the records of the Company, at least 20 days prior to the Special Meeting, and such notice and proxy shall be in a form satisfactory to the Director. Notice of the Special Meeting shall be accompanied by information relevant to the Special Meeting.

          (g) The affirmative vote of the Eligible Members required for approval of this Plan and the Merger shall be two-thirds of the votes cast by Eligible Members.

     6.3 OFFICERS' AND DIRECTORS' INSURANCE; INDEMNIFICATION. It is understood and agreed that the Company shall indemnify and hold harmless and, after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, each present and former member of the Board of Governors and officer of the Company, and each director and officer of the Attorney-in-Fact (the term "officer" including for this purpose the chief executive officer, the chief operating officer, the chief administrative officer, the chief financial officer and the chief legal officer)(the "Indemnified Parties") to the fullest extent permitted by applicable law against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission which arises out of or relates to the transactions contemplated by this Plan, and the Company and the Surviving Corporation, as the case may be, will advance expenses to each such person upon receipt of an undertaking to: (i) repay such amount if it shall be determined ultimately that such person is not entitled to indemnification under the applicable law; and (ii) reasonably cooperate with the Company (or, after the Effective Time, the Surviving Corporation) concerning the action, suit, proceeding or investigation. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (a) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and the Surviving Corporation after the Effective Time), (b) the Company (or after the
Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (c) the Company (or after the Effective Time, the Surviving Corporation) will use its best efforts to assist in the vigorous defense of any such matter, provided, that neither the Company nor the Surviving Corporation shall be liable for any such settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company or the Surviving Corporation thereof and shall deliver to the Company or the Surviving Corporation an undertaking to repay any amounts advanced pursuant hereto when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party was not entitled to indemnification under this Section. In addition, upon the occurrence of the Effective Time, New Insurer shall be deemed expressly to have assumed any obligations of the Company to its directors and officers for indemnification, whether under the Company's Rules and Regulations or the Subscription Agreements, or otherwise, for acts or occurrences prior to the Effective Time. This Section 6.3 shall survive the consummation of the Merger.

     6.4 CONTINUITY OF OBLIGATIONS REGARDING POLICYHOLDERS. It is understood and agreed that after the Effective Time: (i) the Surviving Corporation shall be a corporation of the State of Illinois authorized to transact insurance under the Illinois Insurance Code, (ii) the policyholders of the Company immediately prior to the Effective Time shall become policyholders of the Surviving Corporation; (iii) the Surviving Corporation shall be available to such policyholders to obtain policy changes and endorsements, to receive payment of premiums and refund unearned premiums, to serve notice of claim, proof of loss, summons, process and other papers, and for purposes of suit; and (iv) the Surviving Corporation shall timely file with the Director the financial statements and tax returns required by the Illinois Insurance Code, and shall timely pay all taxes found to be due relating to the business of the

Company in the State of Illinois during the calendar year of the Merger, in accordance with the Illinois Insurance Code.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) the Registration Statement shall have become effective under the Securities Act and no stop order with respect to the Registration Statement shall have been issued;

          (b) all consents, authorizations, orders or approvals of the Illinois Department and any other governmental commission, board or other regulatory body that the parties mutually agree are essential to effect the Merger and for New Insurer to conduct the business of New Insurer and the Company in substantially the same matter as now conducted shall have been received;

          (c) this Plan and the Merger shall have been approved and adopted by the requisite vote or consent of the Eligible Members of the Company required by the Illinois Insurance Code, by the requisite vote or consent of the shareholders of New Insurer required by the Illinois Insurance Code, and by the requisite vote or consent of the stockholder of Holdings;

          (d) the Company shall have received an opinion from a law firm of recognized standing, to the effect that for Federal income tax purposes, the Eligible Members generally will recognize no gain or loss on the exchange of their Membership Interests for shares of Holdings Common Stock pursuant to the Merger;

          (e) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and

          (f) prior to the Effective Time, the Company and Holdings shall have received from an investment banking firm of recognized standing an opinion that the exchange of the aggregate Membership Interests for the Merger Shares in the aggregate is fair, from a financial point of view, to the Eligible Members as a group.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 TERMINATION. This Plan may be terminated, and the Merger contemplated herein may be abandoned, at any time prior to the Effective Time, whether prior to or after approval of the Merger by the Eligible
Members:

          (a) by mutual written consent of the Board of Directors of Holdings, the Board of Directors of New Insurer and the Board of Governors of the Company; or

          (b) by the Company, if New Insurer or Holdings breaches in any material respect any of its covenants or agreements contained in this Plan; or

          (c) by Holdings, if the Company breaches in any material respect any of its covenants or agreements contained in this Plan; or

          (d)  by either Holdings or the Company:

               (i) if the Merger has not been consummated prior to December 31, 1999; or

               (ii) if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

     8.2 EFFECT OF TERMINATION. In the event of the termination of this Plan as provided in Section 7.1, this Plan shall forthwith become void, and there shall be no liability on the part of the Company, Holdings or New Insurer, except as described in Section 6.3 and as set forth in the last sentence of this Section 8.2. Nothing contained in this Section 8.2 shall relieve the Company, Holdings or New Insurer from liability for any breach of this Plan.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 AMENDMENT. This Plan may be amended by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Eligible Members, no amendment may be made which under applicable law requires further approval of Eligible Members without such further approval of Eligible Members.

     9.2 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties contained in this Plan and
(iii) waive compliance with any of the agreements of the other parties or conditions to its own obligations contained in this Plan. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

     9.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, New Insurer and Holdings contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter none of the Company, New Insurer and Holdings or any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     9.4 ENTIRE PLAN. This Plan contains the entire agreement among the Company, New Insurer and Holdings with respect to the subject matter hereof and supersedes all prior arrangements and understandings, both written and oral, among such parties with respect thereto.

     9.5 COUNTERPARTS. This Plan may be executed in one or more counterparts, all of which shall be considered one and same agreement and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.6 SEVERABILITY. It is the desire and intent of the parties that the provisions of this Plan be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Plan would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Plan or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Plan or affecting the validity or enforceability of such provision in any other jurisdiction.

     9.7 NOTICES. Any notice given by any party under this Plan (each, a "notice") shall be in writing and shall be deemed duly given (i) when personally delivered, or (ii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given notice as provided herein, or (iii) when transmitted by telex or telecopy (or equivalent service), the sender's receiving apparatus having printed the answerback (if any) of the addressee on a copy of the telex or telecopy message. Notices of address change shall be effective only upon receipt notwithstanding the previous sentence.

          If to the Company, to:

               Illinois State Medical Inter-Insurance Exchange
               20 North Michigan Avenue, Suite 700
               Chicago, Illinois  60602-4890
               Attention: Chairman, Board of Governors


          If to Holdings to:

               ISMIE Holdings Inc.
               20 North Michigan Avenue, Suite 700
               Chicago, Illinois  60602-4890
               Attention: Chairman, Board of Directors


          If to New Insurer, to:

               ISMIE Indemnity Company
               20 North Michigan Avenue, Suite 700
               Chicago, Illinois  60602-4890
               Attention: Chairman, Board of Directors

     9.8 SECTION HEADINGS. The section headings contained in this Plan are inserted for reference purposes only and shall not affect the meaning or interpretation of this Plan.

     9.9 BENEFITS AND ASSIGNMENT. This Plan is not intended to convey upon any person other than the parties any rights or remedies hereunder. This Plan shall not be assigned by operation of law or otherwise.

     9.10 APPLICABLE LAW. This Plan and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties has caused this Plan to be executed as of the date first above written, which is sometimes referred to herein as "the date of this Plan."

                    ILLINOIS STATE MEDICAL INTER-INSURANCE EXCHANGE



                    By:
                       --------------------------------------------
                         Chairman


                    By:
                       --------------------------------------------
                         Secretary



                    ISMIE INDEMNITY COMPANY


                    By:
                       --------------------------------------------
                         Chairman


                    By:
                       --------------------------------------------
                         Secretary



                    ISMIE HOLDINGS INC.


                    By:
                       --------------------------------------------
                         Chairman


                    By:
                       --------------------------------------------
                         Secretary

                                                                    ANNEX II

                     [SALOMON SMITH BARNEY INC. LETTERHEAD]



May 5, 1999

The Board of Governors
Illinois State Medical Inter-Insurance Exchange
20 North Michigan Avenue, Suite 700
Chicago, IL 60602

Members of the Board of Directors:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the Eligible Members of Illinois State Medical Inter-Insurance Exchange ("ISMIE" or the "Company"), as a group, of the exchange of the aggregate Membership Interests for shares of Common Stock of ISMIE Holdings Inc. (the "Holding Company"), pursuant to the Plan and Agreement of Merger among the Company, the Holding Company and ISMIE Indemnity Company, an Illinois stock insurance company, dated May 5, 1999 (the "Plan"). Capitalized terms not otherwise defined herein are used as defined in the Plan.

     The Plan provides for a merger and related transactions pursuant to
Article X of the Illinois Insurance Code (the "Conversion") and further provides, among other things, that: (1) the Company will merge with and into ISMIE Indemnity Company, the surviving corporation of the Merger; (2) following such merger, ISMIE Indemnity Company will be a wholly owned subsidiary of the Holding Company; (3) the Membership Interests in ISMIE will be extinguished; (4) Eligible Members will receive shares of Common Stock of the Holding Company as compensation for relinquishing their Membership Interests in ISMIE; and (5) at the discretion of the board of directors of the Holding Company, shares of Common Stock of the Holding Company may be offered to the public in an Initial Public Offering.

     As you are aware, Salomon Smith Barney Inc. has acted as financial advisor to the Company in connection with the Conversion and has received a fee in connection with those services. In addition, the Company has agreed to retain Salomon Smith Barney Inc. as lead underwriter in connection with a possible initial public offering (the "IPO"). Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and The Robinson-Humphrey Company,
LLC) may have other business relationships with the Company. The Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion.

     Pursuant to the Illinois Insurance Code, the Plan must be approved by
(a) the Illinois Director of Insurance (the "Director") and (b) not less than two-thirds of the

The Board of Governors
Illinois State Medical Inter-Insurance Exchange
May 5, 1999
Page 2

Eligible Members present in person or by proxy at the Special Meeting of the policyholders. If approved by Eligible Members and the Director, and if the other conditions set forth in the Plan or required by law are satisfied, the Merger contemplated by the Plan will become effective on the Effective Date.

     We do not express any opinion as to: (1) which of the Company's policyholders are to be included among the Eligible Members; (2) the fairness of the proposed consideration to be paid to any particular Eligible Member or to any class of Eligible Members in connection with the Conversion, including any provisions of the Plan relating to which Eligible Members receive Common Stock of the Holding Company, the allocation of such Common Stock among Eligible Members and other provisions of the Plan which distinguish among Eligible Members; and (3) the fair market value of any shares of Common Stock of the Holding Company to be issued pursuant to the Plan, the price at which the Common Stock could be sold in an Initial Public Offering (the "IPO Price"), or the price at which the Common Stock of the Holding Company issued in connection with the Plan or pursuant to an Initial Public Offering will trade. We note that the IPO Price would be a function of market conditions and the recent performance of and outlook for the Company at that time. We believe that trading in the Common Stock of the Holding Company for a period following the completion of a distribution of the Common Stock of the Holding Company, including an Initial Public Offering, would be characterized by a redistribution of the Common Stock of the Holding Company among Eligible Members that were issued shares of Common Stock and other investors. It is possible that during these periods of redistribution, the Common Stock of the Holding Company may trade at prices below the prices at which it would trade on a fully distributed basis.

     In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of the Company and material prepared in connection with the Plan and the Conversion, and we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among other things, the following: (1) the statutory annual statements provided by the Company for the years 1993 through 1998; (2) certain GAAP financial data provided by the Company, including the audited income statements for each year of the five year period ending December 31, 1998 and the audited balance sheets for each year of the five year period ending December 31, 1998 (3) certain consolidated financial projections for the Holding Company and its subsidiaries after the Conversion provided to us by the Company; (4) the draft Registration Statement on Form S-4 of the Company dated April 28, 1999;
(5) a copy of the Plan dated May 5, 1999; (6) certain financial data of the Company which we compared with publicly available financial information and market data of other companies which we believed to be comparable; and (7) the financial terms of the transactions contemplated by the Plan and the exhibits thereto which we compared with the financial terms of other transactions we deemed to be relevant. We have also conducted discussions with the management and advisors of the Company relating to the business of the Company and certain financial and other aspects of the Plan and the Conversion and such other matters we believe

The Board of Governors
Illinois State Medical Inter-Insurance Exchange
May 5, 1999
Page 3


relevant to our inquiry. We have also taken into account our assessment of general economic, market and financial conditions, our experience in securities valuation and our knowledge of the insurance industry generally.

     Furthermore, you have directed us to assume and we have assumed that:
(1) the Conversion will meet all applicable legal and regulatory requirements and that all necessary action will have been taken to comply with all applicable laws and requirements, including the receipt of all required approvals by policyholders, regulators and otherwise; and (2) the terms of an Initial Public Offering (which have not yet been determined), would not affect the legal or tax treatment of the Plan or the Conversion. We have also assumed that, as of the date hereof, the Conversion will be completed on the basis described in the Plan. We have been advised as to certain legal and tax matters by counsel to the Company and, with respect to such matters, we have relied upon such counsel.

     We have assumed that the Company will receive, prior to the Effective Date, a private letter ruling from the Internal Revenue Service or an opinion from its tax counsel as to certain tax matters as described in Section 7.1(d) of the Plan. For purposes of our opinion, we have assumed that, if an opinion from tax counsel is delivered, then such opinion of tax counsel is correct and will be confirmed as of the Effective Date with no changes or exceptions whatsoever.

     In preparing our opinion, we have taken into account a number of factors including, but not limited to, the following (in no particular order): (1) the fact that the Company has advised us that growth is extremely important to remain an effective and competitive insurer in the future; (2) the fact that the Company has advised us that it is of significant strategic importance that it have broader access to external capital to finance this growth; (3) the Company's financial strength ratings and the considerations on which such ratings are based; (4) in its present form as a reciprocal insurer, the Company has limited access to the capital markets for new capital; (5) following the Conversion, the Company will have a capital structure potentially enabling it to access the capital markets for new capital; and (6) the illiquidity of Membership Interests.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to independently verify the same. With respect to the financial projections, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have not made or obtained any evaluations or appraisals of the properties, assets, liabilities, reserves or surplus of the Company. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Eligible Members of the exchange of the aggregate membership interests for shares of Common Stock of the Holding Company pursuant to the Plan, and does not address the Company's underlying business decision to participate in the Plan and Conversion,

The Board of Governors
Illinois State Medical Inter-Insurance Exchange
May 5, 1999
Page 4


and does not constitute a recommendation to any Eligible Member as to how such Eligible Member should vote with respect to the Plan. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     It is understood that this letter is for the information of the Board of Governors of the Company and is not to be quoted or referred to, in whole or in part, in any document or used for any other purpose without the prior written consent of Salomon Smith Barney Inc., except that it may be referred to in, and attached as an exhibit to, the Proxy Statement/Prospectus to be sent to Eligible Members, and copies of it may be provided to the Director.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the exchange of the aggregate Membership Interests for shares of Common Stock of the Holding Company pursuant to the Plan is fair, from a financial point of view, to the Eligible Members of the Company, as a group.

Very truly yours,


/s/ Salomon Smith Barney Inc.

Salomon Smith Barney Inc.

                                     PART II
                             INFORMATION NOT REQUIRED
                                   IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS. Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person should be indemnified for such Expenses. The Delaware General Corporation Law also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the Delaware General Corporation Law provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

     Article Ninth of the Certificate of Incorporation of ISMIE Holdings Inc. (the "Registrant") provides for the broad indemnification of the directors and officers of the Registrant and for advancement of litigation expenses to the fullest extent permitted by current Delaware law.

     Article Seventh of the Certificate of Incorporation of the Registrant eliminates the personal liability of a director to the Registrant or its stockholders under certain circumstances, for monetary damages for breach of fiduciary duty as a director.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A.   EXHIBITS


 EXHIBIT
 NUMBER                            DOCUMENT DESCRIPTION
 2          Plan and Agreement of Merger by and among ISMIE Holdings Inc.,
            ISMIE Indemnity Company, and Illinois State Medical Inter-
            Insurance Exchange, dated May 5, 1999 (attached as Appendix I to the Proxy Statement/Prospectus included as a part of this
            Registration Statement).

 3.1        Certificate of Incorporation.

 3.2        Bylaws.

 5          Opinion of Lord, Bissell & Brook.*

 8          Opinion of Lord, Bissell & Brook regarding tax matters.*

 10.1       1999 Long-Term Equity Incentive Plan.*

 10.2       Excess of Loss Reinsurance Agreement, effective July 1, 1997 among
            Illinois State Medical Inter-Insurance Exchange and the reinsurers listed therein.*

 10.3 First Excess Cession Reinsurance Agreement, effective July 1, 1997 among Illinois State Medical Inter-Insurance Exchange and the reinsurers listed therein.*

 10.4       Second Excess Cession Reinsurance Agreement, effective July 1,
            1997 among Illinois State Medical Inter-Insurance Exchange and the reinsurers listed therein.*

 10.5       Physician's Business Practice Liability Quota Share Reinsurance
            Agreement, effective July 1, 1997 among Illinois State Medical
            Inter-Insurance Exchange and the reinsurers listed therein.*

 10.6 Aggregate Stop Loss Reinsurance Contract, effective July 1, 1997 between Illinois State Medical Inter-Insurance Exchange and
            Cologne Reinsurance Company (Dublin) Ltd.

 10.7       Shared Services Agreement among the Illinois State Medical Inter-
            Insurance Exchange, Illinois State Medical Services, Inc. and
            Illinois State Medical Society.*

 10.8       Lease dated October 14, 1996, by and between U.S. Equities Realty,
            Inc., as agent for the Beneficiary of LaSalle National Bank, as Trustee under Trust No. 106020 and Illinois State Medical Inter-
            Insurance Exchange, as amended.*

 10.9 Amended and Restated Employment Agreement dated January 20, 1999, between Illinois State Medical Inter-Insurance Exchange and
            Alexander R. Lerner.*

                                      113


 EXHIBIT
 NUMBER                            DOCUMENT DESCRIPTION
 10.10      Amended and Restated Employment Agreement dated January 20, 1999, between Illinois State Medical Inter-Insurance Exchange and Donald
            Udstuen.*

 10.11 Amended and Restated Employment Agreement dated January 20, 1999, between Illinois State Medical Inter-Insurance Exchange and
            Jeffrey M. Holden*.

 10.12      Employment Agreement dated April 21, 1999, between Illinois State
            Medical Inter-Insurance Exchange and Saul Morse.*

 10.13 Amended and Restated Employment Agreement dated January 20, 1999, between Illinois State Medical Inter-Insurance Exchange and Eugene
            J. Gross.*

 11 Statement regarding computation of per share earnings, reference is made to page F-24.

 21         Subsidiaries of the registrant.

 23.1       Consent of Ernst & Young LLP.

 23.2       Consent of Lord, Bissell & Brook (to be included in Exhibit 5).

 23.3       Consent of Salomon Smith Barney Inc. (included in Annex II to the
            Proxy Statement/Prospectus included as a part of this Registration
            Statement).

 24         Power of Attorney (included in signature page).

 27         Financial Data Schedule.

 99.1       Form of Proxy Card.*

 99.2       Form of Taxpayer Identification Card.*

 99.3       Form of Record Card.*


----------------
*     To be filed by amendment


     B. FINANCIAL STATEMENT SCHEDULES Schedules I, II, III, IV and VI have been omitted as all required data is included in the Financial Statements and corresponding footnotes. All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable and therefore have been omitted.

ITEM 22.  UNDERTAKINGS.

     (a) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 (Section
     230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under then Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 14, 1999.

                                   ISMIE HOLDINGS INC.


                                   By: /s/ Alexander R. Lerner
                                   -----------------------------------------
                                   Alexander R. Lerner
                                   President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                 POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander R. Lerner as his or her attorney-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement or any Registration Statement for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith or in connection with the registration of Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                          Title                                      Date
----                          -----                                      ----


/s/ Harold L. Jensen, M.D.
---------------------------
Harold L. Jensen, M.D.        Chairman of the Board                      May 14, 1999


/s/ Walter Whisler, M.D.
---------------------------
Walter Whisler, M.D.          Vice Chairman of the Board                 May 14, 1999


/s/ Alexander R. Lerner
---------------------------
Alexander R. Lerner           President, Chief Executive Officer         May 14, 1999
                              and Director (principal executive
                              officer)

/s/ Donald A. Udstuen
---------------------------
Donald A. Udstuen             Chief Operating Officer and                May 14, 1999
                              Director

/s/ Eugene J. Gross
---------------------------
Eugene J. Gross               Chief Financial Officer and                May 14, 1999
                              Assistant Treasurer (principal
                              financial and accounting officer)

/s/ Irwin A. Smith, M.D.
---------------------------
Irwin A. Smith, M.D.          Secretary and Director                     May 14, 1999


/s/ Peter A. Brusca, M.D.
---------------------------
Peter A. Brusca, M.D.         Treasurer and Director                     May 14, 1999


/s/ Richard A. Geline, M.D.
---------------------------
Richard A. Geline, M.D.       Director                                   May 14, 1999


/s/ Henri S. Havdala, M.D.
---------------------------
Henri S. Havdala, M.D.        Director                                   May 14, 1999


/s/ Robert M. Reardon, M.D.
---------------------------
Robert M. Reardon, M.D.       Director                                   May 14, 1999


/s/ Jane Jackman, M.D.
---------------------------
Jane Jackman, M.D.            Director                                   May 14, 1999
